Filed pursuant to Rule 424 (b)(3)

Registration No. 333-199383

OMAGINE, INC.

PROSPECTUS

3,085,822 Shares of Common Stock

This Prospectus relates to the public offering of up to 3,085,822 shares of Omagine, Inc.’s $0.001 par value per share common stock (the ”Common Stock” or “Common Shares”) by YA Global Master SPV Ltd (“YA”) or any of YA’s pledgees, assignees or successors-in-interest (each a “Selling Stockholder”). The United States Securities and Exchange Commission (“SEC”) may take the view that, under certain circumstances, any broker-dealers or agents that participate with the Selling Stockholder in the distribution of the Common Shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. YA has informed us that it is an “underwriter” within the meaning of the Securities Act. The Selling Stockholder may sell Common Shares from time to time in the principal market on which the Registrant’s Common Stock is quoted and traded at the prevailing market price or in negotiated transactions. We will not receive any of the proceeds from the sale of those Common Shares being sold by the Selling Stockholder. We will pay the expenses of registering these Common Shares.

The Common Stock is quoted on the over-the-counter market on the OTCQB and trades under the symbol “OMAG”. The last reported sale price of the Common Stock on the OTCQB on January 4, 2016 was $1.30 per Common Share.

The Selling Stockholder is offering these Common Shares. The Selling Stockholder may sell all or a portion of these Common Shares from time to time in market transactions through any market on which the Common Stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Stockholder will receive all proceeds from such sales of the Common Shares. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

Ignoring any caps on the number of Common Shares that the Selling Stockholder may own at any time and based on the $1.30 closing market price for a Common Share on January 4, 2016 and applying the 5% discount as provided for in the 2014 SEDA and adding the 85,822 Common Shares beneficially owned by YA prior to the date of this Prospectus, the Selling Stockholder may sell approximately 2,993,645 Common Shares offered under this Prospectus. We will file a new registration statement to cover the resale of any additional shares in the event that the number of shares actually sold to YA under the 2014 SEDA exceeds 3,000,000 shares.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 5.

In their opinion on our 2014 audited financial statements contained in this Prospectus, our auditors have expressed substantial doubt about our ability to continue as a going concern but in our September 30, 2015 unaudited financial statements included in this report that expression of concern has been removed.

We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 13, 2016.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this Prospectus or that we have referred you to via this Prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us except for the information contained in this Prospectus. The information contained in this Prospectus is complete and accurate only as of the date on the front cover page of this Prospectus regardless of when the time of delivery of this Prospectus or the sale of any Common Stock occurs. Neither the delivery of this Prospectus nor any sale made in connection with this Prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this Prospectus or that the information contained herein this Prospectus by reference thereto is correct as of any time after its date.

The Selling Stockholders may not sell the securities until the registration statement filed with the Securities and Exchange Commission (“Registration Statement”) is effective. This Prospectus is not an offer to sell nor is it a solicitation of an offer to buy Common Shares in any jurisdiction in which such offer or sale is not permitted.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained in this Prospectus and in the documents incorporated by reference into this Prospectus. This summary does not contain all the information you should consider before investing in the Common Stock. Before making an investment decision, you should carefully read the entire Prospectus and the documents incorporated by reference into this Prospectus, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this Registration Statement and Prospectus, the term "Registrant" refers to Omagine, Inc. and the terms "Company", "we," "us," or "our" refer to Omagine, Inc. and its consolidated subsidiaries unless the context otherwise requires.

General

Omagine, Inc. (“Omagine” or the ”Registrant”) was incorporated in Delaware in October 2004 and is a holding company which conducts substantially all its operations through its 60% owned subsidiary Omagine LLC, an Omani limited liability corporation (“LLC”) and its wholly-owned subsidiary Journey of Light, Inc., a New York corporation (“JOL”). Omagine, JOL and LLC are collectively referred to herein as the ”Company”.

In November 2009, Omagine organized LLC as a wholly owned subsidiary under the laws of the Sultanate of Oman (”Oman”) to design, develop, own and operate our initial project – a mixed-use tourism and real estate project named the “Omagine Project” (See “The Omagine Project” below). In October 2014, LLC and the Government of Oman (the “Government”) signed an agreement (the “Development Agreement” or “DA”) for the development in Oman by LLC of the Omagine Project (See: Exhibits 10.24 and 99.1 and “The Development Agreement and the Usufruct Agreement”, below).

Omagine initially capitalized LLC at Omani Rials (“OMR”) 20,000 [$52,000] and in 2011 Omagine’s 100% ownership of LLC was reduced to 60% pursuant to a shareholders’ agreement (the “Shareholder Agreement”) signed in May 2011 by Omagine, JOL and three new LLC minority investors (See: Exhibit 10.5 and “The Shareholder Agreement” below).

As of the date hereof, the shareholders of Omagine LLC (the “LLC Shareholders”) are:

i.	Omagine, Inc. and

ii.	The Office of Royal Court Affairs (“RCA”), an organization representing the personal interests of His Majesty Sultan Qaboos bin Said, the ruler of Oman, and

iii.	Two subsidiaries of Consolidated Contractors International Company, SAL (“CCIC”). CCIC is a 65 year old Lebanese multi-national company headquartered in Athens, Greece having approximately five and one-half (5.5) billion dollars in annual revenue, one hundred thirty thousand (130,000) employees worldwide and operating subsidiaries in among other places, every country in the MENA Region. The two CCIC subsidiaries which are LLC shareholders are:

a.	Consolidated Contracting Company S.A. (“CCC-Panama”), a wholly owned subsidiary of CCIC and its investment arm, and

b.	Consolidated Contractors Oman Company LLC (“CCC-Oman”), CCIC’s operating subsidiary in Oman which is a construction company with approximately 13,000 employees.

CCC-Panama and CCC-Oman are sometimes referred to collectively in this report as “CCC”.

As of the date hereof, the ownership percentages of LLC are as follows:

LLC Shareholder	% Ownership
Omagine	60%
RCA	25%
CCC-Panama	10%
CCC-Oman	5%
Total:	100%

Pursuant to the Shareholder Agreement:

●

A “Financing Agreement” is a legally binding agreement between LLC and an investment fund, lender or other person, pursuant to which such investment fund, lender or other person agrees to provide debt financing for the first phase or for any or all phases of the Omagine Project and such legally binding Financing Agreement may or may not be subject to the satisfaction or waiver of certain conditions precedent and the first such Financing Agreement shall be in an amount sufficient to finance the first phase of the Omagine Project’s construction plus the installment payments due to OMAG specified in clause 16.5(i) and clause 16.6, and

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●	The “Financing Agreement Date” is the day upon which LLC and a bank, investment fund, lender or other person first execute and deliver a Financing Agreement”), and

●	The “Contract Date” is the day on which LLC and CCC-Oman execute a contract (the “CCC Contract”) appointing CCC-Oman as the general contractor for the Omagine Project.

As of the date hereof:

●	LLC has received a term sheet from a bank in Qatar (the “Qatari Bank”) outlining the terms of a proposed agreement (the “Qatari Loan Agreement”) between LLC and the Qatari Bank pursuant to which the Qatari Bank would agree to provide $25 million of debt financing to LLC (the “Qatari Bank Loan”) to finance the first phase of the design and construction of the Omagine Project (the “First Phase”). The term sheet is not a legally binding loan commitment and the proposed Qatari Bank Loan is subject to the negotiation and execution by the Qatari Bank and LLC of the definitive Qatari Loan Agreement which, among other provisions, will contain one or more conditions precedent that must be satisfied before LLC can receive the $25 million proceeds of the Qatari Bank Loan. Until such Qatari Loan Agreement is executed by the parties and such conditions precedent and other possible provisions of the Qatari Loan Agreement are satisfied, no assurance can be given that the Qatari Bank Loan will actually be finalized or made. [See: “The Qatari Bank Loan” and “The First Phase”, below].

●	the draft CCC Contract (which is quite extensive) is presently being reviewed by LLC and CCC-Oman and management expects that it will be signed by them shortly. The process of finalizing and signing the CCC Contract is in an advanced state as of the date hereof. (See: “The CCC Contract”, below).

Pursuant to the Shareholder Agreement the occurrence of both the Financing Agreement Date and the Contract Date are the two conditions precedent (“Conditions Precedent”) to the obligations of RCA and CCC to make their final cash investments into LLC in the aggregate combined amount of OMR 26,628,125 [$69,233,125] (the “Deferred Cash Investments”). As of the date hereof all of the LLC shareholders have previously made cash and non-cash investments into LLC and when the Conditions Precedent are satisfied, RCA and CCC will be obligated to make the Deferred Cash Investments into LLC.

The following table illustrates the equity investments by the LLC Shareholders:

Shareholder Equity Investments into Omagine LLC
	Omagine, Inc.			Royal Court Affairs			Consolidated Contractors
	Omani Rials		US Dollars	Omani Rials		US Dollars	Omani Rials		US Dollars

Initial cash equity investment at inception	OMR	20,000	$52,000

Additional cash equity investment at signing of Shareholder Agreement	OMR	70,000	$182,000	OMR	37,500	$97,500	OMR	22,500	$58,500

Additional cash equity investment before the first Financing Agreement Date	OMR	210,000	$546,000

Additional non-cash equity investment of Land Rights on registration of the Usufruct Agreement*				OMR	276,666,667	$719,333,334

Additional cash equity investment (Deferred Cash Investments)**				OMR	7,640,625	$19,865,625	OMR	18,987,500	$49,367,500

Total Equity Investment into LLC per Shareholder	OMR	300,000	$780,000	OMR	284,344,792	$739,296,459	OMR	19,010,000	$49,426,000

*	The Omani Rial is pegged to the U.S. Dollar and as such its value relative to the U.S. Dollar normally exhibits very minimal fluctuation between approximately $2.597 and $2.60 U.S. Dollars to 1 Omani Rial. In its initial recording of the Land Rights in its September 30, 2015 consolidated financial statement, the Company utilized an exchange rate of $2.5974 U.S. Dollars to 1 Omani Rial which was based on the July 7, 2015 XE Currency Converter. The exchange rate based on the December 8, 2015 XE Currency Converter is $2.5982 U.S. Dollars to 1 Omani Rial. For presentation purposes, all conversions of Omani Rials to U.S. Dollars in this Registration Statement of which this Prospectus forms a part are, unless otherwise stated to the contrary, calculated at one (1) Omani Rial being equivalent to two United States Dollars and sixty cents ($2.60). See: “The Land Rights” and “Critical Accounting Policies”, below.

**	The Deferred Cash Investments are to be invested when the Conditions Precedent are satisfied; all other investments listed have been made as of the date hereof (See: “LLC Capital Structure” below).

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In order to bring the Omagine Project to its present state, Omagine expended (i) in excess of approximately $15 million of Pre-Development Expenses through the October 2014 DA signing date, and (ii) an additional approximately $6.3 million since the October 2014 DA signing date, to finance LLC’s pre-development activities. As of the date hereof, Omagine has paid pre-development expenses of approximately $21.3 million on behalf of Omagine LLC. All such pre-development expenses are now, or upon the occurrence of the first Financing Agreement Date will be, liabilities of LLC reimbursable to Omagine, Inc. (See: “Pre-Development Expenses / Post-DA Pre-Development Expenses”, below).

LLC Expenses paid by Omagine, Inc. (estimated)
US Dollars
Pre-Development Expenses (pre-DA)	$15,000,000
Post-DA Pre-Development Expenses	$6,300,000
Total Reimbursable Expenses	$21,300,000

The Omagine Project is a mixed-use tourism and residential real estate project. Subject to normal and customary scheduling changes during its development and construction, the Omagine Project is planned to be completed in late 2020. It is being developed on one million square meters (equal to 100 hectares or approximately 245 acres) of beachfront land (the “Existing Land”) facing the Gulf of Oman just west of Oman’s capital city of Muscat and approximately six miles from Muscat International Airport. Present development plans envision the creation of approximately a net additional 106,000 square meters of “Reclaimed Land” which together with the Existing Land will comprise approximately 1,106,000 square meters of land (the “Project Land”). The Omagine Project will require substantial financing to complete (See: “The Shareholder Agreement”, “LLC Capital Structure” and “Financial Advisor”, below).

The Omagine Project is planned to be an elegant integration of cultural, scientific, heritage, entertainment and residential components, including seven pearl shaped (20 meter diameter) buildings (the “Pearls”) located along an open boardwalk with associated entertainment exhibitions; an amphitheater and stage; green landscaped spaces; a canal; an enclosed harbor and marina; boat slips and docking facilities; retail shops; a variety of restaurants, cafes and entertainment venues; a five-star resort hotel; a four-star hotel; and possibly an additional three or four-star hotel; shopping and retail establishments integrated with the hotels; commercial office buildings; and more than two thousand elegant residences to be developed for sale by LLC. The ethos of the project is entertainment and elegance and the Company expects that the Pearls will become “the Landmark” for the Sultanate of Oman.

The Company is focused on entertainment, hospitality and real estate development opportunities in the Middle East and North Africa (the “MENA Region”) and on the design and development of distinctive tourism destinations. The Company presently concentrates the majority of its efforts on the business of LLC and specifically on the Omagine Project.

Our website address is www.omagine.com. Our website and the information contained on our website are not incorporated into this Prospectus or the Registration Statement of which this Prospectus forms a part. Further, our references to the URL for our website are intended to be inactive textual references only.

Our principal executive offices are located at 136 Madison Avenue, 5th Floor, New York, NY, 10016. Our telephone number is (212) 563-4141.

The Standby Equity Distribution Agreement

On April 22, 2014, Omagine and YA entered into a two year Standby Equity Distribution Agreement which was amended (See Exhibit 10.10) by an agreement dated October 10, 2014 (the “SEDA Amendment”). The Standby Equity Distribution Agreement as amended by the SEDA Amendment is referred to herein as the “2014 SEDA”. Omagine issued 85,822 restricted Common Shares to an affiliate of YA in satisfaction of a $150,000 commitment fee due under the 2014 SEDA. Unless earlier terminated in accordance with its terms, the 2014 SEDA shall terminate automatically on the earlier of (i) February 1, 2017, or (ii) the date on which YA shall have made payment of Advances pursuant to the 2014 SEDA in the aggregate amount of $5,000,000.

Pursuant to the terms of the 2014 SEDA, Omagine may in its sole discretion, and upon giving written notice to YA (an “Advance Notice”), periodically sell Common Shares to YA (“Shares”) at a per Share price (“Purchase Price”) equal to ninety-five percent (95%) of the lowest daily volume weighted average price (the “VWAP”) for a Common Share as quoted by Bloomberg, L.P. during the five (5) consecutive “Trading Days” (as such term is defined in the 2014 SEDA) immediately subsequent to the date of the relevant Advance Notice (the “Pricing Period”).

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Omagine is not obligated to sell any Shares to YA but may, over the term of the 2014 SEDA and in its sole discretion, sell to YA that number of Shares valued at the Purchase Price from time to time in effect that equals up to five million dollars ($5,000,000) in the aggregate. YA is obligated under the 2014 SEDA to purchase such Shares from Omagine subject to certain conditions including: (i) Omagine filing a registration statement with the SEC to register the resale by YA of the Shares sold to YA under the 2014 SEDA (“Registration Statement”), (ii) the SEC declaring such Registration Statement effective, (iii) Omagine certifying to YA at the time of each Advance Notice that Omagine has performed all covenants and agreements to be performed and has complied with all obligations and conditions contained in the 2014 SEDA, (iv) periodic sales of Shares to YA must be separated by a time period of at least five Trading Days, and (v) the dollar value of any individual periodic sale of Shares designated by Omagine in any Advance Notice may not exceed the greater of (a) two hundred thousand dollars, or (b) the average of the “Daily Value Traded” for each of the five Trading Days immediately preceding the date of the relevant Advance Notice, where Daily Value Traded is the product obtained by multiplying the number representing the daily trading volume of Common Shares for such Trading Day by the VWAP for a Common Share on such Trading Day. On January 8, 2015, Omagine filed an amended Registration Statement on Form S-1 and such Registration Statement as amended was declared effective by the SEC on January 22, 2015. The effective status of such Registration Statement expired October 19, 2015 and Omagine is filing this Post-Effective Amendment on Form S-1 to reinstate the effective status of such Registration Statement.

About This Offering

This Prospectus relates to a total of up to 3,085,822 Common Shares (the “Resale Shares”) which may be offered by the Selling Stockholder, 85,822 of which Resale Shares were owned by an affiliate of the Selling Stockholder prior to this Registration Statement first being filed with the SEC. As of the date hereof, 17,696 Resale Shares have been sold to the Selling Stockholder under the terms of the 2014 SEDA for proceeds to the Company of $25,000 and up to an additional 2,982,304 Resale Shares may be purchased by and issued to the Selling Stockholder under the terms of the 2014 SEDA.

Number of Shares Outstanding After This Offering

As of January 4, 2016, we had 18,728,313 Common Shares issued and outstanding. Assuming Omagine is able to sell all 3,000,000 Common Shares under the 2014 SEDA to YA, then the number of Common Shares outstanding after this offering is expected to be 21,710,617.

Summary of Offering

Common Shares outstanding prior to the offering	18,728,313 (as of January 4, 2016)

Resale Shares offered by the Selling Stockholder	Up to 3,085,822

Common Shares expected to be outstanding after the offering	21,710,617 *

Use of proceeds	We will not receive any proceeds from the resale by the Selling Stockholder of the Resale Shares hereunder. See “Use of Proceeds” for a complete description.

*	Assumes Omagine is able to sell all 3,000,000 Common Shares under the 2014 SEDA to YA.

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RISK FACTORS

An investment in our Common Shares is subject to risks. The material risks and uncertainties that management believes affect us are described below. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with all of the other information included in this Prospectus including information in the section of this document entitled “Information Regarding Forward Looking Statements”. This Prospectus is qualified in its entirety by these risk factors.

If one or more, or a combination of any of the following risks actually materialize into a negative event or circumstance, our business, financial condition and/or our results of operations could be materially and adversely affected. If this were to happen, the value of our Common Shares could decline significantly and you could lose all or part of your investment.

Risk Factors Related to Our Company and Our Business

We have no history of profitability from the development of real estate and we have incurred significant losses and cannot assure you that we will be profitable in the near term or at all.

We have dedicated the vast majority of our financial resources over the past many years toward the effort to conclude the DA with the Government of Oman. The DA is now signed but we encountered numerous delays prior to its signing and as a result we have incurred significant losses over the past few years, including net losses of $4,935,261 for the nine month period ended September 30, 2015; $5,160,960 for the fiscal year ended December 31, 2014 and $2,640,590 for the fiscal year ended December 31, 2013, primarily due to an absence of revenue due to delays during those periods in the start of development of the Omagine Project and to incurring other expenses associated with the design, development and promotion of the Omagine Project as well as significant non-cash expenses related to stock options. (See: “Management's Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations - Nine Months Ended September 30, 2015 vs. Nine Months Ended September 30, 2014 – Liquidity and Capital Resources”). We expect to continue to incur such losses and expenses over the near term development of the Omagine Project and this will adversely impact our overall financial performance and results of operations. The Omagine Project may never result in a profit to Omagine. Sales of our proposed real estate development properties, and income, if any, from the Omagine Project may never generate sufficient revenues to fund our continuing operations. We cannot assure you that we will be profitable in the near term or at all.

Because of our limited history and the potential for competition, an investment in our Company is inherently risky.

Because we are a company with a limited history, our operations are subject to numerous risks similar to those of a start-up company. We expect the real estate development business to be highly competitive because many developers have access to the same market. Substantially all of them have greater financial resources and longer operating histories than we have and can be expected to compete within the business in which we engage and intend to engage. We cannot assure you that we will have the necessary resources to be competitive.

We may not be able to conduct successful operations in the future.

The results of our operations will depend, among other things, upon our ability to develop and market the Omagine Project. Furthermore, our proposed operations may not generate income sufficient to meet operating expenses or may generate income and capital appreciation, if any, at rates lower than those anticipated or necessary to sustain ourselves. Our operations may be affected by many factors, some known by us, some unknown, and some which are beyond our control. Any of these problems, or a combination thereof, could have a materially adverse effect on our viability as an ongoing enterprise and might cause the investment of our shareholders to be impaired or lost.

Our 2014 audited financial statements assume we will continue our operations on a going concern basis but the opinion of our independent auditors on those financial statements contained an explanatory paragraph stating that as of the date of such opinion there was substantial doubt about our ability to continue as a going concern.

The opinion of our independent auditors on our 2014 audited financial statements contained a paragraph stating that as of the date of such opinion there was substantial doubt about our ability to continue as a going concern. As discussed in Note 2 to such audited financial statements, Omagine's then present financial situation raised substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter were also described in Note 2. Such financial statements were prepared under the assumption that we will continue our operations on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. Our 2014 audited financial statements do not include any adjustments that might have been necessary if we were unable to continue as a going concern. (See: “Management's Discussion and Analysis of Financial Condition and Results of Operations – Overview”). If we sustain unanticipated losses and we cannot continue as a going concern, our shareholders may lose all of their investment in Omagine. In our September 30, 2015 unaudited financial statements included in this report that expression of concern has been removed.

To fully develop our business plan we will need additional financing.

Although some of our “Tempest Warrants” (as hereinafter defined) have been exercised, it is impossible to predict if any of our remaining outstanding Common Stock purchase warrants (“Warrants”) will ever be exercised. In the near term, we expect to continue to rely principally upon financing received from proceeds of sales of Common Shares made pursuant to private placements, the 2014 SEDA and the possible exercise of Warrants. For the past several years we have relied on the proceeds from the YA Loans and from sales of Common Shares made pursuant to the “Prior SEDAs” (as those terms are hereinafter defined) and the 2012 rights offering as well as from sales of restricted Common Shares made pursuant to private placements and to the exercise of Tempest Warrants. We cannot guarantee the success of this plan. (See: “Management's Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources”).

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We will have to obtain additional financing in order to conduct our business in a manner consistent with our proposed operations. There is no guaranty that additional funds will be available when, and if, needed. If we are unable to obtain financing, or if its terms are too costly, we may be forced to curtail expansion of operations until such time as alternative financing may be arranged, which could have a materially adverse impact on our operations and our shareholders' investment. It is impossible to predict if any more of our Warrants will ever be exercised. Omagine believes that there is virtually no probability that any “Strategic Warrants” (as hereinafter defined) will be exercised unless our Common Shares trade at a market price materially above the relevant exercise prices of the Strategic Warrants. (See: “Description of Preferred Stock and Warrants – Warrants” and “Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity - Warrants”).

Even after entering into the 2014 SEDA, we lack capital.

Even with the 2014 SEDA, we will require additional funds to sustain our operations as presently contemplated. There can be no guaranty that such additional funds will be available in the future. If we or LLC are unable to obtain additional financing as required, or if its terms are too costly, we may be forced to curtail the expansion of our operations until such time as alternative financing may be arranged which could have a materially adverse impact on our operations and our shareholders' investments. (See: “Description of Business - Financial Adviser”).

We may not have full access to or be able to fully utilize the 2014 SEDA.

Because the market for our Common Stock has historically exhibited low liquidity levels and has been limited, sporadic and often volatile, we may not be able to take full advantage of the 2014 SEDA. If the market for our Common Shares is exhibiting low liquidity levels at the time we give YA an Advance Notice (a “Put”) and if YA sells Common Shares into the public market during the five Trading Day Pricing Period subsequent to our Put (as is YA’s customary practice), it is likely that the price of our Common Shares will decline. Any such price decline will immediately increase the number of Common Shares we would otherwise be required absent such price decline to deliver to YA subsequent to the Pricing Period in satisfaction of such Put. If this pattern continued to happen with subsequent Puts by us, it is likely that we would issue and sell to YA the maximum 3,000,000 shares available under the 2014 SEDA well before reaching the aggregate sales price of $5 million available under the 2014 SEDA.

Our ultimate success will be dependent upon management.

Our success is dependent upon the skill and decision making ability of our directors and executive officers, who are Frank J. Drohan, Charles P. Kuczynski, Louis J. Lombardo, Jack A. Smith, Alan M. Matus, William Hanley and Sam Hamdan. The loss of any or all of these individuals could have a material adverse impact on our operations. We do not presently have a written employment agreement with any of our officers or directors (See: “Executive Compensation – Employment Agreements”). We have not obtained key man life insurance on the lives of any of these individuals. Our success depends in large part on our ability to attract and retain key people and consultants. If we are not able to retain and recruit qualified personnel, which we require now and will require in the future to conduct our and LLC’s ongoing operations, our business and our ability to successfully implement our business plan could be adversely affected.

We will rely on dividends from LLC for most of our revenue.

Because we are a holding company with no significant operations other than the operations of our 60% owned subsidiary, LLC, we will depend upon dividends from LLC for a substantial portion of our future revenues. LLC has generated no revenue to date and we do not anticipate that LLC will be in a position to pay dividends until after the development of the Omagine Project is well underway.

We are subject to risks associated with investments in real estate.

The value of our proposed properties and our projected income therefrom may decline due to developments that adversely affect real estate generally and those that are specific to our proposed properties. General factors that may adversely affect our potential real estate holdings include:

●	increases in interest rates;

●	adverse changes in foreign exchange rates;

●	a decline in prevailing rental rates for the properties we intend to own and lease;

●	a general tightening of the availability of credit and project financing facilities;

●	a decline in economic conditions in Oman;

●	an increase in competition for customers or a decrease in demand by customers for the residential and commercial properties we plan to develop and offer for sale;

●	a decline in prevailing sales prices for the properties we intend to develop and offer for sale;

●	an increase in supply in Oman of property types similar to those proposed to be developed by us;

●	declines in consumer spending during an economic recession or recovery from an economic recession that adversely affect our revenue; and

●	the adoption by the relevant government authorities in Oman of more restrictive laws and governmental regulations, including more restrictive zoning, labor, visa, licensing, land use, building or environmental regulations or increased real estate taxes.

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Additional factors may adversely affect the value of our proposed properties and our projected income therefrom, including:

●	adverse changes in the perceptions of prospective purchasers or users of the attractiveness of the properties proposed to be developed by us;

●	opposition from local community or political groups with respect to development or construction at a particular site;

●	a change in existing comprehensive zoning plans or zoning or environmental or business licensing regulations that impose additional restrictions on use or requirements with respect to the properties proposed to be developed by us;

●	our inability to provide adequate management and maintenance or to obtain adequate insurance for the properties proposed to be developed by us;

●	an increase in operating costs;

●	new development of a competitor's property in close proximity to the Omagine Project;

●	earthquakes, floods or underinsured or uninsured natural disasters; and

●	terrorism, political instability or civil unrest in Oman or the MENA Region.

The occurrence or existence of one or more of the events or circumstances described above could result in significant delays or unexpected expenses. If any of these events occur or circumstances come into existence, we may not achieve our projected returns on the Omagine Project and we could lose some or all of our investment in LLC and in the Omagine Project.

We are subject to risks associated with real estate development.

The Omagine Project is subject to significant risks relating to LLC’s ability to complete it on time and within budget. Factors that may result in the Omagine Project or any other development project we may undertake in Oman or elsewhere exceeding budget or being prevented from completion include:

●	an inability to obtain or delays in obtaining zoning, environmental, occupancy or other required governmental permits, approvals and authorizations;

●	an inability to secure sufficient financing on favorable terms, including an inability to obtain or refinance construction loans;

●	a general tightening of the availability of credit and project financing facilities;

●	the prices of housing and commercial properties in Oman and consumer and/or business confidence; any of which could affect LLC’s ability to construct and/or sell homes and to construct, sell and/or lease commercial properties and/or to secure financing;

●	construction delays or cost overruns, either of which may increase project development costs; and

●	an increase in commodity costs.

If any of the forgoing occurs or exists, we may not achieve our projected returns on the Omagine Project and we could lose some or all of our investment in LLC and in the Omagine Project or in other properties we may then have under development.

We are vulnerable to concentration risks because our operations are presently exclusively in Oman and our future operations are planned to be exclusively in Oman and the MENA Region market. Our real estate activities are presently concentrated exclusively on the Omagine Project to be located in Oman. Because of such geographic and project specific concentration, our operations are more vulnerable to Oman and MENA Region economic downturns and adverse project-specific events than those of larger, more diversified companies.

The performance of Oman’s economy will greatly affect the values of the properties proposed to be developed by us and consequently our prospects for sales and revenue growth. The Oman economy is heavily influenced by the prices of crude oil and natural gas which are Oman’s main export products and sources of revenue. Fluctuations in the international price of crude oil directly affect Oman’s revenue and budget considerations. The price of crude oil has fallen substantially since the last quarter of 2014 and through the date hereof (from over $100 per barrel to approximately $60 per barrel) and this has put significant pressure on Oman’s (and MENA Region countries’) budgetary and fiscal policies. A decrease in government supported projects and employment because of budget cuts or otherwise could adversely affect the economy in Oman.

Our results of operations and financial condition will be greatly affected by the performance of the real estate industry.

Our real estate activities are, and will continue to be, subject to numerous factors beyond our control, including local real estate market conditions in Oman and in areas where our potential customers reside, substantial existing and potential competition, general economic conditions in Oman, the MENA Region and internationally, decreases in the price of crude oil exports by Oman, fluctuations in interest rates and mortgage availability and changes in demographic conditions. Real estate markets have historically been subject to strong periodic cycles driven by numerous factors beyond the control of market participants.

Real estate investments often cannot easily be converted into cash and market values may be adversely affected by economic or political circumstances, market fundamentals, competition or demographic conditions. Because of the effect these factors may have on real estate values and because of the long length of the project development cycle, the future sales prices for our individual proposed properties or the future level of our sales revenue from the operation, sales and/or leasing of our various proposed properties, is impossible to predict with certainty and difficult to predict with accuracy.

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Our real estate operations will also be dependent upon the availability and cost of mortgage financing for our potential customers to the extent they finance the purchase of the residences or commercial properties we intend to develop and offer for sale.

The real estate business is very competitive and many of our competitors are larger and financially stronger than we are.

The real estate business is highly competitive. We compete with a large number of companies and individuals, and most of them have significantly greater financial, managerial and other resources than we have. Our competitors include local developers who are committed primarily to the Oman market and also international developers who acquire properties throughout the MENA Region. Because we are a company with a limited history, our operations are subject to numerous risks similar to those of a start-up company. We cannot assure that we will have the necessary resources to be competitive.

Our operations are subject to political risks.

The recent and ongoing civil and political unrest in the MENA Region, the U.S. and NATO military interventions in Iraq, Afghanistan and Libya, the terrorist attacks in the U.S., Europe and the MENA Region, and the potential for additional future terrorist acts and civil and/or political unrest have created economic, political and social uncertainties that could materially and adversely affect our business. Further acts of civil and/or political unrest or terrorism could be directed against the U.S. or Oman either domestically or abroad. These acts of terrorism or civil unrest could be directed against properties and personnel of American companies that work abroad, particularly companies such as ours that operate in the MENA Region. Anti-corruption trials in Oman during 2014 about alleged bribery involved in contract administration and awards (mainly in the oil sector) involved dozens of government officials and private individuals including two senior executives of CCC-Oman. Results of these trials were regularly reported in the local newspapers and the trials returned verdicts against several high-profile government officials and business people including a senior CCC-Oman executive. Omagine was not involved in any way and we did not experience any impact on our business or that of LLC as a result of these trials and we have not experienced any negative effects to date. Civil and/or political unrest, terrorism, war, political considerations, and/or military developments may materially and adversely affect our business and profitability and the prices of our Common Stock in ways that we cannot predict at this time.

Our operations are subject to natural risks.

Our performance may be adversely affected by weather conditions that delay development or damage property.

Risk Factors Related to Our Common Stock

Our stock price may be volatile and you may not be able to resell your Common Shares at or above your purchase price.

There has been and continues to be a limited public market for our Common Stock. Although our Common Stock trades on the OTCQB, an active trading market for our Common Shares has not developed and may never develop or be sustained. If you purchase Common Shares you may not be able to resell them at or above the price you paid. The market price of our Common Shares may fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:

●	the exercise of Warrants;

●	actual or anticipated fluctuations in our operating results;

●	changes in financial estimates by securities analysts or our failure to perform in line with such estimates;

●	changes in market valuations of other real estate companies, particularly those that sell products similar to ours;

●	announcements by us or our competitors of significant innovations, acquisitions, strategic investors or partnerships, joint ventures or capital commitments;

●	delays to LLC’s ongoing operations by Government authorities; or

●	departure of key personnel.

Much of our issued and outstanding Common Stock is currently restricted. As restrictions on resale end, the market price of our Common Shares could drop significantly if the holders of restricted Common Shares sell them or are perceived by the market as intending to sell them. This could cause the market price of our Common Shares to drop significantly, even if our business is doing well.

Our Common Shares have a limited public trading market.

While our Common Stock currently trades on the OTCQB, the market for our Common Shares is limited and sporadic. We cannot assure that such market will improve in the future, even if our Common Stock is ever listed on a national stock exchange. We cannot assure that an investor will be able to liquidate his investment without considerable delay, if at all. If a more active market for our Common Stock does develop, the price may be highly volatile. The factors which we have discussed in this document, including the history of delays in getting the DA signed, may have a significant impact on the market price of our Common Shares. The relatively low price of our Common Shares may keep many brokerage firms from engaging in transactions in our Common Stock.

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The over-the-counter market for stock such as ours has had extreme price and volume fluctuations.

The securities of companies such as ours have historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in our industry and in the investment markets generally, as well as economic conditions and annual variations in our operational results may have a negative effect on the market price of our Common Shares.

Additional stock offerings may dilute current stockholders.

Given our plans and our expectation that we will need additional capital and personnel, we may need to issue additional shares of capital stock or securities convertible into or exercisable for shares of capital stock, including preferred stock, options or warrants. The issuance of additional shares of capital stock for any of these reasons or pursuant to the exercise of Warrants may dilute the ownership of our current shareholders.

Our management collectively beneficially owns approximately 29.8% of our Common Stock and this concentration of ownership may have the effect of preventing a change in control.

Assuming their ownership of the Common Shares underlying unexercised Stock Options and Strategic Warrants, our officers and directors collectively beneficially own approximately twenty nine and eight-tenths percent (29.8%) of our Common Shares, and if Common Shares underlying 1,440,00 Stock Appreciation Rights held by officers and directors were presently “in the money” and calculable, the officer and director collective beneficial ownership of our Common Shares would be greater than 29.8% (See: “Security Ownership of Certain Beneficial Owners and Management”). As a result, if our officers and directors act in concert, they will have the ability by virtue of their voting power to exercise substantial influence over our business with respect to the election of directors and all other matters requiring action by stockholders. Such concentration of Common Share ownership may have the effect of discouraging, delaying or preventing a change in control of Omagine.

Our ability to issue preferred stock may adversely affect the rights of holders of our Common Stock and may make takeovers more difficult, possibly preventing you from obtaining the optimal Common Share price.

Our Certificate of Incorporation authorizes the issuance of shares of "blank check" preferred stock, which would have the designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Shares. The issuance of preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Omagine.

Our Common Stock is subject to the “penny stock” rules of the SEC, which may make it more difficult for you to sell our Common Shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that:

●	the broker or dealer approve a person's account for transactions in penny stocks; and

●	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

●	obtain the financial information and investment experience and objectives of the person; and

●	make a reasonable determination that (a) transactions in penny stocks are suitable for that person, and (b) the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and

●	states that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The regulations applicable to penny stocks may severely affect the market liquidity for the Common Shares owned by you and could limit your ability to sell such Common Shares in the secondary market.

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As an issuer of “penny stock”, the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

Other than the distribution of the rights and warrants in our 2012 rights offering and warrant distribution, we have not paid dividends in the past and do not expect to pay dividends in the future unless and until dividends are paid to Omagine by LLC. Any return on your investment may therefore be limited to the value of our Common Shares.

We have never paid cash dividends on our Common Stock and do not anticipate paying cash dividends in the foreseeable future. Up until this time Omagine has utilized all cash reserves for the operation of its business and Omagine plans to continue this policy for the foreseeable future. Any future payment of dividends on our Common Stock will depend on the payment of dividends to Omagine by LLC and, as the Board of Directors may consider relevant, our earnings, financial condition and other business and economic factors at such time. If we do not pay cash dividends, our Common Stock may be less valuable because a return on your investment will only occur if the price of our Common Shares appreciates above the price you paid for it.

There are substantial risks associated with the 2014 SEDA with YA which could contribute to the decline of the price of our Common Shares and have a dilutive impact on our existing stockholders.

In order to obtain needed capital, we entered into the 2014 SEDA with YA. The sale of our Common Shares pursuant to the 2014 SEDA will have a dilutive impact on our stockholders. We believe YA intends to promptly re-sell the Common Shares that we sell to it under the 2014 SEDA. Such re-sales could cause the market price of our Common Shares to decline significantly. Any subsequent sales by us to YA under the 2014 SEDA may, to the extent of any such decline, require us to issue a greater number of Common Shares to YA in exchange for each dollar of such subsequent sale.  Under these circumstances our existing stockholders would experience greater dilution (See: “Management's Discussion and Analysis of Financial Condition and Results of Operations”). The sale of Common Shares under the 2014 SEDA could encourage short sales by third parties which could contribute to the further decline of the price of our Common Stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Prospectus that are not statements of historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, notwithstanding that such statements are not specifically identified as such. These forward-looking statements are based on current expectations and projections about future events. The words "estimates", "projects", "plans", "believes", "expects", "anticipates", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions, or the negative or other variations thereof, as well as discussions of strategy that involve risks and uncertainties (such as the Qatari Bank Loan discussed in this registration statement), are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Examples of forward-looking statements include but are not limited to statements about or relating to: (i) future revenues, expenses, income or loss, cash flow, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items, (ii) plans, objectives and expectations of Omagine, Inc. or its management or Board of Directors, (iii) the Company’s business plans, products or services, (iv) future economic or financial performance, and (v) assumptions underlying such statements. We urge you to be cautious of the forward-looking statements and other similar forecasts and statements of expectations since such statements (i) reflect our current beliefs with respect to future events, (ii) involve, and are subject to, known and unknown risks, uncertainties and other factors affecting our operations and growth strategy, and (iii) could cause the Company's actual results, financial or operating performance or achievements to differ from future results, financial or operating performance, or achievements expressed or implied by such forward-looking statements. Forecasts, projections and assumptions contained and expressed herein were reasonably based on information available to the Company at the time so furnished and as of the date of this Prospectus. All such forecasts, projections and assumptions are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and no assurance can be given that such forecasts, projections or assumptions will be realized. No assurances can be given regarding the achievement of future results, as our actual results may differ materially from our projected future results as a result of the risks we face, and actual future events may differ from anticipated events because of the assumptions underlying the forward-looking statements that have been made regarding such anticipated future events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

●	the uncertainty associated with political events in the MENA Region in general, including the ongoing civil disorder and military activities in the MENA Region;

●	the success or failure of Omagine’s efforts to secure additional financing, including project financing for the Omagine Project;

●	oversupply of residential and/or commercial property inventory in the Oman real estate market or other adverse conditions in such market;

●	the impact of MENA Region or international economies and/or future events (including natural disasters) on the Oman economy, on Omagine’s business or operations, on tourism within or into Oman, on the oil and natural gas businesses in Oman and on other major industries operating within the Omani market;

●	deterioration or malaise in economic conditions, including the continuing destabilizing factors associated with recent rapid decline in the price of crude oil on international markets;

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●	inflation, interest rates, movements in interest rates, securities market and monetary fluctuations;

●	Threatened and ongoing acts of war, civil or political unrest, terrorism or political instability in the MENA Region; or

●	the ability to attract and retain skilled employees.

Potential investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof. Omagine undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any of the proceeds resulting from the sale of the Resale Shares by the Selling Stockholder.

SELLING STOCKHOLDER

The following table sets forth the name of each person who is offering the sale of Resale Shares by this Prospectus, the number of Common Shares beneficially owned by each such person as of the date of this Prospectus, the number of Resale Shares that may be sold in this offering and the number of Common Shares each such person is expected to beneficially own after this offering, assuming they sell all of the Resale Shares offered. Neither the Selling Stockholder nor any of its affiliates have held any position or office with Omagine nor, other than the Prior SEDAs, the YA Loans and the 2014 SEDA, have any of them ever had any other material relationship with us or any of our predecessors or affiliates.

Name	Common Shares Owned Prior to the Offering (1)	Percentage of Ownership Before the Offering (1)	Number of Common Shares being Offered (4)	Common Shares Owned After the Offering (2)	Percentage of Ownership After the Offering (2)
YA GLOBAL MASTER SPV LTD. (3)	16,094	0.09%	3,000,000	0	0
YA Global II SPV, LLC (5)	85,822	0.46%	85,822	0	0
Total	101,916	0.54%	3,085,822	0	0

(1)	Applicable percentage ownership is based on 18,728,313 Common Shares issued and outstanding as of January 4, 2016 and on:

	a.	85,822 Common Shares owned of record by YA Global II SPV, LLC, an affiliate of YA, as of January 8, 2015, plus
	b.	16,094 Common Shares with respect to which YA has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Act”) and are unissued Common Shares underlying (i) 8,047 Strategic Warrants exercisable at $5.00 per Common Share and (ii) 8,047 Strategic Warrants exercisable at $10.00 per Common Share that are owned by YA as of January 4, 2016 and are currently exercisable.

YA acquired the Strategic Warrants in March 2012 pursuant to a “Rights Offering and Warrant Distribution” conducted by Omagine in February and March of 2012 (the “Warrant Distribution”). Pursuant to the Warrant Distribution Omagine distributed one-fourth (1/4) of a $5 Warrant and one-fourth (1/4) of a $10 Warrant to the Record Shareholders for each share of Common Stock held by them at the Record Time. Each Record Shareholder received, automatically and at no charge, one $5 Warrant and one $10 Warrant for each four Common Shares held by such Record Shareholder at the Record Time. If the foregoing calculation resulted in a fractional Strategic Warrant, the result was rounded up to the nearest whole Strategic Warrant. YA was a Record Shareholder of 64,376 Common Shares at the Record Time and as a result the aforementioned 16,094 Strategic Warrants were distributed to YA at such time. (See: “Results of Operations – Fiscal Year ended December 31, 2014 vs. Fiscal Year ended December 31, 2013 - Liquidity and Capital Resources – Rights Offering and Warrant Distribution” below).

Beneficial ownership and Common Shares outstanding are determined in accordance with Rule 13d-3(d)(1) under the Act and generally includes voting or investment power with respect to the relevant securities. For the purpose of computing YA’s percentage of ownership therefore: (a) the 85,822 Common Shares owned by YA’s affiliate, YA Global II SPV, LLC as of January 8, 2015, are deemed to be owned by YA as of such date, and (b) the 16,094 Common Shares underlying the 16,094 Strategic Warrants owned by YA are deemed to be outstanding and beneficially owned by YA.

(2)	Assumes (i) all Common Shares offered hereby are sold, and (ii) the 16,094 Strategic Warrants either (a) expire unexercised, or (b) are exercised and the underlying Common Shares are sold.

(3)	YA is the investor under the 2014 SEDA. Yorkville Advisors Global, LP (“Yorkville LP”) is YA’s investment manager and Yorkville Advisors Global, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for YA are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092, Attention: Mark Angelo, Portfolio Manager. YA has informed us that it is an “underwriter” within the meaning of the Securities Act, and to the best of our knowledge no other underwriter or person has been engaged to facilitate the sale of Resale Shares in this offering.

(4)	The 3,085,822 Resale Shares included in this Prospectus represent the 85,822 Common Shares issued prior to the date hereof to a YA’s affiliate, YA Global II SPV, LLC, in satisfaction of a commitment fee under the 2014 SEDA and the 3,000,000 Common Shares issuable under the 2014 SEDA.

(5)	YA Global II SPV, LLC is an affiliate of YA. All investment decisions and control of for YA Global II SPV, LLC are made and held by its investment manager, Yorkville LP. Mr. Mark Angelo, the portfolio manager of Yorkville LP, makes the investment decisions on behalf of and controls Yorkville LP. The address of YA Global II SPV, LLC is 1012 Springfield Avenue, Mountainside, NJ 07092, Attention: Mark Angelo, Portfolio Manager.

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PLAN OF DISTRIBUTION

A Selling Stockholder may, from time to time, sell any or all of their Resale Shares on the OTCQB or any other stock exchange, market or trading facility on which the Common Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling Resale Shares:

●	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

●	block trades in which a broker-dealer will attempt to sell Resale Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	privately negotiated transactions;

●	broker-dealers may agree with the Selling Stockholder to sell a specified number of such Resale Shares at a stipulated price per share;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

Broker-dealers engaged by a Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of Resale Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the Resale Shares or interests therein, a Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of Common Shares in the course of hedging the positions they assume. A Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealers or other financial institutions of Resale Shares offered by this Prospectus, which Resale Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

YA is, and any other Selling Stockholder, broker-dealer or agent that is involved in selling the Resale Shares may be deemed to be, an “underwriter” within the meaning of the Securities Act in connection with such sales. Any commissions received by YA or such other Selling Stockholder, broker-dealer or agent, and any profit on the sale of the Resale Shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. YA has informed Omagine that it does not have any written or oral agreement or understanding, directly or indirectly, with any other Selling Stockholder or person to distribute Resale Shares. YA has informed Omagine that in no event shall any broker-dealer receive fees, commissions or markups which, in the aggregate, would exceed eight percent (8%) of the amount of the relevant sale.

Omagine is required to pay certain fees and expenses incurred by Omagine incident to the registration of the Resale Shares. Omagine has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because YA is and any other Selling Stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the Prospectus delivery requirements of the Securities Act including Rule 172 thereunder. YA has informed Omagine that there is no underwriter or coordinating broker acting in connection with the proposed sale of the Resale Shares by the Selling Stockholders.

We agreed to keep this Prospectus effective until the earlier of (i) the date on which the Resale Shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect, or (ii) all of the Resale Shares have been resold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. YA has informed Omagine that the Resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In certain states, the Resale Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of Common Shares by the Selling Stockholders or any other person. We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser of Resale Shares at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

The obligations of the parties under the 2014 SEDA are not transferrable.

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DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

The following is a summary of the material provisions of our $0.001 par value Common Stock, restated Certificate of Incorporation and our By-Laws, all as in effect as of the date of this Prospectus. You should also refer to the full text of our restated Certificate of Incorporation and By-Laws which have been filed with the SEC as Exhibits 3(i) and 3(ii) to the Registration Statement of which this Prospectus forms a part. Our total authorized capital stock is 50,850,000 shares of which 50,000,000 shares are Common Shares.

The holders of our Common Shares are entitled to one vote per Common Share on all matters to be voted on by our stockholders including the election of directors. Our stockholders are not entitled to cumulative voting rights and, accordingly the holders of a majority of the Common Shares voting for the election of directors can elect the entire Board of Directors if they choose to do so and, in that event, the holders of the remaining Common Shares will not be able to elect any person to our Board of Directors.

The holders of Common Shares are entitled to receive ratably such dividends or distributions, if any, as may be declared from time to time by the Board of Directors in its discretion from funds or securities legally available therefor and subject to prior dividend rights of holders of any shares of our $.001 par value per share preferred stock (the “Preferred Stock” or “Preferred Shares”) which may be outstanding. Upon Omagine’s liquidation, dissolution or winding up, subject to prior liquidation rights of the holders of Preferred Shares if any, the holders of our Common Shares are entitled to receive on a pro rata basis our remaining assets available for distribution (See: “Description of Preferred Stock and Warrants” below). Holders of Common Shares have no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such Common Shares. All outstanding Common Shares are, and all Common Shares being offered by this Prospectus will be, fully paid and not liable to further calls or assessment by Omagine.

Dividends and Dividend Policy

The holders of our Common Stock share proportionately, on a per Common Share basis, in all dividends and other distributions declared by our Board of Directors. Other than a 2012 non-cash dividend distribution of rights and warrants to our shareholders, we have not declared any dividends on our Common Stock since inception and do not anticipate paying cash dividends in the foreseeable future. We plan to retain any future earnings for use in our business operations. Any future decisions as to payment of cash or non-cash dividends or distributions on our Common Stock will be at the discretion of the Board of Directors and will depend upon our earnings and financial position at such time and on such other factors as the Board of Directors may then deem relevant.

Transfer Agent

The transfer agent for our Common Shares is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004.

Outstanding Common Shares and Holders

At January 4, 2016 there were 18,728,313 Common Shares issued and outstanding and, based upon the number of record holders plus the number of individual participants in security position listings at such date, there were approximately 1,074 holders of Common Shares.

DESCRIPTION OF PREFERRED STOCK AND WARRANTS

The following is a summary of the material provisions of our Preferred Stock, our Warrants, restated Certificate of Incorporation and our By-Laws, all as in effect as of the date of this Prospectus. You should also refer to the full text of our restated Certificate of Incorporation and By-Laws which have been filed with the SEC as Exhibits 3(i) and 3(ii) to the Registration Statement of which this Prospectus forms a part. Our total authorized capital stock is 50,850,000 shares of which 850,000 are Preferred Shares.

Preferred Stock

As of December 17, 2015 there were no Preferred Shares issued or outstanding. Our Certificate of Incorporation authorizes the issuance of Preferred Shares in one or more series. Our Board of Directors has the authority, without any vote or action by the shareholders, to create one or more series of Preferred Shares up to the limit of our number of authorized but unissued Preferred Shares and to fix the number of Preferred Shares constituting such series and the designation of such series, the voting powers (if any) of the Preferred Shares of such series and the relative participating, option or other special rights (if any), and any qualifications, preferences, limitations or restrictions pertaining to such series which may be fixed by the Board of Directors pursuant to a resolution or resolutions adopted by the Board of Directors and providing for the issuance of such series of Preferred Shares. The transfer agent for our Preferred Shares is Omagine.

Warrants

As of January 4, 2016, Omagine has 6,771,521 Warrants issued and outstanding, as follows:

i.	6,422,124 Warrants, 3,211,062 of which are exercisable for the purchase of one Common Share at a per Common Share exercise price of $5.00 [the “$5 Warrants”] and 3,211,062 of which are exercisable for the purchase of one Common Share at a per Common Share exercise price of $10.00 [the “$10 Warrants”] (collectively, the “Strategic Warrants”), and

ii.	349,397 Warrants, each of which are exercisable for the purchase of one restricted Common Share at a per Common Share exercise price equal to the greater of (a) $1.00 per Common Share, or (b) eighty percent (80%) of the closing sale price for a Common Share on the Trading Day immediately preceding the relevant exercise date (the “Tempest Warrants”).

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As promptly as reasonably possible after each exercise of the purchase rights represented by a Warrant, Omagine shall deliver to the relevant holder thereof (each, a “Warrant Holder”) a certificate representing the Common Shares so purchased (or such will be electronically delivered to the Warrant Holder if such Warrant is held in electronic form) and, unless such Warrant has been fully exercised, expired or redeemed, a new Warrant Certificate (or such will be electronically delivered to the Warrant Holder if such Warrant is held in electronic form) representing the balance of the Common Shares subject to such Warrant. Warrant Holders do not have any voting or other rights as a stockholder of our Company by virtue of being a Warrant Holder. The person entitled to receive the Common Shares issuable upon any exercise of the purchase rights represented by the Warrants, shall be treated for all purposes as the holder of such Common Shares of record as of the close of business on the date of exercise. The Warrants may be exercised only for whole Common Shares.

The Warrants are transferrable and a Warrant Holder may transfer all or part of the Warrants (but no fractional Warrants) at any time on the books of Omagine upon surrender of the Warrant Certificate(s), properly endorsed. Upon such surrender, Omagine shall issue and deliver to the transferee a new Warrant Certificate representing the Warrants so transferred (or such will be electronically delivered to the Warrant Holder if such Warrant is held in electronic form). Upon any partial transfer, Omagine shall issue and deliver to the Warrant Holder a new Warrant Certificate representing the Warrants not so transferred.

During the period within which the Warrants may be exercised, Omagine shall at all times have authorized and reserved for issuance enough Common Shares for the full exercise of the purchase rights represented by the then unexercised Warrants. If Omagine dissolves, liquidates or winds up its business before the exercise, expiration or redemption of the Warrants, any Warrant Holder shall be entitled, upon exercising its Warrants, to receive in lieu of the Common Shares receivable upon such exercise, the same kind and amount of assets as would have been issued, distributed or paid to such Warrant Holder upon any such dissolution, liquidation or winding up with respect to such Common Shares, had such Warrant Holder been the holder of record on the record date for the determination of those entitled to receive any such liquidating distribution or, if no record is taken, upon the date of such liquidating distribution. Omagine shall pay all issue and other taxes that may be payable in respect of any issue or delivery of Common Shares upon the exercise of Warrants. The Warrants are governed by and shall be construed and enforced in accordance with the laws of the State of New York in the United States of America.

Strategic Warrants

Omagine filed Post-Effective Amendment No. 1 to its registration statement on Form S-1 (Commission File No. 333-183852) whereby the Strategic Warrants and the 6,422,124 Common Shares underlying the Strategic Warrants were registered by Omagine (the “Warrant Registration”). Post-Effective Amendment No. 1 to the Warrant Registration was declared effective by the SEC and its effective status expired. Omagine filed Post-Effective Amendments No. 2 and No. 3 to the Warrant Registration with the SEC on January 28, 2015 and February 11, 2015, respectively, in order to further update the Warrant Registration and to re-instate its effective status. The SEC declared the Warrant Registration effective February 13, 2015 and its effective status expired. Omagine intends to file another Post-Effective Amendment to the Warrant Registration with the SEC in order to further update the Warrant Registration and to re-instate its effective status.

When originally issued in March 2012, the expiration date for all Strategic Warrants was December 31, 2012. Because of the extended delays encountered in signing the DA with the Government, the Board of Directors subsequently resolved on five separate occasions to extend the expiration date of the Strategic Warrants, first to December 31, 2013, then to December 31, 2014, then to June 30, 2015, then to December 31, 2015, and then again to December 31, 2016. All other terms and conditions of the Strategic Warrants remained the same. All Strategic Warrants expire on December 31, 2016 unless redeemed earlier by Omagine upon 30 days prior written notice to the Strategic Warrant holders.

The Strategic Warrants are redeemable at any time and at Omagine’s sole discretion at a price of $0.001 per Strategic Warrant (the “Redemption Price”). Upon thirty days prior written notice to the holders of such Strategic Warrants (the “Strategic Warrant Holders”) specifying the Strategic Warrants to be redeemed and the date at 5 p.m. Eastern Time in the United States for such redemption by Omagine (the “Redemption Time”), Omagine may redeem all or a portion of such Strategic Warrants remaining unexercised at the Redemption Time at a Strategic Warrant Redemption Price of $0.001 per Strategic Warrant. The Redemption Price shall be paid in cash by Omagine to the relevant Strategic Warrant Holders and such Strategic Warrants shall not be deemed to be outstanding for any purpose whatsoever after the Redemption Time. The Redemption Time shall be on a day at least thirty (30) days subsequent to the aforesaid written notice to Strategic Warrant Holders and it shall also be the time at which a Strategic Warrant Holder's right to exercise such Strategic Warrants being redeemed shall terminate. The Strategic Warrants to be redeemed may be exercised by Strategic Warrant Holders at any time prior to the Redemption Time.

All Strategic Warrants expire at 5 p.m. Eastern Time in the United States on December 31, 2016 (the “Expiration Time”). The Strategic Warrants are exercisable at the option of the Strategic Warrant Holder at any time up to the earlier of the (a) Expiration Time, or (b) Redemption Time, provided that no person who owned (a) less than 4.99% or (b) between 4.99% and 9.99% of the Common Shares outstanding on February 24, 2012 (the “Issuance Date”), may exercise a number of Strategic Warrants which would thereby cause such person to acquire, together with its affiliates, beneficial ownership of, as the case may be, (a) 4.99% or more, or (b) 9.99% or more of the Common Shares outstanding immediately prior to the time of such exercise. A Strategic Warrant Holder may exercise the purchase rights represented by Strategic Warrants, in whole or in part, by surrendering the properly executed Strategic Warrant Certificate(s) at the transfer agent’s office in New York City, New York or at the principal office of Omagine in New York City, New York, and by paying Omagine, by certified or cashier’s check, an amount equal to the aggregate exercise price for the Common Shares proposed to be purchased (the “Warrant Payment”).

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Notwithstanding the foregoing, no Strategic Warrants will be exercisable and we will not be obligated to issue any Common Shares issuable upon the exercise of such Strategic Warrants unless (i) at the time the Strategic Warrant Holder thereof seeks to exercise such Strategic Warrant, we have a registration statement under the Securities Act in effect covering the Common Shares issuable upon the exercise of such Strategic Warrant and a current prospectus relating to our Common Stock, and (ii) the Common Shares issuable upon such exercise have been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of such Strategic Warrant Holder. Furthermore, if a Strategic Warrant Holder, who on the Issuance Date owned (a) less than 4.99% or (b) between 4.99% and 9.99% of the Common Shares outstanding on the Issuance Date, seeks to exercise Strategic Warrants, and such proposed exercise would cause such Strategic Warrant Holder to acquire, together with its affiliates, beneficial ownership of, as the case may be, (a) 4.99% or more, or (b) 9.99% or more of the Common Shares outstanding immediately prior to the time of such exercise, then in such an event, such proposed exercise will be effected by Omagine for the maximum number of Strategic Warrants resulting in the beneficial ownership by such Strategic Warrant Holder of the maximum number of whole Common Shares which number fails to meet the above stated applicable limitation for such Strategic Warrant Holder and its affiliates, and any excess Warrant Payment will be returned to such Strategic Warrant Holder.

The Strategic Warrants do not contain any anti-dilution provisions and the exercise price and the number of Common Shares that Omagine must issue upon exercise of Strategic Warrants shall not be subject to adjustment for any reason, including but not limited to a stock split, combination or subdivision of the Common Stock or a dividend, reclassification, reorganization, or spinoff.

As of the date hereof there is no active trading market for the Strategic Warrants and Omagine does not presently expect an active trading market for the Strategic Warrants to develop in the near term. Our attempts to date to have the Strategic Warrants listed for quotation and trading on the OTCQB have not been successful. We hope to have the Strategic Warrants trade on the OTCQB under symbols to be assigned by FINRA and after the required application for such listing for quotation on the OTCQB is made by a market-maker on our behalf. We cannot, however, give any assurance that the Strategic Warrants will be quoted or traded on the OTCQB or on any securities exchange until such application is made on our behalf by a market-maker, such listing is approved and such symbols are assigned by FINRA. Furthermore, if such application is made on our behalf by a market-maker and the Strategic Warrants are approved by FINRA for listing and quotation on the OTCQB, we cannot give any assurance that a market for the Strategic Warrants will develop or, if such a market does develop, whether it will be sustainable throughout the period within which the Strategic Warrants are valid and transferable or at what prices such Strategic Warrants will trade. Strategic Warrant Holders may resell all or a portion of such Strategic Warrants from time to time in market transactions through any market on which the Strategic Warrants are then traded, in negotiated transactions or otherwise, and at prices and on terms determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.

Transfer Agent for Strategic Warrants

The transfer agent for our Strategic Warrants is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004.

Outstanding Strategic Warrants and Holders

As of January 4, 2016 there were 6,422,124 Strategic Warrants issued and outstanding, 3,211,062 of which are $5 Warrants and 3,211,062 of which are $10 Warrants and, based upon the number of Record Shareholders on January 17, 2012, there are approximately 1,122 holders of our Strategic Warrants.

Tempest Warrants

As of January 4, 2016 there are 349,397 Tempest Warrants issued and outstanding.

On June 24, 2014, Omagine issued the 1,000,000 Tempest Warrants to an investor each of which are exercisable for the purchase of one restricted Common Share at a per Common Share exercise price equal to the greater of: (a) $1.00 per Common Share, or (b) 80% of the closing sale price for a Common Share on the Trading Day immediately preceding the relevant exercise date (See: Exhibit 4.4). On August 15, 2014, such investor transferred 240,000 Tempest Warrants to an affiliate and such affiliate exercised 240,000 Tempest Warrants on August 15, 2014 at $1.40 per share for the purchase of 240,000 restricted Common Shares. On October 2, 2014, such investor transferred an additional 250,000 Tempest Warrants to such affiliate and such affiliate exercised 250,000 Tempest Warrants on October 2, 2014 at $1.31 per share for the purchase of 250,000 restricted Common Shares. On June 29, 2015, the investor exercised 158,228 of the Tempest Warrants at an exercise price of $1.58 per Common Share for proceeds of $250,000. In conjunction with this June 29, 2015 exercise, Omagine agreed with the investor to file a registration statement with the SEC to register all the aforementioned Common Shares presently owned by the investor and his affiliate as well as the remaining Common Shares underlying the remaining Tempest Warrants outstanding. Subsequently on September 30, 2015, such investor transferred an additional 2,375 Tempest Warrants to an affiliate and such affiliate exercised 2,375 Tempest Warrants on October 8, 2015 at $1.28 per share for the purchase of 2,375 restricted Common Shares.

Both the Tempest Warrants and the Common Shares issuable upon exercise of the Tempest Warrants are “restricted securities” as that term is defined in the Securities Law. Omagine presently intends to register with the SEC the 349,397 remaining Tempest Warrants and the Common Shares underlying the Tempest Warrants and the aforementioned Common Shares presently owned by the investor and his affiliates.

The Tempest Warrants are subject to adjustment in the event of a stock split, combination or subdivision of the Common Stock or a dividend, reclassification, reorganization, or spin off. The Tempest Warrants may be exercised in whole or in part but only for whole shares of restricted Common Stock and the Tempest Warrants are not redeemable by Omagine. The Tempest Warrants are exercisable at the option of the Tempest Warrant Holder at any time up until their expiration on June 23, 2016 at 5 p.m. Eastern Time in the United States.

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Transfer Agent for the Tempest Warrants

The transfer agent for the Tempest Warrants is Omagine.

Outstanding Tempest Warrants and Holders

As of January 4, 2016 there were 349,397 Tempest Warrants issued and outstanding and there is one holder of our Tempest Warrants.

LEGAL MATTERS

The validity of our Common Shares offered hereby will be passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

Our consolidated financial statements at December 31, 2014, as amended, and for the two years then ended appearing in this Prospectus have been audited by Michael T. Studer, CPA P.C., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this Prospectus and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

DESCRIPTION OF BUSINESS

Overview

Omagine, Inc. (“Omagine” or the ”Registrant”) was incorporated in Delaware in October 2004 and is a holding company which conducts substantially all its operations through its 60% owned subsidiary Omagine LLC, an Omani limited liability corporation (“LLC”) and its wholly-owned subsidiary Journey of Light, Inc., a New York corporation (“JOL”). Omagine, JOL and LLC are collectively referred to herein as the ”Company”.

In November 2009, Omagine organized LLC as a wholly owned subsidiary under the laws of the Sultanate of Oman (”Oman”) to design, develop, own and operate our initial project – a mixed-use tourism and real estate project named the “Omagine Project” (See “The Omagine Project” below). In October 2014, LLC and the Government of Oman (the “Government”) signed an agreement (the “Development Agreement” or “DA”) for the development in Oman by LLC of the Omagine Project (See: Exhibits 10.24 and 99.1 and “The Development Agreement and the Usufruct Agreement”, below).

Omagine initially capitalized LLC at Omani Rials (“OMR”) 20,000 [$52,000] and in 2011 Omagine’s 100% ownership of LLC was reduced to 60% pursuant to a shareholders’ agreement (the “Shareholder Agreement”) signed in May 2011 by Omagine, JOL and three new LLC minority investors (See: Exhibit 10.5 and “The Shareholder Agreement” below).

As of the date hereof, the shareholders of Omagine LLC (the “LLC Shareholders”) are:

i.	Omagine, Inc. and

ii.	The Office of Royal Court Affairs (“RCA”), an organization representing the personal interests of His Majesty Sultan Qaboos bin Said, the ruler of Oman, and

iii.

Two subsidiaries of Consolidated Contractors International Company, SAL (“CCIC”). CCIC is a 65 year old Lebanese multi-national company headquartered in Athens, Greece having approximately five and one-half (5.5) billion dollars in annual revenue, one hundred thirty thousand (130,000) employees worldwide and operating subsidiaries in among other places, every country in the MENA Region. The two CCIC subsidiaries which are LLC shareholders are:

c.	Consolidated Contracting Company S.A. (“CCC-Panama”), a wholly owned subsidiary of CCIC and its investment arm, and

d.	Consolidated Contractors Oman Company LLC (“CCC-Oman”), CCIC’s operating subsidiary in Oman which is a construction company with approximately 13,000 employees.

CCC-Panama and CCC-Oman are sometimes referred to collectively in this report as “CCC”.

As of the date hereof, the ownership percentages of LLC are as follows:

LLC Shareholder	% Ownership
Omagine	60%
RCA	25%
CCC-Panama	10%
CCC-Oman	5%
Total:	100%

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Pursuant to the Shareholder Agreement:

●

A “Financing Agreement” is a legally binding agreement between LLC and an investment fund, lender or other person, pursuant to which such investment fund, lender or other person agrees to provide debt financing for the first phase or for any or all phases of the Omagine Project and such legally binding Financing Agreement may or may not be subject to the satisfaction or waiver of certain conditions precedent and the first such Financing Agreement shall be in an amount sufficient to finance the first phase of the Omagine Project’s construction plus the installment payments due to OMAG specified in clause 16.5(i) and clause 16.6, and

●	The “Financing Agreement Date” is the day upon which LLC and a bank, investment fund, lender or other person first execute and deliver a Financing Agreement”), and

●	The “Contract Date” is the day on which LLC and CCC-Oman execute a contract (the “CCC Contract”) appointing CCC-Oman as the general contractor for the Omagine Project.

As of the date hereof:

●	LLC has received a term sheet from a bank in Qatar (the “Qatari Bank”) outlining the terms of a proposed agreement (the “Qatari Loan Agreement”) between LLC and the Qatari Bank pursuant to which the Qatari Bank would agree to provide $25 million of debt financing to LLC (the “Qatari Bank Loan”) to finance the first phase of the design and construction of the Omagine Project (the “First Phase”). The term sheet is not a legally binding loan commitment and the proposed Qatari Bank Loan is subject to the negotiation and execution by the Qatari Bank and LLC of the definitive Qatari Loan Agreement which, among other provisions, will contain one or more conditions precedent that must be satisfied before LLC can receive the $25 million proceeds of the Qatari Bank Loan. Until such Qatari Loan Agreement is executed by the parties and such conditions precedent and other possible provisions of the Qatari Loan Agreement are satisfied, no assurance can be given that the Qatari Bank Loan will actually be finalized or made. [See: “The Qatari Bank Loan” and “The First Phase”, below].

●	the draft CCC Contract (which is quite extensive) is presently being reviewed by LLC and CCC-Oman and management expects that it will be signed by them shortly. The process of finalizing and signing the CCC Contract is in an advanced state as of the date hereof. (See: “The CCC Contract”, below).

Pursuant to the Shareholder Agreement the occurrence of both the Financing Agreement Date and the Contract Date are the two conditions precedent (“Conditions Precedent”) to the obligations of RCA and CCC to make their final cash investments into LLC in the aggregate combined amount of OMR 26,628,125 [$69,233,125] (the “Deferred Cash Investments”). As of the date hereof all of the LLC shareholders have previously made cash and non-cash investments into LLC and when the Conditions Precedent are satisfied, RCA and CCC will be obligated to make the Deferred Cash Investments into LLC.

The following table illustrates the equity investments by the LLC Shareholders:

Shareholder Equity Investments into Omagine LLC
	Omagine, Inc.			Royal Court Affairs			Consolidated Contractors
	Omani Rials		US Dollars	Omani Rials		US Dollars	Omani Rials		US Dollars

Initial cash equity investment at inception	OMR	20,000	$52,000

Additional cash equity investment at signing of Shareholder Agreement	OMR	70,000	$182,000	OMR	37,500	$97,500	OMR	22,500	$58,500

Additional cash equity investment before the first Financing Agreement Date	OMR	210,000	$546,000

Additional non-cash equity investment of Land Rights on registration of the Usufruct Agreement*				OMR	276,666,667	$719,333,334

Additional cash equity investment (Deferred Cash Investments)**				OMR	7,640,625	$19,865,625	OMR	18,987,500	$49,367,500

Total Equity Investment into LLC per Shareholder	OMR	300,000	$780,000	OMR	284,344,792	$739,296,459	OMR	19,010,000	$49,426,000

*	The Omani Rial is pegged to the U.S. Dollar and as such its value relative to the U.S. Dollar normally exhibits very minimal fluctuation between approximately $2.597 and $2.60 U.S. Dollars to 1 Omani Rial. In its initial recording of the Land Rights in its September 30, 2015 consolidated financial statement, the Company utilized an exchange rate of $2.5974 U.S. Dollars to 1 Omani Rial which was based on the July 7, 2015 XE Currency Converter. The exchange rate based on the December 8, 2015 XE Currency Converter is $2.5982 U.S. Dollars to 1 Omani Rial. For presentation purposes, all conversions of Omani Rials to U.S. Dollars in this Registration Statement are, unless otherwise stated to the contrary, calculated at one (1) Omani Rial being equivalent to two United States Dollars and sixty cents ($2.60). See: “The Land Rights” and “Critical Accounting Policies”, below.
**	The Deferred Cash Investments are to be invested when the Conditions Precedent are satisfied; all other investments listed have been made as of the date hereof (See: “LLC Capital Structure” below).

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In order to bring the Omagine Project to its present state, Omagine expended (i) in excess of approximately $15 million of Pre-Development Expenses through the October 2014 DA signing date, and (ii) an additional approximately $6.3 million since the October 2014 DA signing date, to finance LLC’s pre-development activities. As of the date hereof, Omagine has paid pre-development expenses of approximately $21.3 million on behalf of Omagine LLC. All such pre-development expenses are now, or upon the occurrence of the first Financing Agreement Date will be, liabilities of LLC reimbursable to Omagine, Inc. (See: “Pre-Development Expenses / Post-DA Pre-Development Expenses”, below).

LLC Expenses paid by Omagine, Inc. (estimated)
US Dollars
Pre-Development Expenses (pre-DA)	$15,000,000
Post-DA Pre-Development Expenses	$6,300,000
Total Reimbursable Expenses	$21,300,000

The Company is focused on entertainment, hospitality and real estate development opportunities in the Middle East and North Africa (the “MENA Region”) and on the design and development of distinctive tourism destinations. The Company presently concentrates the majority of its efforts on the business of LLC and specifically on the Omagine Project.

Omagine, Inc. has 18,728,313 shares of its Common Stock issued and outstanding as of January 4, 2016.

The Omagine Project

The Omagine Project is a mixed-use tourism and residential real estate project. Subject to normal and customary scheduling changes during its development and construction, the Omagine Project is planned to be completed in late 2020. It is being developed on one million square meters (equal to 100 hectares or approximately 245 acres) of beachfront land (the “Existing Land”) facing the Gulf of Oman just west of Oman’s capital city of Muscat and approximately six miles from Muscat International Airport. Present development plans envision the creation of approximately a net additional 106,000 square meters of “Reclaimed Land” which together with the Existing Land will comprise approximately 1,106,000 square meters of land (the “Project Land”). The Omagine Project will require substantial financing to complete (See: “The Shareholder Agreement”, “LLC Capital Structure” and “Financial Advisor”, below).

The Omagine Project is planned to be an elegant integration of cultural, scientific, heritage, entertainment and residential components, including seven pearl shaped (20 meter diameter) buildings (the “Pearls”) located along an open boardwalk with associated entertainment exhibitions; an amphitheater and stage; green landscaped spaces; a canal; an enclosed harbor and marina; boat slips and docking facilities; retail shops; a variety of restaurants, cafes and entertainment venues; a five-star resort hotel; a four-star hotel; and possibly an additional three or four-star hotel; shopping and retail establishments integrated with the hotels; commercial office buildings; and more than two thousand elegant residences to be developed for sale by LLC. The ethos of the project is entertainment and elegance and the Company expects that the Pearls will become “the Landmark” for the Sultanate of Oman.

Non-Omani persons are not permitted to purchase land in Oman unless such land is located within an Integrated Tourism Project (“ITC”). The Government has designated the Omagine Project as an ITC and has issued a license to LLC (an “ITC License”) thereby permitting the sale by LLC to any person, including any non-Omani person of the freehold title to the Project Land and to properties developed on the Project Land. Since the Omagine Project will contain significant hotel, retail, commercial, and entertainment elements, LLC’s business operations are expected over time to encompass real estate development, hospitality, entertainment and property management.

The Development Agreement and the Usufruct Agreement

Omagine’s 60% owned subsidiary, LLC, signed a Development Agreement with the Government of Oman in October 2014 for the development in Oman by LLC of the Omagine Project. The legal effectiveness of the DA was conditional upon its ratification by Oman’s Ministry of Finance which Ratification occurred in March 2015. On July 1, 2015 (the “Operative Date”), the Government and LLC entered into the UA with respect to the Land Rights over the land constituting the “Omagine Site”. The Operative Date is the date from which all time periods for the execution by LLC of various tasks enumerated in the DA are to be measured (See Exhibits 10.28 and 99.3).

The DA and UA are the contracts that govern the design, development, construction, management and ownership of the Omagine Project, the use and sale by LLC of the Project Land, and the Government’s and LLC’s rights and obligations with respect to the Omagine Project. In the event of any conflict between the terms and conditions of the DA and the terms and conditions of the UA, the terms and conditions of the DA control (See Exhibits 10.24, 99.1, 10.27 and 99.2). The term of the DA is 20 years and the term of the UA is 50 years (renewable) commencing from the Operative Date. The UA, and the DA provisions relevant to the UA, survive the expiration of the term of the DA.

The Land Rights owned by LLC give it extensive rights over the Project Land including the right to sell such Project Land on a freehold basis. On July 2, 2015, the UA was registered by the Government which registration legally perfected LLC’s ownership of the Land Rights (See: Exhibits 10.27 and 99.2). LLC may use, control, develop, retain, operate and/or sell the approximately 1.1 million square meters of Project Land to itself or to third parties. The DA obligates LLC to pay the Government twenty-five (25) Omani Rials ($65) for each square meter of Project Land purchased directly by LLC or sold by LLC to any third party (the “Land Price”). The average valuation for the Land Rights (net of such Land Price is OMR 276,666,667 ($719,333,334) (See: “The Land Rights”, below).

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The five year period commencing on the Operative Date is a rent free period (the “Rent Free Period”) and thereafter LLC will pay annual rent to the Government (the “Land Rent”) based on only the built but unsold commercial area (excluding the residential area) of the Omagine Project (approximately 150,000 sq. meters) or approximately OMR 45,000 ($117,000) per year based on the current annual per square meter fee of OMR 0.300 ($0.78). No Land Rent is due or owing during the Rent Free Period and no Land Rent is ever due or owing with respect to plots of Project Land (i) on which there is a residential building, or (ii) on which there is not a substantially completed non-residential building (i.e. Project Land that is open space, roads, building work-in-progress, etc. are rent-free).

The continued legal effectiveness of the DA subsequent to the Operative Date is dependent upon certain milestone dates being achieved (any or all of which may be extended or waived by the Government): (1) LLC’s delivery to the Government by June 30, 2016 of a term sheet with lenders for the financing of the First Phase, any other phase or all of the Project, [this condition will be now satisfied by the term sheet which LLC has received from the Qatari Bank] (2) LLC’s submission to the Ministry of Tourism of a social impact assessment by March 31, 2016 and the Government’s approval thereof by June 30, 2016, (3) the Government’s approval by June 30, 2016 of the development control plan for the Omagine Project, and (4) the transformation of LLC into a joint stock company by June 30, 2016.

Pursuant to the DA, LLC must substantially complete the construction of the seven Pearl buildings and one hotel (the “Minimum Build Obligation” or “MBO”) by June 30, 2020 (the “MBO Completion Date”), as such date may be amended or extended per the DA. The DA imposes no performance timelines on LLC with respect to completing the development or construction of elements of the Omagine Project other than the MBO but the completion of the MBO will require LLC to obtain the necessary project financing to do so. Any material breach by LLC of its obligation to perform the MBO would constitute an event of default under the DA. The DA specifies that the principal construction contract (i.e. the CCC Contract) should be executed by June 30, 2016. LLC is required to provide written notice to the Government in certain circumstances, such as LLC’s change in an anticipated milestone date that would result in a substantial achievement of work to occur later than 60 days after such milestone date. The DA provides that the Government is required to grant reasonable requests for the extension of the terms of the DA in such circumstances.

Company management initiated a fast-track development strategy in October 2014 and as a result, Omagine has undertaken and financed many pre-development activities on behalf of LLC subsequent to the DA signing and through the date hereof (See: “Pre-Development Expenses / Success Fee / Post-DA Pre-Development Expenses”, below).

Non-Omani persons (such as expatriates living and working in Oman) are not permitted by Omani law to purchase land or residences in Oman outside of an ITC. The Government’s designation and licensing of the Omagine Project as an ITC therefore permits LLC to sell the freehold title to Project Land and properties which are developed on Project Land to any Omani or non-Omani individual or juristic person worldwide. Properties within an ITC enjoy a premium price relative to properties not in an ITC. Any Project Land or buildings remaining unsold at the expiration of the 50 year Usufruct Term will revert to the Government. LLC does not anticipate that there will be any such unsold properties at the expiration of the 50 year Usufruct Term.

The foregoing summary of some of the terms of the DA and of the UA does not purport to be complete and it is qualified in its entirety by reference to the full texts of such agreements. The full text of the Development Agreement is attached hereto as Exhibits 10.24 and 99.1. The full text of the Usufruct Agreement is attached hereto as Exhibits 10.27 and 99.2 and also contained in Schedule 2A of the Development Agreement.

The Land Rights

The value of the Project Land has been determined by three highly experienced professional valuation firms in accordance with the requirements and procedures specified for such a valuation by (i) the Royal Institution of Chartered Surveyors (“RICS”) of London, England, and (ii) International Financial Reporting Standards (“IFRS”). Each of the three firms has a worldwide brand in the real estate valuation business.

●	In November 2014, LLC engaged the Oman office of Savills (http://www.savills.com/ (“Savills”) operating as Arabian Real Estate LLC (http://www.savills.om). Savills provides real estate services from over 600 offices worldwide, is listed on the London Stock Exchange, and is a FTSE 250 Index company.

●	In December 2014, LLC engaged DTZ International Ltd., a Dubai, UAE firm with extensive experience in Oman (http://www.dtzglobal.com) (“DTZ”). DTZ is one of the top three global commercial real estate service companies, with more than 28,000 employees operating across more than 260 offices in 50 countries and $63 billion in transaction volume.

●	In January 2015, LLC engaged Jones Lang LaSalle, UAE Limited, Dubai Branch (http://www.jll-mena.com/mena/en-gb/locations/Our-locations-in-MENA/dubai) (“JLL”). JLL has 53,000 employees operating across more than 230 offices in 80 countries.

The Savills and DTZ final valuation reports were received by LLC in January 2015. The JLL final valuation report was received by LLC on July 7, 2015. The Company is of the opinion that JLL’s valuation is flawed and most probably represents a statistical outlier. In an abundance of caution however, management has nevertheless determined to include the JLL valuation in its calculation of the average value of LLC’s Land Rights. The Land Rights valuations by the three aforementioned firms are summarized in the table below:

Land Rights Valuation
Valuation Firm	Omani Rials
Savills	OMR	295,000,000
DTZ	OMR	385,000,000
JLL	OMR	150,000,000

Average	OMR	276,666,667

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The Accounting Treatment for the Land Rights

Omagine and JOL prepare their financial statements in accordance with accounting principles generally accepted in the United States (“US GAAP”) and the Company prepares its consolidated financial statements in accordance with US GAAP. LLC’s financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”).

LLC has land under development valued at 276,666,667 Omani Rials. Based on a $2.5974 per 1 Omani Rial exchange rate, the Company has recorded this land under development in its September 30, 2015 financial statements at $718,614,000 and the Company has allocated this amount as follows: 188,963,334 Omani Rials ($490,813,363 based on a $2.5974 per 1 Omani Rial exchange rate) to inventory; and 87,703,333 Omani Rials ($227,800,637 based on a $2.5974 per 1 Omani Rial exchange rate) to property. This land under development was purchased by LLC on July 2, 2015 pursuant to the terms of the Shareholder Agreement whereby an LLC shareholder subscribed for 663,750 LLC Shares at a purchase price equal to the value of the Land Rights. Since the Land Rights represented a non-cash payment-in-kind for the LLC Shares, it was necessary to value the Land Rights.

Three expert real estate valuation companies were engaged by LLC to independently value the Land Rights in accordance with the professional standards specified by RICS and IFRS. The average of the three Land Rights valuations was OMR 276,666,667. (See: “The Land Rights”, above and Exhibits 99.4, 99.5 and 99.6).

Since the 276,666,667 Omani Rial value of the Land Rights is substantial, LLC retained the services of PricewaterhouseCoopers LLP (“PwC”) to provide its written analysis and report to LLC with respect to the correct IFRS accounting method LLC should use to record the 276,666,667 Omani Rial Land Rights value in its IFRS compliant financial statements. PwC did not advise on the valuation of the Land Rights (as determined by Savills, DTZ and JLL), but only on the correct accounting LLC should use to record such Land Rights valuation in LLC’s financial statements in accordance with IFRS. PwC’s written report was received by LLC on August 31, 2015. Promptly thereafter, LLC consulted with its independent auditor, Deloitte & Touche (M.E.) & Co. LLC (“Deloitte”) with respect to the matter, and Deloitte’s written technical analysis report (which agreed with PwC’s analysis) was received by LLC on November 16, 2015.

As previously reported, management had assumed that the Land Rights would be recorded as an intangible asset on its and LLC’s balance sheet but this assumption was incorrect. The Land Rights over the Project Land are extensive, are closely akin to ownership rights and include the right to sell such land on a freehold basis. The Land Rights are virtually equivalent to ownership rights and like any asset, if its value were to become impaired for any reason (including any contractual reason pursuant to the DA requirements), a reserve for such impairment would need to be established at such time. Both PwC and Deloitte independently concluded that the Land Rights should be recorded as capital and as tangible assets (work-in-process inventory and land) on LLC’s financial statements. With respect to the Company’s consolidated financial statements, the Company’s independent auditor in the U.S. has likewise concurred that pursuant to US GAAP, the Land Rights should be recorded as capital, inventory and land.

In determining the proper amounts to be allocated to inventory and to land, LLC calculated the percentage (x) by dividing (y) the area of the land LLC presently plans definitively to sell, by (z) the total area of the Project Land, and then multiplying that percentage (x) by 276,666,667 Omani Rials to get the number (N) for inventory. The amount to be allocated to property was then calculated by subtracting N from 276,666,667 Omani Rials. Using its detailed internal financial model, management calculated (x) to be equal to 68.3%, thereby making the inventory number (N) equal to 188,963,334 Omani Rials ($490,813,363 based on a $2.5974 per 1 Omani Rial exchange rate) and the property number equal to 87,703,333 Omani Rials ($227,800,637 based on a $2.5974 per 1 Omani Rial exchange rate). In its consolidated financial statements therefore, the Company has allocated the value of the Land Rights between (i) land under development which is held for sale (inventory), and (ii) land under development which is held for investment (PP&E). As more precise land use percentages emerge during and after the masterplanning and construction of the Omagine Project, the percentage allocations for the value of the Land Rights may be reclassified to distinguish between the land underlying properties that we will own and operate and those which we will own and lease.

The Shareholder Agreement

Pursuant to the provisions of the Shareholder Agreement the LLC Shareholders subscribed for an aggregate of 4,800,000 LLC Shares in consideration for:

i.	an aggregate cash investment of OMR 26,968,125 [$70,117,125] in exchange for 4,136,250 LLC Shares (the “Cash Investment”), and

ii.	a non-cash investment of the Land Rights in exchange for 663,750 LLC Shares.

Investments into LLC

Upon organizing Omagine LLC in 2009 Omagine made an initial cash investment into LLC of OMR 20,000 [$52,000] in consideration for the issuance to Omagine of 200,000 LLC Shares.

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Pursuant to the Shareholder Agreement:

i.	Before the DA was signed and after the execution of the Shareholder Agreement, the LLC Shareholders purchased an aggregate of 1,300,000 LLC Shares for an aggregate cash investment of OMR 130,000 [$338,000], as follows:

a)	Omagine purchased an additional 700,000 LLC Shares for OMR 70,000 [$182,000] in cash, and

b)	RCA purchased 375,000 LLC Shares for OMR 37,500 [$97,500] in cash, and

c)	CCC-Panama purchased 150,000 LLC Shares for OMR 15,000 [$39,000] in cash, and

d)	CCC-Oman purchased 75,000 LLC Shares for OMR 7,500 [$19,500] in cash, and

ii.	After the DA was signed (October 2014) but before the first Financing Agreement Date, Omagine completed the purchase of an additional 2,100,000 LLC Shares for OMR 210,000 [$546,000] in cash, and

iii.	On July 2, 2015, RCA purchased an additional 663,750 LLC Shares in consideration for the non-cash payment of the Land Rights valued at OMR 276,666,667 [$719,333,334], and

iv.	Upon the satisfaction of the two Conditions Precedent, RCA, CCC-Oman and CCC-Panama will be obligated to invest the “Deferred Cash Investments” into LLC in the aggregate amount of OMR 26,628,125 [$69,233,125], as follows:

a)	CCC-Panama will purchase 350,000 additional LLC Shares for OMR 12,658,333 [$32,911,666] in cash, and

b)	CCC-Oman will purchase 175,000 additional LLC Shares for OMR 6,329,167 [$16,455,835] in cash, and

c)	RCA will purchase 211,250 additional LLC Shares for OMR 7,640,625 [$19,865,625] in cash.

The occurrence of both the Financing Agreement Date and the Contract Date are the two Conditions Precedent to the obligations of RCA and CCC to make the Deferred Cash Investments into LLC in the aggregate amount of $69,233,125. As of the date hereof management is hopeful that the two Conditions Precedent will be satisfied within the next several weeks but no assurance can be given at this time that such Conditions Precedent will be satisfied until they actually are satisfied. (See: “The CCC Contract” and “The Qatari Bank Loan”, below)

Pre-Development Expenses / Post-DA Pre-Development Expenses

To finance the Omagine Project’s pre-development activities, Omagine has expended as of the date hereof:

(i)	up to and through the October 2014 DA signing date, in excess of approximately $15 million of cash pre-development expenses (the “Pre-Development Expense Amount”), and

(ii)	subsequent to the October 2014 DA signing date, an additional approximately $6.3 million of pre-development expenses, some of which are non-cash stock option expenses (the “Post-DA Pre-Development Expenses”).

As of the date hereof, Omagine has paid pre-development expenses (some of which are non-cash stock option expenses) of approximately $21.3 million on behalf of Omagine LLC. All such pre-development expenses are now, or upon the occurrence of the first Financing Agreement Date, will be liabilities of LLC reimbursable in full to Omagine, Inc.

In the Shareholder Agreement, the LLC Shareholders acknowledged the significant cash expenditures by Omagine prior to the date of the Shareholder Agreement (approximately $9 million at such time in 2011 and in excess of $15 million as of the date hereof) and the Shareholder Agreement provides for the reimbursement of these expenses to Omagine.

Prior to the DA being signed, Omagine incurred significant costs related to marketing, planning, concept design, re-design, feasibility studies, engineering, financing, promotions, capital raising, travel, legal fees, consulting and professional fees, other general and administrative activities and similar such activities including preparing and making presentations to the Government and to potential investors and all other activities and matters associated with the negotiation and conclusion of the DA with the Government (collectively, the ”Pre-Development Expenses”). The Shareholder Agreement defines the “Pre-Development Expense Amount” as the total amount of such Pre-Development Expenses incurred before the DA was signed by the Government and LLC on October 2, 2014.

Pursuant to the terms of the Shareholder Agreement, on the first Financing Agreement Date the approximately $15 million Pre-Development Expense Amount is to be recorded on the books of LLC as a liability payable to Omagine.

The Shareholder Agreement defines the date subsequent to the Financing Agreement Date when LLC draws down the first amount of debt financing as the “Draw Date”. Fifty percent (50%) of the Pre-Development Expense Amount will be paid to Omagine on or within ten (10) days after the Draw Date and the remaining fifty percent (50%) will be paid to Omagine in five equal annual installments beginning on the first anniversary of the Draw Date. The approximately $6.3 million of Post-DA Pre-Development Expenses are payable to Omagine from LLC on demand (but as a practical matter, not until LLC has the financial capacity to do so).

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The Success Fee

The Shareholder Agreement defines the Success Fee as being equal to ten (10) million dollars. Pursuant to the terms of the Shareholder Agreement, on the first Financing Agreement Date, the Success Fee is to be recorded on the books of LLC as a liability payable to Omagine. The ten (10) million dollar Success Fee will be paid to Omagine in five annual two (2) million dollar installments beginning on or within ten (10) days after the Draw Date.

Omagine, may at its option, agree to a different schedule for the payments associated with the Pre-Development Expense Amount and/or the Success Fee until LLC is in a financial position to make such payments and Omagine may likewise, at its option, refrain from demanding payment of the Post-DA Pre-Development Expenses until LLC is in a financial position to make such payment.

As of the date hereof, Omagine continues to incur Post-DA Pre-Development Expenses on behalf of LLC for the activities undertaken by or on behalf of LLC during the Immediate Post-DA Period in order to advance the fast-track development schedule for the Omagine Project prior to the Financing Agreement Date. The 2011 Shareholder Agreement is, of course, silent with respect to the 2014 and 2015 Post-DA Pre-Development Expenses. Management expects that the other LLC Shareholders (CCC and RCA) will recognize Omagine’s extraordinary and voluntary assistance to LLC during the Immediate Post-DA Period and that Omagine will be reimbursed by LLC for the Post-DA Pre-Development Expenses as promptly as LLC is able to do so subsequent to its receiving additional financing.

LLC Capital Structure

As of the date hereof the LLC Shareholders have made:

(i)	cash investments totaling OMR 360,000 [$936,000] (of which OMR 300,000 [$780,000] was invested by Omagine), and

(ii)	a non-cash investment of the Land Rights valued at OMR 276,666,667 ($719,333,334),

for a total investment to date of OMR 277,026,667 ($720,269,334). As a result of the post-DA further investment into LLC of cash by Omagine and Land Rights by RCA, LLC is obligated to issue a further 2,100,000 LLC Shares to Omagine and a further 663,750 LLC Shares to RCA. LLC is presently capitalized as follows:

	Investment
Shareholder	Omani Rials		US Dollars
Omagine	OMR	300,000	$780,000
RCA	OMR	276,704,167	$719,430,834
CCC-Panama	OMR	15,000	$39,000
CCC-Oman	OMR	7,500	$19,500
Total:	OMR	277,026,667	$720,269,334

Upon the Conditions Precedent being satisfied, CCC and RCA will be obligated to make further cash investments into LLC in the aggregate amount of OMR 26,628,125 [$69,233,125].

The Transformation

At some time prior to June 30, 2016, LLC will transform its corporate structure from a limited liability company into a joint-stock company (the “Transformation”). Assuming (a) no further LLC equity sales are made, (b) Omagine LLC is transformed into Omagine SAOC, (c) both the Contract Date and the Financing Agreement Date have occurred, and (d) all Deferred Cash Investments are paid in full, then Omagine SAOC would then be capitalized as follows:

Omagine SAOC
		Percent	Investment
Shareholder	LLC Shares	Ownership	Omani Rials		US Dollars
Omagine	3,000,000	60%	OMR	300,000	$780,000
RCA	1,250,000	25%	OMR	284,344,792	$739,296,459
CCC-Panama	500,000	10%	OMR	12,673,333	$32,950,666
CCC-Oman	250,000	5%	OMR	6,336,667	$16,475,334
Total:	5,000,000	100%	OMR	303,654,792	$789,502,459

Neither CCC nor RCA is an affiliate of Omagine. The Shareholder Agreement also specifies, among other things, the corporate governance and management policies of LLC and it provides for the LLC shares presently owned by JOL to be transferred to Omagine subsequent to the signing of the DA. We presently expect this share transfer to occur at the time of the Transformation of LLC into a joint stock company.

The foregoing summary of the terms of the Shareholder Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Shareholder Agreement attached hereto as Exhibit 10.5.

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The Qatari Bank Loan

During the past many months management has conducted a multitude of investor presentations across the MENA Region with potential LLC equity investors including sovereign funds, investment funds and high net-worth individuals. Several of these investors expressed interest in becoming shareholders of LLC but in all such cases, management concluded that the percentage of LLC equity required by such investors was excessive and much too dilutive to the LLC Shareholders (and indirectly dilutive to our Omagine shareholders via their 60% ownership of LLC).

As of the date hereof, in order to achieve the first Financing Agreement Date and finance the First Phase in the most efficient and effective way which involves zero direct or indirect shareholder dilution:

i.	CCC and LLC are finalizing the CCC Contract, and

ii.	LLC management is negotiating with the Qatari Bank regarding the Qatari Bank Loan - a possible loan to finance the First Phase of the Omagine Project’s construction and development.

No assurances can be given that such discussions with the Qatari Bank will be conclusive or that the Qatari Bank Loan will actually be made. Investors and shareholders should not rely on such Qatari Bank Loan being made until it is actually agreed, finalized by the written Qatari Loan Agreement with the Qatari Bank and the proceeds are actually delivered to LLC – none of which items are yet presently the case.

Pursuant to the Shareholder Agreement, the obligations of RCA and CCC to make their Deferred Cash Investments into LLC in the aggregate amount of approximately $69 million is contingent upon two Conditions Precedent being satisfied (the signing of the CCC Contract and the occurrence of the first Financing Agreement Date).

An updated draft of the CCC Contract is now being reviewed by the parties and if the Qatari Bank Loan should close, then pursuant to the provisions of the Shareholder Agreement, the date the Qatari Loan Agreement is signed will be the first Financing Agreement Date. The aforesaid two Conditions Precedent must be satisfied in order for LLC to receive the Deferred Cash Investments. Until such Qatari Loan Agreement is executed by the parties no assurance can be given that the Qatari Bank Loan will actually be made.

On November 5, 2015, LLC received a term sheet from the Qatari Bank outlining the terms of the proposed Qatari Loan Agreement between LLC and the Qatari Bank pursuant to which the Qatari Bank will provide $25 million of debt financing to LLC for the First Phase of the Omagine Project via the Qatari Bank Loan. On November 9, 2015, LLC’s Managing Director accepted, executed and returned the term sheet to the Qatari Bank and we are now awaiting a draft of the Qatari Loan Agreement from the Qatari Bank for review by LLC’s attorneys.

The term sheet is not a legally binding loan commitment and the proposed $25 million Qatari Bank Loan is subject to the negotiation and execution by the Qatari Bank and LLC of the definitive Qatari Loan Agreement which will contain one or more conditions precedent that must be satisfied before LLC can receive the $25 million proceeds of the Qatari Bank Loan. One of the conditions precedent is that the Qatari Bank Loan be secured by a $25 million cash deposit in an LLC account at the Qatari Bank. Assuming the CCC Contract is signed, then further assuming the Qatari Bank Loan closes, upon execution of the Qatari Loan Agreement the first Financing Agreement Date shall have occurred and RCA and CCC will be then obligated to make their Deferred Cash Investments into LLC in the aggregate amount of approximately $69 million after which LLC will then deposit $25 million in its account at the Qatari Bank to secure the Qatari Bank Loan and the condition precedent with respect to LLC’s right to draw down the $25 million of debt financing will be satisfied.

This somewhat cumbersome structure is a result of the multi-stage legal structure of the investments and debt financing required by the Shareholder Agreement which were structured in 2011 such that the Deferred Cash Investments did not have to be invested into LLC until the First Phase of the Omagine Project’s development and construction was financed and ready to begin.

Until the Qatari Loan Agreement is executed by the parties and its conditions precedent are satisfied, no assurance can be given that the Qatari Bank Loan will actually be made.

The discussions with the aforementioned funds and other investors continue.

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Design, Development & Construction:

The design, development and construction of the Omagine Project is divided into various phases (each, a “Phase”) and the CCC Contract further sub-divides the construction portion of the Omagine Project’s development into various sections (each, a “Section”). Sections may be either “Lettered Sections” or “Numbered Sections” and any such Section may require very little, a modest amount, or a great deal of the design work for such Section to be undertaken by CCC-Oman. All Sections are part of and occur within a Phase (See; “The CCC Contract”, below). The illustration below is indicative only of our present planning for the phased development of the Omagine Project.

The Immediate Post-DA Period

The Immediate Post-DA Period is the time period between the DA signing and the first Financing Agreement Date. The execution of many initial activities during this period by LLC required the parallel launching by LLC management of many diverse efforts and processes on multiple fronts immediately after the DA Execution Date of October 2, 2014 and continuing through the date hereof. This early initiative fast track strategy (financed entirely by Omagine) greatly benefited LLC to date in many ways, among which are:

1.	the DA was Ratified by the Government;

2.	the UA was signed and registered with the Government;

3.	the Operative Date of July 1, 2015 replaced both the Execution Date of October 2, 2014 and the Effective Date of March 11, 2015 referenced in the DA;

4.	three separate valuation studies and reports were commissioned and the valuation of the Land Rights was completed;

5.	expert accounting analyses and reports were received from PwC, Deloitte and the Company’s independent auditor regarding LLC’s purchase of the Land Rights and the recording thereof in LLC’s and the Company’s financial statements;

6.	LLC booked OMR 276,666,667 of new equity which is also reflected in the Company’s consolidated financial statements;

7.	a cost accounting budgetary framework to be used during the development, construction and marketing of the Omagine Project was created by an independent accounting and finance consultant;

8.	an expert IT consultant was selected to architect and install the IT framework and solutions we intend to implement across LLC and the Company and across the Omagine Project’s “smart city” environment;

9.	an independent third party update to our feasibility study was commissioned and completed;

10.	an update of LLC’s internal financial model by specialist real estate investment bankers and advisers was commissioned and completed;

11.	confirmation from banks in Oman (but not from banks outside of Oman) that the value of the Land Rights can be used as collateral to support the Syndicated Bank Financing was received;

12.	the “Brand Identity” and associated brand pillar components and uniform brand messaging platform we intend to implement for Omagine, LLC and the Omagine Project were created;

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13.	LLC’s strategic plan was completed;

14.	multiple meetings with, and multiple iterations of proposals and presentations from major mission-critical project consultants (architects, designers, master-planners, engineers, program managers, quantity surveyors, real estate advisers, hospitality advisers, hotel management companies, financial advisers and others) have been received, reviewed and analyzed by management and selections of many consultants have been made by management;

15.	candidates for ten senior LLC executive positions have been recruited, interviewed and selected;

16.	extensive and multiple presentations and meetings with potential LLC equity investors in six MENA Region countries, Europe, Asia and the U.S. were conducted and while most offers were declined by LLC, negotiations with several selected strategic investors are still ongoing;
17.	extensive and multiple presentations and meetings with local, regional and international banks in Oman, the MENA Region and Europe with respect to the provision of Syndicated Bank Financing have occurred and these discussions and negotiations are ongoing;

18.	After several drafts, the CCC Contract is almost completed and is now presently expected to be formally executed and approved by the parties within the next few weeks, and

19.	several other contracts for mission-critical consultants are presently being prepared.

The execution of this LLC fast-track strategy during the Immediate Post-DA Period was the sine-qua-non for the execution of the First Phase. The Immediate Post-DA Period is now essentially completed and the First Phase of development and construction of the Omagine Project is, subject to the availability of the necessary financing therefor, ready to begin shortly.

The CCC Contract

A revised draft of the CCC Contract based on internationally accepted contracting standards promulgated by the International Federation of Consulting Engineers (“FIDIC”) has been completed and it contains a set of industry standard performance parameters, incentives and penalties to ensure Omagine LLC’s interests are protected and that value is delivered. The draft CCC Contract is quite extensive and it has been revised and updated based on CCC’s comments and those of LLC’s lawyers, bankers, insurers, engineering consultant and quantity surveyor (cost consultant). The draft CCC Contract is now being reviewed by CCC and LLC management and their attorneys after which it will be presented to the LLC Shareholders for their consideration and expected approval. Based on present estimates, management expects that the Contract Date will occur when the CCC Contract is signed by LLC and CCC-Oman in the coming few weeks.

The CCC Contract is a framework agreement wherein the construction work required for the entire Omagine Project is sub-divided into Sections. Each Section will then be executed by CCC-Oman pursuant to the relevant written “Notice to Proceed” issued by LLC with respect to such Section. The Notice to Proceed for any Section contains the relevant design and specifications for the work comprising that Section as well as any Section specific instructions or information.

Sections for which detailed design and specification criteria are not usually required for the work involved (e.g.: fencing, surveying, soil testing, earthworks, dredging, site leveling, etc. [collectively, the “Enabling Works”] are referred to as “Lettered Sections” and they are labeled as Section A, Section B, Section C, Section D, etc.

Sections for which a high level of detailed design and precise specification criteria are usually or always required for the work involved - and for which such design and specifications are very important to LLC in order to assure itself of the desired design outcomes [e.g.: buildings, building foundations, roads, landscaping, underground facilities for parking, storage or utilities, above and below ground construction of buildings and all manner of horizontal or vertical permanent structures, fixtures and elements of the Omagine Project (collectively, the “Permanent Works”)] are referred to as “Numbered Sections” and they are labeled as Section 1, Section 2, Section 3, Section 4, etc.

The First Phase, which includes among other things the construction activities to be enumerated in the Notice to Proceed for Lettered Section A of the CCC Contract (“Section A”), will require additional financing which management is hopeful will be provided by the Qatari Bank Loan and the Deferred Cash Investments described above.

The amount that LLC will pay CCC-Oman for the construction of each Section will be individually negotiated and agreed per Section (an “Agreed Contract Amount”) prior to LLC issuing a written Notice to Proceed with respect to such Section. Each Agreed Contract Amount for a Section is subject to adjustment and finalization pursuant to the provisions of the CCC Contract into a final “Contract Price” after the relevant Section is completed.

The Agreed Contract Amount and final Contract Price for each Section is determined as follows:

i.	For any Lettered Section, the Agreed Contract Amount is based on:

a.	the quantities of work, materials and activities specified in the relevant Notice to Proceed as being required for the completion of such Lettered Section, and

b.	the unit pricing for such work, material or activity as memorialized in the agreed bill of materials (the “BOM”) included in the CCC Contract, and

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It is anticipated that several Lettered Sections will be under construction simultaneously and/or in rapid succession as the required Enabling Works are identified and executed. During the First Phase LLC will pay CCC-Oman for all Lettered Sections it undertakes based on the relevant Notices to Proceed and the BOM.

ii.	For any Numbered Section, the Agreed Contract Amount is the lump-sum fixed price for such Numbered Section stated in the relevant Notice to Proceed and such Agreed Contract Amount is the final Contract Price for such Numbered Section absent any adjustment thereto pursuant to a written “Variation Order” issued by LLC.

As part of the masterplanning, we will develop a phasing program for the entire project and as the design of any Numbered Section is sufficiently completed such that LLC and CCC-Oman are able agree on a fixed lump-sum price for all the construction work required to complete such Numbered Section, we will issue a Notice to Proceed for that Numbered Section.

CCC-Oman will only commence construction activities on Numbered Sections after the design work for the relevant Numbered Section is sufficiently completed such that LLC and CCC-Oman can agree on a fixed lump-sum price for all the construction work required to complete such Numbered Section. It is anticipated that several Numbered Sections will be under construction simultaneously in an overlapping manner as the various designs for the various Numbered Sections are sequentially completed. Construction on Numbered Sections will continue until the conclusion of all Permanent Works constituting the Omagine Project are completed.

LLC intends to issue a Notice to Proceed to CCC-Oman with respect to Section A promptly after the first Financing Agreement Date is achieved and to continue thereafter issuing Notices to Proceed for additional Lettered Sections and Numbered Sections as required. Section A of the CCC Contract which is part of the First Phase is presently estimated to have an Agreed Contract Amount of approximately $6 million. Further Lettered Sections may be added to the First Phase depending upon the site conditions encountered, CCC-Oman’s mobilization schedule and the availability of the necessary financing at the time.

LLC plans to maintain a robust control of the design of each Section through to completion. CCC-Oman will work closely with LLC and its masterplanner and architects to ensure that CCC’s constructability and value engineering advice are integrated into the final design for each Section.

Development Phases / Construction Sections / The Financing Agreement Date / The Deferred Cash Investments

It is anticipated that the Omagine Project will be developed in several phases and each such phase will likely include one or more Sections of construction as described in the CCC Contract. It is expected therefore that several tranches of project financing from banks or other financial institutions (including possibly the Qatari Bank Loan) will occur and several Financing Agreements will likely be executed during the course of the project’s phased development and construction. Until such Financing Agreements are actually executed by the parties however, no assurance can be given that they actually will be so executed or that such project financing will be available to LLC. Each such Financing Agreement, if any, is expected to coincide approximately with the beginning of a new development and construction phase, all of which phases will include design, marketing and one or more new Sections of construction activities. The closing of a tranche of project financing whether from banks, financial institutions or from Syndicated Bank Financing will be memorialized by a Financing Agreement and the execution date of the first such Financing Agreement is defined in the Shareholder Agreement as the Financing Agreement Date.

Notwithstanding the foregoing, no assurances can be given that any such project financing tranches or any project financing at all (including the Qatari Bank Loan and other Syndicated Bank Financing) will occur until it actually does occur.

The earlier the Financing Agreement occurs, the better for LLC, the Omagine Project, and all concerned; because:

i.	it will accelerate the date that RCA and CCC become obligated under the Shareholder Agreement to make their Deferred Cash Investments of OMR 26,628,125 [$69,233,125] into LLC;

ii.	it will facilitate the Syndicated Bank Financing effort which is presently planned to be undertaken toward the middle part of the First Phase, because:

a.	LLC’s capital will be increased,

b.	the CCC Contract will be in effect with its Fixed Price Period lump sum provisions for the Numbered Sections which will be attractive to banks when considering Syndicated Bank Financing for the Omagine Project,

c.	the Omagine Project’s design will be greatly advanced or completed as the Syndicated Bank Financing process is underway;

iii.	it advances LLC’s marketing, advertising and sales schedules relevant to the sales releases of its residential and commercial properties;

iv.	it advances LLC’s development and construction schedules ahead of the schedules that would otherwise be attainable;

v.	many critical non-design activities included in the First Phase will be underway or completed as the Syndicated Bank Financing process is underway, and

vi.	it further solidifies LLC’s relationship with the Government and the MOT as the relevant Government authorities see the development of the Omagine Project being rapidly initiated.

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LLC is presently exploring other possible Equity Sales and Debt Facilities in order to finance the First Phase as well as a possible increase in the scope of the First Phase activities including additional Lettered Sections as and if required. One of such Debt Facility presently under consideration by management is a secured loan from Omagine to LLC if and when sufficient funds are available to Omagine to make such loan. Like any other Debt Facility, this would also be memorialized by a Financing Agreement.

No assurance however can be given at this time as to whether the Company will be successful in arranging either Equity Sales or Debt Facilities or in closing the Qatari Bank Loan until such events actually happen.

Any reference in this report to a term or condition of the Development Agreement, the Usufruct Agreement and/or the Shareholders Agreement does not purport to be complete and is qualified in its entirety by reference to the full texts of such agreements. The full text of the Development Agreement is attached hereto as Exhibits 10.24 and 99.1. The full text of the Usufruct Agreement is attached hereto as Exhibits 10.27 and 99.2. The full text of the Shareholder Agreement is attached hereto as Exhibit 10.5.

The First Phase

The First Phase of the development and construction of the Omagine Project (including Lettered Section A) is presently budgeted at approximately $24 million and is ready to begin shortly provided adequate funding to finance this First Phase becomes available to LLC. In addition to the Section A construction activities, the First Phase includes the execution over the next 10 to 12 months of the masterplan, design, engineering, administrative, marketing, and temporary and permanent construction work necessary for vertical construction to begin on Numbered Section 1.

Architectural, design and engineering activities are planned to continue over the next several years as the phased development of the project unfolds. The construction of the Permanent Works is expected to accelerate (provided adequate project financing therefor is available to LLC) as Notices to Proceed are issued to CCC-Oman for overlapping Numbered Sections following the sequential completion of the design work for such Numbered Sections.

Our present budget (subject to modification as required) for the First Phase of the development and construction of the Omagine Project is as follows:

Omagine Project – First Phase (including Section A)
First 12 Months of Development & Construction Operations - Cash Outflows in USD
Description - Task	Annual
Executive & Financial Management	$827,750
Design, Engineering, Planning	$9,006,985
Construction Activities & Support Services	$5,519,867
Technology & Process Solutions (ERP)	$1,568,750
Sales & Marketing:	$4,154,754
Administrative & Support Services	$2,061,755
12 Month Total	$23,139,861

The First Phase is the time period beginning on the Financing Agreement Date and lasting approximately 12 months thereafter during which CCC will execute Section A and most probably additional Lettered Sections and LLC’s engineers, architects and designers will be undertaking the masterplanning, engineering and architectural design work for the Omagine Project (the “Design Work”). At the conclusion of the First Phase, the finished design for Numbered Section 1 is expected to be completed. Undertaking the First Phase is contingent upon the availability to LLC of the necessary project financing to do so, which as of the date hereof, has not been definitively arranged.

Masterplanning / Equity Sales / Debt Facilities / Project Financing

The masterplanning of the Omagine Project is planned to occur during the First Phase. It is presently planned that as part of the First Phase - and in parallel with the master planning effort - that we will engage the hospitality, real estate, insurance and marketing consultants to execute various professional studies which will inform the master planning process and our business plan. Together with CCC, these consultants and advisers all contribute to and inform the master planning and final design process for the Omagine Project.

The preliminary master plan along with the various studies and our fleshed-out business plan (which in turn is informed by our now completed Strategic Plan) is expected to be utilized by the financial adviser to drive the Syndicated Bank Financing effort. We expect therefore to defer engaging the financial adviser until we are approximately 50% finished with the master planning effort. Management continues to meet regularly with a number of banks and financial institutions seeking to act as LLC’s financial adviser (“Financial Adviser”). Our Financial Adviser will arrange the syndication among several banks of the debt financing (“Syndicated Bank Financing”) for the Numbered Sections (and probably some of the Lettered Sections) to be constructed subsequent to Section A.

During the masterplanning process, exact sizes, shapes and placement of the various project elements (residential, hotels, entertainment, landscape, etc.) are determined and as the master plan evolves and takes shape, the various follow-on Numbered Sections of development and construction will also naturally evolve. Simultaneously with these processes, the Financial Adviser will be updating the Omagine Project’s financial model to reflect the precise and final constituent project elements along with their projected costs and associated projected revenue streams. Finally, all of the foregoing data and other marketing, sales and strategic planning studies created by or on behalf of LLC are assembled into an “LLC Business Plan”. With the LLC Business Plan in hand and with the LLC Financial Adviser in the lead, LLC and the Financial Adviser and other select consultants set about the business of making final presentations to the various banks, with which we are now and will continue to be in touch, with the objective of arranging the Syndicated Bank Financing.

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Notwithstanding anything contained in this report regarding possible, proposed or planned (i) sales of equity by Omagine and/or LLC (“Equity Sales”), or (ii) debt facilities with banks (including the Qatari Bank), financial institutions or other persons (including the Qatari Bank Loan and/or loans from Omagine to LLC) or sale of debt securities by LLC (collectively, “Debt Facilities”), or (iii) Syndicated Bank Financing, no assurance can be given at this time as to whether the Company or LLC will be able to obtain the significant amount of financing necessary over time to execute the development of the Omagine Project.

Over the past many months, we have conducted, and continue to conduct, numerous meetings:

i.	with respect to LLC Equity Sales, with several potential equity investors interested in becoming shareholders of LLC, including sovereign funds, investment funds and high net-worth individuals from Europe and several MENA Region countries, and

ii.	with respect to Omagine Equity Sales, with investment funds and high net-worth investors in the U.S., Europe and the MENA Region interested in becoming shareholders of Omagine, and

iii.	with respect to Debt Facilities for LLC other than Syndicated Bank Financing, with several banks (including the Qatari Bank with which we are discussing the Qatari Bank Loan) and other potential investors (including Omagine) in the U.S., Europe and Oman, and

iv.	with respect to Syndicated Bank Financing, with major local, regional and international banks in Oman and the GCC (including the Qatari Bank with which we are discussing the Qatari Bank Loan) at which there appears to be a significant amount of banking liquidity. We have witnessed a large appetite at such banks for providing Syndicated Bank Financing and Debt Facilities to LLC.

Although a few interested investors in LLC’s equity have made soft offers which we have not yet accepted or rejected, management continues to believe it can maintain Omagine’s majority control of LLC via Equity Sales of a further minority percentage of LLC’s equity to non-U.S. investors in the MENA Region and/or Europe at a reasonable valuation and for an amount in excess of the average cash investment amount paid by the LLC Shareholders.

LLC and CCC management and financial executives have held numerous meetings and discussions over the past several months with many major local and international banks, the purpose of which, among other things, was to discuss the prospects for such banks providing the Syndicated Bank Financing which is expected to be composed primarily of debt financing from banks. This is a crucial matter to address and accomplish in order to make the Omagine Project a reality. Based on present assumptions, we estimate that LLC’s peak Syndicated Bank Financing requirements will be approximately $350 to $400 million during the development cycle of the Omagine Project.

The process of obtaining project financing (including the Qatari Bank Loan and Syndicated Bank Financing) is not a trivial exercise. It is a time-consuming and complicated process which, when successful, culminates in an event known as a “Financial Close” – usually several Financial Close events - as projects of the size and scope of the Omagine Project are almost always developed in phases. With respect to any proposed Syndicated Bank Financing requirements, the question of whether or not LLC’s Land Rights can or will be used by the various banks as collateral to support such Syndicated Bank Financing is therefore of considerable importance. At present LLC management is confident that banks within Oman will use LLC’s Land Rights as collateral for bank debt facilities for LLC but we are unclear as to the position of many of the regional banks outside of Oman in this regard.

The DA addresses this matter in considerable length and clearly contemplates that LLC - as the registered owner of the Land Rights will be granting a security interest in its Land Rights to banks and lenders to the project. The DA further obliges the Government - as the registered owner of the land - to consent to any such grant of a security interest by LLC. (See: Exhibits 10.24 and 99.1, and Clause 22 of the DA - Lenders Security Interests). The DA states in relevant part:

“… the Government shall enter into Direct Agreements with Lenders acknowledging their rights by way of Security Interests over certain assets of the Project Company including an assignment to the Lenders of the Development Agreement, the Usufruct Agreement, other related agreements, and the Project Assets …” (See: Exhibits 10.24 and 99.1, Schedule 20 to the DA - Principles of Direct Agreement).

The major Omani banks with which LLC management has met - and with whom we continue to meet and update - have indicated that LLC’s Land Rights will be considered by such Omani banks as collateral to support bank financing debt facilities for the Omagine Project but other non-Omani regional and international banks have been less forthcoming with definitive answers until they see more details about the nature and extent of LLC’s Land Rights.

LLC management is presently confident that the OMR 276,666,667 ($719,333,334) value of its Land Rights will be considered by the Omani banks as collateral for the Syndicated Bank Financing for the Omagine Project but it is unclear at this early stage whether or not banks other than Omani banks will do likewise. Notwithstanding the foregoing statement however, it is not possible at this time to predict with certainty what future events may alter LLC’s present assessment of its ability to use its Land Rights to collateralize any bank debt financing including any Syndicated Bank Financing.

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Updated Studies

In addition to the valuation studies and reports with respect to the Land Rights (See: “The Land Rights”, above), management also commissioned:

(i)	an updated feasibility study of the Omagine Project by an independent third party which is a professional real estate, tourism and marketing consultant, and

(ii)	an updated LLC internal financial model for the Omagine Project by unaffiliated third parties who are expert financial, investment banking and real estate consultants.

Both the updated feasibility study and the financial model have been completed and they will be utilized by LLC to fine tune its development plans, and ultimately by LLC’s designated Financial Adviser in arranging the Syndicated Bank Financing and other financing for LLC as may be required.

Omagine LLC’s internal financial model is updated, modified and adjusted from time to time in order to capture what management believes are the then present market realities and projected trends. The financial model is organized to show best case, worst case and probable case scenarios. The most recently updated probable case scenario forecasts substantial net positive cash flows for Omagine LLC over the seven year period subsequent to the signing of the DA and a net present value (“NPV”) of the Omagine Project of approximately $1.3 billion dollars. Management believes its financial model assumptions are reasonable but cautions that they may change as new facts and information become available, as the development program and design process unfolds and as market conditions require. It is virtually certain that the various components of the financial model - and therefore the estimates of total cash flow and NPV - will change from time to time in line with market fluctuations and as the project unfolds.

The sale of residential and commercial properties are a large revenue driver supporting Omagine LLC's internal financial projections. The increase over the last several years in the value of the land constituting the Omagine Site has had a positive effect on projected revenue at LLC and on the OMR 276,666,667 average valuation of the Land Rights.

Management cautions that investors should not place undue reliance on the aforementioned financial model projections or on estimates by market participants mentioned herein as all such projections, estimates and forecasts are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and no assurance can be given that the projections will be realized or that the estimates or forecasts will prove to be accurate. Potential investors are cautioned not to place undue reliance on any such forward-looking statement or forecast, which, unless otherwise noted to the contrary, speaks only as of the date hereof.

Off Plan Sales and Land Price Payments

As is present practice in Oman, LLC anticipates that sales contracts with third party purchasers of residential or commercial properties that are purchased “off plan” (i.e. purchased before the construction thereof), will stipulate the payment to LLC by such purchasers of (i) a deposit on signing of such sales contract, and (ii) progress payments during the construction period of the relevant property covered by such sales contract. Since the aggregate of such deposit and progress payments before and during the construction of the relevant property is expected to be approximately 85% of the sales price of the relevant property stipulated in such sales contract, LLC anticipates that (i) the construction costs for properties that are sold “off plan” will be substantially “owner-financed” by the relevant purchaser, and (ii) it will likely be unnecessary therefore for LLC to utilize any or very much Syndicated Bank Financing in order to pay for the construction costs of properties which are sold pursuant to “off plan” sales contracts. Management expects that this commonly accepted sales contract and payment process will significantly benefit LLC by reducing its aggregate requirements for Syndicated Bank Financing from its banks. The consumer appetite for such “off plan” sales is less today than it was before the 2009/2010 worldwide banking and financial crisis. (See “Market Conditions” below).

Furthermore, Land Price Payments are not due or owing to the Government from LLC until such time as LLC legally transfers the freehold title to such land to such purchasers, which time will coincide with the closing of the sale of such properties. Such closings will only occur after LLC has received final payment from the purchaser of the relevant sales contract amount for such properties. LLC’s financing profile is therefore further enhanced since it is not obligated to make any Land Price Payments to the Government until after it has already received 100% of the contracted sales price amount from the relevant purchaser at the closing when the freehold title to such land and property is transferred to the purchaser.

Consolidated Results

The financial results of LLC are included in the consolidated financial results of the Company in accordance with accounting principles generally accepted in the United States. The Company experienced a substantial increase in capital effective as of July 2, 2015 when the Land Rights were registered in LLC’s name and recorded in LLC’s and the Company’s financial statements. If and when the Conditions Precedent are satisfied, the Company will experience another substantial increase in capital when 60% (or the then appropriate percentage representing Omagine’s ownership interest in LLC) of the approximately $70 million of cash capital investments into LLC are recorded in the Company’s consolidated financial statements as Omagine’s ownership interest in LLC. LLC's ongoing financial results will be included in the consolidated financial statements of the Company as appropriate for as long as Omagine remains a shareholder of LLC.

In addition to the activities mentioned above, the Company’s preparations for its future business activities also include, but are not limited to: (i) negotiating various agreements with other major vendors, contractors, consultants and employees proposed to be involved in the Omagine Project, (ii) arranging the appropriate and required legal, accounting, tax and other professional services both in Oman and the U.S., (iii) reviewing and complying (to the extent we are presently able) with the listing requirements of various stock exchanges so we may be prepared to apply for such listing(s) as soon as we are eligible, (iv) examining various other matters we believe will enhance shareholder value, and (v) examining other potential Company revenue streams which are ancillary to, and derivative of, the Omagine Project.

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The Company plans to enter businesses other than real estate development - and ancillary to, and derivative of, the Omagine Project - and the Company presently expects to generate ongoing revenue streams from such businesses, but no projections of the amount of such revenue, if any, can be made at this time.

Although the Company is expected to generate revenue in the medium term as LLC (i) begins reimbursing Omagine for its Pre-Development Expenses and (ii) begins paying the Success Fee installments to Omagine (See: “Pre-Development Expenses / Post-DA Pre-Development Expenses” and “Success Fee” above), the Company is not expected to generate revenue from sales or operations of properties within the Omagine Project until the development and construction of the Omagine Project is substantially underway.

Financial Adviser

LLC intends to appoint a Financial Adviser with a reputation for excellence and a strong presence in the MENA Region. There are presently many such reputable financial advisory firms and financial institutions that have indicated their interest in the Omagine Project. It is presently expected that a definitive agreement between LLC and one or more such Financial Advisers will be executed at some time toward the middle to end of the First Phase. No assurance however can be given that any such agreement will be signed until it is actually signed by the parties.

LLC’s Financial Adviser will advise on capital structure and lead the arrangement and placement of the Syndicated Bank Financing. LLC will then work together with its Financial Advisor to appoint lead arrangers for such Syndicated Bank Financing which may include the Financial Advisor itself.

The amount of Syndicated Bank Financing owed at any one time by LLC to its Lenders is expected to fluctuate over the development and construction cycle of the Omagine Project and will be greatly influenced by (i) any additional Equity Sales, and (ii) the pace and tempo of LLC’s receipt of proceeds from its planned sales of real estate to third parties. The capital of LLC, proceeds from Equity Sales, if any, Syndicated Bank Financing and the proceeds from sales of its residential and commercial properties, are expected to be utilized by LLC to develop the Omagine Project.

The maximum amount of such Syndicated Bank Financing presently expected to be outstanding at any one time during the development and construction cycle of the Omagine Project is presently estimated by management to be between $350 million and $400 million. LLC intends to explore the possibilities for selling bonds to investors as an alternate source or replacement for some or all of its expected Syndicated Bank Financing requirements.

We have had extensive discussions with a number of MENA Region financial institutions with respect to such Syndicated Bank Financing and we have received six “bank comfort letters” in support of the Omagine Project from some of the largest banks in the MENA Region – including three banks in Oman. These discussions will be advanced further and continued by LLC’s designated Financial Adviser. With LLC’s Financial Adviser leading this effort, management is optimistic with respect to LLC’s prospects for arranging the Syndicated Bank Financing for the Omagine Project but recognizes that given present economic and market conditions, it is not a trivial task and will be challenging. The DA recognizes and addresses this issue when it states, in relevant part:

“The Government recognizes that the Project Company intends to raise limited recourse financing in relation to the Project and that Lenders may expect to be afforded certain rights in relation to it. Accordingly, the Project Company will by or before the completion of twelve (12) months from the Execution Date [now the Operative Date of July 1, 2015; see Exhibits 10.24, 99.1, 10.28 and 99.3] enter into a written term sheet with the Lenders for the financing of the First Phase, any other phase or all of the Project (a “Term Sheet”). If the Project Company has not delivered a copy of such Term Sheet to the Government by or before the expiry of the twelve (12) month period referred to above, this Development Agreement then shall have no further effect.” (See Exhibits 10.24 and 99.1).

The condition referred to above was fulfilled on November 9, 2015 when LLC entered into a written term sheet with the Qatari Bank with respect to the financing of the First Phase of the Omagine Project.

MENA Region banks and financial institutions continue to maintain adequate levels of liquidity but the rapid fall in world oil prices is a challenge to those banks whose liquidity relies to a great deal on government deposits resulting from the sale of crude oil. The project financing environment in Oman and the MENA Region continues to remain cautious after the 2009/2010 worldwide bank liquidity problems and the Eurozone debt crisis and now more recently given the rapid decline of worldwide oil prices. LLC management has met recently with several internationally recognized Financial Advisers, all of whom have deep and wide-ranging expertise in the MENA Region project financing markets and as part of their normal business activities are in regular contact with MENA Region banks and international financial institutions regarding the status of and conditions prevailing in the project finance marketplace. The Company is now cautiously optimistic that LLC and its yet to be designated Financial Adviser will be able to arrange the necessary project financing for the Omagine Project. Management believes that all the Financial Advisers and banks with whom it has recently met concur that there is currently still a reasonably high degree of liquidity and appetite among MENA Region banks and financial institutions for lending to, and investing in, sound development projects in the MENA Region. Most such persons and institutions however are more cautious then they were a year ago because of the recent rapid fall in oil prices and the deterioration of the unsettled military activities ongoing in Syria, Iraq, Yemen and Libya.

Notwithstanding the foregoing, no assurance can be given at this time that LLC will be able to obtain any, or a sufficient amount of, the project financing, including Syndicated Bank Financing, required to develop, build and complete the Omagine Project. If such a circumstance were to occur, it would have a material adverse effect on our business and operations.

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Market Conditions

During 2014, the worldwide market price for crude oil experienced significant declines from over $100 per barrel to approximately $60 a barrel and such prices have not yet recovered as of the date hereof. This has had a negative effect on market sentiment and results in Oman and the GCC. All GCC nations, including Oman, rely on crude oil sales for a majority of their governmental income. Reduced revenue from crude oil sales result in reduced deposits at major banks utilized by the Government, and - although this has not yet been the case in Oman - may result in lower Government employment and infrastructure spending. These conditions, should they occur, could cause a knock-on effect in the real estate markets resulting in slower or fewer sales and lower selling prices.

The market intelligence garnered by management indicates that local bankers and market participants believe that both transaction volume and pricing in the Omani real estate market are steadily improving. Provided that these trends continue, management believes that LLC is well positioned to benefit from the ongoing and improving market conditions in both the real estate and project financing sectors (with the caveat that we are presently unsure what the impact on these two sectors will be from the fall in crude oil prices). From a timing perspective, LLC plans to now begin the First Phase including intense design, marketing and construction activities during the next year or more, followed by the launch of residential and commercial sales at the Omagine Project.

The worldwide financial crisis, the “Arab Spring” uprisings, the Eurozone financial crisis - and the plethora of their poisonous knock-on effects - had deep and deleterious banking, economic, market and political consequences. It is indisputable that in the immediate and near-term aftermath of these crises, real estate and financial markets worldwide (including the Oman markets) were vastly more troubled and challenging than they are at present. Trends in the Omani market subsequent to the recent worldwide financial crisis have indicated a reduced presence of speculative buyers and a reduced consumer appetite for pre-sales of residence units (“off-plan” sales) as many more buyers are now demanding a finished product before entering into sales contracts with developers. It is clear that operating in today’s recovering market environment is preferable to having to operate in the prior years’ toxic environment characterized by tumultuous and severely adverse economic, political, financial and societal disorders. Although, many such societal disorders, military activities and terrorism continue in other parts of the MENA Region, as long as the politically stable and quite safe conditions existing at present in Oman persist – as seems likely – then, market conditions should favorably impact LLC’s future operations.

Although the Oman economy and markets were not nearly as severely affected by the aforementioned crises as nearby Dubai or other countries, it did experience negative effects, slowdowns and volatility in both residential and commercial selling prices and market absorption rates during the past several years. Raw material and labor prices remain somewhat volatile.

In Iraq, Syria, Yemen and Libya, among other countries, daily violent military clashes and terrorism are now commonplace. Other Arab countries in the MENA Region have experienced and are experiencing demonstrations of discontent with the rule of their heads of state and in some cases these demonstrations are being met with violent pushback by some MENA Region governments but this was not and is not the case in politically and economically stable Oman. Notwithstanding the foregoing, Oman did experience several low-intensity demonstrations against government corruption and with respect to job opportunities and wages for Omanis (a very few of which involved violent behavior) and these have been met by His Majesty and the Government with pro-active positive measures and economic and political initiatives (including an aggressive anti-corruption campaign and widely acclaimed elections) to address the expressed concerns of the citizens of Oman. Short term work stoppages and strikes with respect to labor matters accompanied by non-violent demonstrations now occur occasionally in Oman but these events, as well as several newly organized and legally allowed labor unions and the aforementioned anti-corruption campaign, are now regarded as a normal part of the emerging democratic fabric of Omani society. Last year, anxiety over the health of His Majesty, the much beloved Sultan Qaboos, and what effect, if any, that will have on Oman’s political stability and leadership succession had been widely reported in the media. These fears have now been greatly allayed since His Majesty returned to Oman months ago from an overseas trip for medical treatment and is seen to be actively managing state affairs, having only recently personally chaired a Council of Ministers meeting.

Construction material costs and property selling prices in Oman and the surrounding region remain somewhat volatile and undue reliance on present forecasts should be avoided. Management cautions that future events rarely develop exactly as forecast and the best estimates routinely require adjustment. Management fully expects that its cost estimates for the Omagine Project (and therefore, its financial model) will require adjustment – possibly significant adjustment – as future events unfold. Investors and shareholders are cautioned not to place undue reliance on any such forward-looking statement or forecast, which speaks only as of the date hereof.

Nearby Dubai leads the way for the Gulf tourism market and this is likely to be the case for the foreseeable future, given its existing visitor market (nearly 12 million visitors in 2014), attractions, its impressive future capital development and marketing investment programs, and especially given its recent selection as the host for EXPO 2020 which is expected to attract over 25 million visitors.

Sales and Marketing

Beginning during the First Phase, LLC plans to undertake several wide ranging and continuous marketing, advertising, branding and public relations campaigns to establish its brand identity in anticipation of its launch of residential and commercial properties for sale and to advertise and promote its forthcoming entertainment, hospitality and retail offerings.

CCC-Oman is presently completing construction of its elegant new multi-story headquarters building in the fashionable Shatti Qurum area of Muscat. LLC plans to occupy the second level floor of this building as its Muscat executive office and “in-town” sales showroom for the Omagine Project. As we move forward we plan to also construct and operate an additional sales showroom at the Omagine Site. Both sales office/showrooms will be staffed with experienced real estate sales personnel and will contain large scale models of the Omagine Project and its various components as well as associated collateral sales and marketing materials.

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The anticipated launch date for residential and commercial sales is presently planned for late-2016 provided LLC is able to begin the First Phase in short order (which in turn is dependent upon the availability of the necessary financing to do so). Management expects that the continuing recovery of local real estate markets as well as the Government’s continuing - and uninterrupted - improvements to Oman’s infrastructure (roads, airports, etc.) will contribute positively to LLC’s future sales prospects, albeit the impact of the recent fall in crude oil prices is unknown at this time.

Management expects the Omagine Project to benefit from Dubai’s hosting of EXPO 2020, and similarly from nearby Qatar’s hosting of the World Cup Games in 2022. Both of these events are expected to attract a huge amount of visitors and tourists. The Omagine Project will be conveniently located one hour from Dubai and Qatar by air and is easily accessible by a fine roadway system in both Oman and the U.A.E. A visit to the Omagine Project will be a natural and logical addition to a Dubai or Qatar visit.

Sale prices and rental rates for housing in other integrated tourism projects in the Muscat area of Oman have recovered and are increasingly strengthening. The inventory of unsold housing in the secondary (re-sale) market (both outside of and within ITCs) has diminished due to recent robust, albeit quite price-sensitive, sales activity. New housing inventory, especially smaller apartments designed to hit perceived market price-points, has continued to come onto the local Muscat area market and the market absorption rates (number of market transactions) for such new residential housing is brisk. The DA allows for sales and pre-sales of any of the residential or commercial buildings that will be developed and built on the Omagine Site.

The DA stipulates the obligation of the Government to issue such Licenses and Permits as may be required for the development of the Omagine Project, including but not limited to issuing an Integrated Tourism Complex License (“ITC License”) designating the Omagine Project as an ITC. On June 26, 2014, the Government issued an ITC License to LLC designating the Omagine Project as an ITC.

Non-Omani persons (including expatriates living and working in Oman) are forbidden by Omani law to purchase land, residences or commercial properties in Oman unless such land, residences or commercial properties are located within an ITC. Because it is now licensed as an ITC, the land, residences and commercial properties within the Omagine Project may be sold to any buyer worldwide - including any non-Omani buyer - and the freehold title to such land, residences and commercial properties may be transferred to such buyers. Residences in ITCs are viewed to be highly desirable by purchasers (by both investors and owner-occupiers) and ITC residences therefore enjoy a premium selling price relative to non-ITC residences.

The excellent location of the Omagine Site is recognized by local market participants and the significance of the provision of the Omagine Site to LLC is substantial. The increase in the value over the last several years of the land constituting the Omagine Site has had a positive effect on the valuation of the Land Rights and is expected to have a positive effect on LLC’s revenue from the sale of residential and commercial properties. The value of the land constituting the Omagine Site is expected to be a primary driver of future LLC and Company revenue and the benefits accruing to LLC and the Company pursuant to LLC’s Land Rights over the Project Land is expected to be material and significant.

Pursuant to the DA and UA, LLC will pay the Government OMR 25 ($65) per square meter for the Project Land it sells to third party purchasers. The average valuation for the Land Rights (net of such Land Price) is OMR 276,666,667 ($719,333,334) (See: “The Land Rights”, above).

Design, Engineering, Construction, Program Management, Content Development

The Company does not presently own or directly operate any design, engineering, content development or construction companies or facilities. With assistance from Omagine via the payment of all Post-DA Pre-Development Expenses and the early investment of 100% of the OMAG Deferred Investment, LLC has during the Immediate Post-DA Period undertaken many critical tasks as indicated above (See: “The Immediate Post-DA Period”), but for LLC to fully accomplish its fast-track development strategy and undertake and finance the First Phase, it will have to close the Qatari Bank Loan or an Equity Sale or Debt Facility transaction (or a combination thereof).

Subject to the approval of its shareholders and to negotiating and agreeing to a contract, LLC presently intends to hire Michael Baker International (“Baker”) as its Program Manager and Project Manager. Baker is in the business of providing program and project management, engineering, design and construction management services to a wide variety of clients including the U.S. Department of Defense and many state governments and commercial clients. Omagine has employed Baker through the feasibility and engineering study phases of the Omagine Project and presently anticipates that, subject to the approval of the LLC shareholders, LLC will execute an agreement with Baker.

Baker is headquartered in Pittsburgh, PA, with offices throughout the U.S. and in Abu Dhabi in the United Arab Emirates and is experienced in all aspects of engineering, program management and construction management for large scale construction and development projects of the magnitude of the Omagine Project. Baker has significant program management and construction management contracts with the United States military worldwide, including in the MENA Region. The Company believes it maintains a good working business relationship with Baker but recognizes that there are presently many such highly reputable program and project management companies available and operating in Oman. The Company is confident that Baker’s inability or unwillingness to perform or the loss of Baker’s services altogether, (none of which circumstances are presently anticipated by or known to the Company), would not have any adverse impact on its or LLC’s business or operations.

The interpretive design, entertainment content, and visitor experience design candidates to be hired by LLC have been narrowed to a short list of professional companies. One or more of such companies (”Content Developers”) will be engaged by LLC to design the transformation of Omagine’s high level strategic vision for the content of the Pearl structures and surrounding areas into physical places offering emotional, intellectual and physical experiences and interactions. Each of the prospective Content Developers has serviced a diverse client base, including theme parks, museums, zoos, aquariums and other such complex entertainment centers around the world, including in the MENA Region, and each continues to regularly produce world class attractions globally of the size and scope of the Omagine Project.

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Subject to the approval of its shareholders and to negotiating and agreeing the CCC Contract, LLC presently intends to hire CCC-Oman as the General Contractor for the construction of the Omagine Project (See: “The CCC Contract”, above). CCC-Oman is an LLC shareholder and one of the largest construction companies in Oman where it currently employs approximately 13,000 construction personnel. CCC-Oman is experienced in all aspects of the construction business and regularly constructs large scale projects of the magnitude of the Omagine Project.

To date, Omagine has generally conceived the development concepts and defined the ”scope of work” and then, as required, contracted with various designers, architects, contractors and consultants in the United States, Europe and the Middle East to perform those tasks. During the First Phase, LLC will engage various firms as its consultants (master planner, engineers, real estate and hospitality consultants, etc.) who will together with management finalize the design for the Omagine Project. There are many such consultants available with competitive pricing and the Company does not believe that the loss or inability to perform of any such consultant which it has selected would have a material, adverse impact on its business or operations. The Company believes it maintains a good working business relationship with its consultants. As presently planned, all copyrights to all material documents, designs and drawings executed by such independent designers, architects, contractors and consultants are, or will be, the property of either LLC or Omagine.

Competition

The real-estate development business in Oman is a competitive business populated by companies with substantially greater financial, managerial and personnel resources than LLC presently possesses. Management believes that Omagine's ability to attract RCA and CCIC as strategic shareholders for LLC and to assemble and coordinate a team of experienced American, European and Middle Eastern consultants in a wide variety of specialized fields was crucial to its advancing the Omagine Project to its present status. Each of these consultants, several of whom will become employees of Omagine and/or LLC, are highly experienced in their respective fields. These fields of expertise include the following: strategic planning; visioning; branding; marketing; Islamic scholarship and research; master planning; architecture; city planning; conceptual design; project management; construction management; general contracting; quantity surveying and costing; interior design; landscape design; art; public policy; engineering (structural, civil, mechanical, electrical, marine); Omani law; cultural and exhibition design; interpretative design; tourism; visitor experience design; recreational operations planning and management; investment banking; structured finance; motion based ride technology; film technology; and training and hotel management.

Management has identified several key personnel whom we plan to appoint to executive positions with Omagine LLC in Oman subsequent to the closing of the Qatari Bank Loan. Frank Drohan, who is Omagine's president and the Managing Director of LLC, has over 30 years of experience doing business across most of the MENA Region and is familiar with the cultural and business environment of the MENA Region. In addition Mr. Sam Hamdan, who is Omagine’s primary strategic consultant and the Deputy Managing Director of LLC has over 25 years of experience in the MENA Region. Mr. Hamdan is fluent in Arabic and English and, depending on future circumstances, may become Omagine's President subsequent to the Financing Agreement Date.

Although several of LLC's competitors have well established businesses and brand reputations, management believes that LLC's advantages are (i) the DA has been signed by LLC and signed and ratified by the Government of Oman, (ii) the uniqueness of the Omagine Project is particularly attractive to the Government, (iii) Omagine's and LLC's senior management have established strong and trusting relationships with the relevant Government officials and with LLC’s partners RCA and CCIC, (iv) LLC’s intention to engage world class architects, designers, real estate advisers and Financial Advisers; and (v) the Shareholder Agreement, which strongly demonstrates the serious investors and professionals that have been recruited to assist in the development of the Omagine Project. Company management believes LLC can successfully compete in this marketplace through a combination of unique development concepts, the recruitment of experienced and capable executive management for Omagine LLC in Oman, effective relationship management, highly experienced and well regarded financial and real estate advisers, and the utilization of highly professional, competent and experienced contractors, sub-contractors and consultants who are well known to the Government.

Manufacturing and Production

The Company does not engage in any manufacturing activities.

LLC has land under development valued at 276,666,667 Omani Rials. Based on a $2.5974 per 1 Omani Rial exchange rate, the Company has recorded this land under development in its September 30, 2015 financial statements at $718,614,000 and the Company has allocated this amount as follows: 188,963,334 Omani Rials ($490,813,363 based on a $2.5974 per 1 Omani Rial exchange rate) to inventory; and 87,703,333 Omani Rials ($227,800,637 based on a $2.5974 per 1 Omani Rial exchange rate) to property. As the Omagine Project unfolds we presently expect that LLC will develop such land into an inventory of residential properties held for sale to third parties and into commercial properties which LLC will own, operate and/or lease.

Patents, Copyrights and Trademarks

It is presently intended that either LLC or Omagine will own (either outright or by assignment) the copyrights to all the material documents, designs and drawings produced and/or executed in relation to the Omagine Project by its employees and/or independent designers, architects and consultants.

Omagine has filed trademark applications with the United States Patent and Trademark Office ("USPTO") for the mark OMAGINE and six related marks (collectively, the "Marks"). Omagine has also filed trademark applications for the Marks in Oman and Kuwait within the applicable time periods required.

The Mark OMAGINE and three of the six related Marks have each been issued a Certificate of Registration from the USPTO and are now officially registered Marks in the United States.

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The USPTO has issued a "Notice of Allowance" with respect to each of the remaining three related Marks (the “Expired Marks”) and the applications for such Expired Marks could have been approved for registration upon the filing of a valid "Statement of Use" attesting that each such Expired Mark was in commercial use. Due to the delays encountered by Omagine in signing the DA, the Expired Marks were not put into commercial use by the “Final Statement of Use Deadline” and all three applications for the Expired Marks have expired. The Expired Marks remain of interest to Omagine and, depending upon future circumstances, we may file new trademark applications for the Expired Marks with the USPTO.

Trademark applications for the OMAGINE Mark and eight related Marks were filed in Oman and all have now been issued Certificates of Registration in Oman. The Mark OMAGINE has been issued a Registration Certificate from the Patent and Trademark Department of the Ministry of Commerce & Industry in Kuwait.

Governmental Regulation

LLC expects that it will require several Omani governmental licenses, permits and approvals for its services and products during the development, construction and operation of the Omagine Project (collectively, “Licenses and Permits”). The obligation of the Government of Oman to issue all such Licenses and Permits as may be required is specifically detailed in the DA (See: Exhibits 10.24 and 99.1). The Government of Oman has issued an ITC License to LLC for its Omagine Project (See: “Description of Business - Sales and Marketing”, above).

The Company does not anticipate any negative effects on its or LLC's business from any existing or probable Omani government laws or regulations. LLC will incur certain costs and sustain certain effects on its operations as a consequence of its compliance with Omani laws and regulations, including environmental laws and regulations, and all such costs and effects are expected to be incurred or sustained as part of the normal course of its business.

The Company does not require any U.S. governmental approval of its properties, services, products or activities in Oman nor does the Company anticipate any negative effects on its business from any existing or probable United States or Oman government laws or regulations. Both the government of the United States and the government of the Sultanate of Oman have ratified the United States-Oman Free Trade Agreement.

Employees, Consultants and Employment Benefits

As of the date hereof, we have six employees and ten consultants. We presently plan to hire seven of such consultants as full time employees of Omagine or LLC subsequent to the closing of the Qatari Bank Loan. None of our employees are represented by a labor union for purposes of collective bargaining. We consider our relations with our employees and consultants to be good. Subsequent to the closing of the Qatari Bank Loan and the occurrence of the first Financing Agreement Date, Omagine intends to significantly increase the number of its full time employees. (See: "Executive Compensation" – “Employment Agreements and Consulting Agreement”).

Notwithstanding anything to the contrary contained herein, no assurances can be given at this time that the Qatari bank Loan will be closed or that the Financing Agreement Date or the anticipated revenues from the Omagine Project will actually occur.

DESCRIPTION OF PROPERTY

Omagine maintains its corporate offices at 136 Madison Avenue, 5th Floor, New York, N.Y., 10016. The premises are leased by Omagine under a month to month lease. LLC leases premises in Muscat, Oman under a lease that expired on December 31, 2015, but which lease is expected to be renewed on the same terms and conditions.

LEGAL PROCEEDINGS

The Company is not a party to any legal proceedings which would have a material adverse effect on it or its operations.

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MARKET FOR COMMON SHARES AND RELATED STOCKHOLDER MATTERS

Common Stock

Although our Common Stock is quoted and traded on the OTCQB under the symbol "OMAG", there is presently a limited amount of trading in our Common Stock and it is uncertain if such limited trading constitutes an “established public trading market”. The following table sets forth the high and low sales price quotations for our Common Shares as reported by the OTCQB on the quarterly ending dates indicated and as of the most recent practicable date. The table reflects inter-dealer prices without retail mark-up, markdown or commission and may not represent actual transactions. The last reported sale price of our Common Stock on the OTCQB on January 4, 2016 was $1.30 per Common Share.

Quarter Ended	High	Low
3/29/2013	$1.70	$1.70
6/28/2013	$1.55	$1.46
9/30/2013	$1.03	$0.68
12/31/2013	$0.92	$0.81

3/31/2014	$1.80	$1.75
6/30/2014	$1.95	$1.77
9/30/2014	$1.64	$1.34
12/31/2014	$2.55	$2.52

3/31/2015	$2.99	$1.65
6/30/2015	$2.50	$1.20
9/30/2015	$3.09	$1.45
12/31/2015	$1.40	$1.30

1/4/2016	$1.40	$1.30

At January 4, 2016 Omagine had issued and outstanding:

i	3,273,000 Stock Options exercisable at various per Common Share exercise prices for the purchase of an aggregate of 3,273,000 Common Shares (See: “Executive Compensation - Equity Compensation Plan Information”), and

ii	1,455,000 Stock Appreciation Rights (“SARs”) with a grant price of $2.00, all vested on the grant date of August 31, 2015 and expiring on December 31, 2017, payable only in Common Shares (See: “Executive Compensation - Equity Compensation Plan Information”), and

iii	6,422,124 Strategic Warrants exercisable for the purchase of an aggregate of 6,422,124 Common Shares, 3,211,062 of which are $5 Warrants and the remaining 3,211,062 of which are $10 Warrants (See: “Description of Preferred Stock and Warrants – Strategic Warrants”), and

iv	349,397 Tempest Warrants exercisable at a per Common Share exercise price equal to the greater of: (a) $1.00 per Common Share, or (b) eighty percent (80%) of the closing market price for a Common Share on the Trading Day immediately preceding the relevant exercise date (See: “Description of Preferred Stock and Warrants – Tempest Warrants”), and

v	2 convertible promissory notes issued to an Independent Director in the aggregate principal amount of $150,000, with accrued interest thereon at September 30, 2015 of $74,946, which 2 notes and accrued interest in the aggregate amount of $224,946 (at September 30, 2015) are convertible at $2.50 per Common Share into approximately 89,978 Common Shares (See: “Certain Relationships and Related Transactions and Director Independence - Related Party Payables”).

In addition, the Registration Statement of which this Prospectus forms a part, covers the registration by Omagine of up to 3,085,822 Common Shares that may be sold by the Selling Stockholder or its affiliate (See: “Selling Stockholder”).

At January 4, 2016, Omagine had 18,728,313 Common Shares issued and outstanding and based upon the number of record holders plus the number of individual participants in security position listings at such date, there were approximately 1,074 holders of such Common Shares.

Dividends and Dividend Policy

The holders of Common Stock share proportionately, on a per Common Share basis, in all dividends and other distributions declared by our Board of Directors. Other than a 2012 non-cash dividend distribution of rights and warrants to our shareholders, we have not declared any dividends on our Common Stock since inception and do not anticipate paying cash dividends in the foreseeable future. We plan to retain any future earnings for use in our business operations. Any future decisions as to payment of cash or non-cash dividends or distributions on our Common Stock will be at the discretion of the Board of Directors and will depend upon our earnings and financial position at such time and on such other factors as the Board of Directors may then deem relevant.

Performance graph

A performance graph is not required for Omagine since it is a smaller reporting company.

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FINANCIAL STATEMENTS

The response to this Item, commencing on Page F-1, is submitted as a separate section to this Prospectus.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion highlights Omagine's business activities during the nine month period ended September 30, 2015 and during its 2014 and 2013 fiscal years.

Overview

The Company is expected to generate revenue in the near to medium term as LLC begins reimbursing Omagine for its Pre-Development Expenses and Post-DA Pre-Development Expenses and begins paying the Success Fee installments (See: “Pre-Development Expenses / Post-DA Pre-Development Expenses”, above) but is not expected to generate revenue from operations in the near term until the development of the Omagine Project is substantially underway. The Company will need to generate sustainable operating revenue in order to attain its objectives and sustain its operations going forward.

As the development program for the Omagine Project becomes more detailed and as the planning and design processes progress, the estimates of construction and development costs have and will become proportionately more accurate. LLC presently expects, based on the current assumptions underlying its updated development program, that the development costs (including the costs for design, construction, program management and construction management) for the Omagine Project will be between $2.1 and $2.5 billion dollars.

The costs of labor and materials as well as the selling prices and market absorption rates of new residential and commercial properties remain somewhat volatile in Oman and accurate forecasts for such future costs, selling prices or market absorption rates cannot be made at this time. (See “Market Conditions” and “Sales and Marketing”, above).

LLC nevertheless presently expects, based on current assumptions and market activity that such residential selling prices during its planned multiple sales releases beginning in late-2016 will be at least equal to the prices that are presently budgeted by LLC.

In their opinion on our 2014 audited financial statements, our auditors expressed substantial doubt about our ability to continue as a going concern but in our September 30, 2015 unaudited financial statements included in this report that expression of concern has been removed. The attached September 30, 2015 consolidated financial statements reflect a substantial increase in capital resulting from the inclusion therein as of July 2, 2015 of the value of the Land Rights purchased by LLC. In March 2015, Omagine sold an aggregate of 206,281 restricted Common Shares to investors for aggregate proceeds to Omagine of $220,000, on June 29, 2015, 158,000 Tempest Warrants were exercised for proceeds to Omagine of $250,000 and on October 26, 2015 Omagine sold and aggregate of 1,200,000 restricted Common Shares to investors for aggregate proceeds to Omagine of $1,200,000.

Our single most important strategic objective for the past many years was achieved when the DA was signed by Omagine LLC and the Government of Oman on October 2, 2014. Since that time the DA has been ratified by the Government, the UA has been signed by and registered with the Government and LLC’s Land Rights have been valued by three outside independent experts at an average valuation of 276,666,667 Omani Rials ($719,333,334) (See: “The Land Rights”, above).

LLC was organized in late 2009 for the sole purpose of developing the Omagine Project. By definition therefore, it was designed to be relatively inactive until the Development Agreement was signed and to become fully operational only after the DA was signed. At the time the Shareholder Agreement was signed in late 2011, the LLC Shareholders were expecting the imminent signing of the DA but as previously reported the DA signing was continually delayed (the Arab Spring; four different Ministers of Tourism; the worldwide financial crisis; etc.) for a variety of reasons. (See our previous SEC reports for a detailed narrative on these delays). The DA was ultimately signed on October 2, 2014.

LLC was initially capitalized by Omagine in 2009 at $52,000. Two years later pursuant to the Shareholder Agreement the LLC Shareholders made modest initial cash investments into LLC totaling $338,000 (of which Omagine invested 60% or $182,000) and simultaneously the LLC Shareholders obligated themselves to make further more substantial investments into LLC ($70 million plus Land Rights) after the DA was signed and the Financing Agreement Date was achieved. This structure of initial and deferred investment stages memorialized in the Shareholder Agreement was a cumbersome but eminently sensible arrangement given the numerous delays the project had experienced (and continued to experience through October 2014). This investment structure had the added advantage of facilitating the low risk entry into LLC of our strategic partners RCA and CCC.

As previously reported it was also foreseeable, and foreseen by management, that this multi-stage investment structure had a built in disadvantage. It left a future financing gap to be addressed after the DA was signed, namely -- the time period between the DA signing and the first Financing Agreement Date (the “Immediate Post-DA Period”) would be a challenging period to finance.

A fast track development schedule during the Immediate Post-DA Period - followed by the First Phase was always planned and desirable. Since it was clear that such a fast track schedule would need significant financing, management planned accordingly and sought to address this predictable coming financing gap in a variety of ways, including the following: (i) we structured the Shareholder Agreement investments such that although the initial investments into LLC by RCA, CCC and Omagine were minimized, LLC would receive a $546,000 additional cash investment from Omagine promptly after the DA was signed; (ii) anticipating that the value of the Land Rights would be substantial (whether on balance sheet or off ), beginning in 2011 we expanded our investor outreach with respect to post-DA LLC equity sales; (iii) in our 2012 rights offering, we included 6,773,896 Strategic Warrants (3,211,062 of which are exercisable at $5.00 and 3,211,062 exercisable at $10) which we distributed to our shareholders as a dividend (See: “Strategic Warrants”, below); (iv) we registered both the Strategic Warrants and the Common Stock underlying the Strategic Warrants with the SEC in order to make them “freely trading”.

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Management realized that financing for the Immediate Post-DA Period would be scarce because of the way the Shareholder Agreement was structured but we were hopeful that the aforesaid plans would yield the desired results. They didn’t. In order to sustain LLC during the pre-DA delays, Omagine had trickled out its additional $546,000 investment into LLC over time and mostly before the DA was signed. No post-DA “immediate $546,000 cash infusion into LLC” was therefore forthcoming; it was already mostly used up pre-DA.

Shortly after the DA was signed management undertook a series of MENA Region trips (many of which were arranged for us by CCC senior management) to make many investor presentations to wealthy investors and investment funds in the MENA Region – all were interested – some offered to invest – but none of the proposed investment offers were acceptable to LLC management.

As previously disclosed, we had planned to finance the activities required to be executed during the Immediate Post-DA Period via equity sales at LLC or debt financing (including possibly a loan from Omagine to LLC if the financial resources were available to Omagine at such time); which debt financing would also (assuming the CCC Contract was signed) be the first Financing Agreement Date; which in turn would satisfy the Conditions Precedent to RCA’s and CCC’s obligations pursuant to the Shareholder Agreement to make their Deferred Cash Investments into LLC in the aggregate amount of approximately $69 million; which in turn we planned to follow (at a later time) with additional sales of LLC equity at a stepped-up LLC valuation, followed next by the syndicated bank financing. The Immediate Post-DA Period activities, the First Phase, and all follow-on phases (and construction Sections) were planned therefore to be tracked in parallel with the appropriate and necessary financing phases. It was a reasonable plan but events didn’t evolve as expected and the plan didn’t work as intended.

It was fortunate that we (i) had developed a good working relationship with YA over the years and we had renewed the SEDA and also arranged several working capital loans from them over time (See: “Results of Operations - Standby Equity Distribution Agreements”, below); (ii) had accelerated our outreach and relationship management with banks and financial institutions in Oman, the UAE and Qatar, and (iii) had made some significant private placement sales of our Common Stock. While judicious in our use of the foregoing financing mechanisms, in order to finance the pre-DA delays (and now, the Immediate Post-DA Period tasks and activities), the sale and issuance by the Company over the years of many additional shares of Common Stock was required. It is a mark of the Company’s judiciousness and frugality however that as of the date hereof we still have only approximately 18.7 million Common Shares outstanding. Absent the Pre-DA delays, much of even this dilution could have been avoided; but the alternative was not attractive.

The Immediate Post-DA Period consisted essentially of activities required prior to engaging the masterplanner, engineering and other consultants and in preparation for the start of construction and serious syndicated debt discussions with banks. These initial activities included: land valuation reports, updating of feasibility studies & financial models; strategic planning, marketing plans; construction planning; vendor identification and selection (master planner, specialty architects [residential, landscape, hotels, lighting, IT]; engineers, and several specialty consultants, etc.), and initial financial, banking and investor activities. As we continued executing various tasks during the Immediate Post-DA Period, we also held discussions with senior CCC management regarding a short term loan to LLC from CCC to help finance the ongoing Immediate Post-DA Period activities required for our fast track development model, but these discussions became extended and were ultimately inconclusive. The Immediate Post-DA Period is now about to conclude and it was financed in its entirety on behalf of LLC by Omagine.

The First Phase of the development and construction of the Omagine Project is presently budgeted at approximately $24 million and such First Phase consists mainly of the execution over the next 10 to 12 months of the masterplanning, design, engineering and construction work necessary for vertical construction to begin and the administrative, financial and marketing activities necessary for the implementation of our business plan. Depending upon the availability of the necessary financing, the First Phase can begin in a few weeks. LLC is attempting to arrange the Qatari Bank Loan to finance the First Phase (See: “The Qatari Bank Loan” and “The First Phase” below). Architectural, design and engineering activities are planned to continue over the next several years spanning many follow-on phases (the second, third, fourth, etc. phases) as the development and construction of the Omagine Project unfolds.

Before 2009 when LLC was organized, 100% of the pre-development expenses associated with the Omagine Project were paid by Omagine. From its inception in 2009 through the date hereof approximately 3% of all expenses associated with the Omagine Project were paid by LLC and 97% of all such expenses continued to be paid by Omagine. LLC was capitalized at $390,000 pre-DA; 60% of which ($234,000) was invested by Omagine. Instead of making one lump sum investment of $546,000 after the DA was signed as the Shareholder Agreement had contemplated, Omagine made a series of earlier advance investments into LLC over the years totaling $546,000 both before and after the DA was signed.

As the DA negotiations and signing dragged on, LLC bled cash which Omagine financed. The ambitious vision and scope for the Omagine Project required substantial cash to sustain it and this very quickly exhausted LLC’s already meager initial capital from the LLC Shareholders’ $390,000 minimal initial investments. Omagine continued to solely finance and pay LLC’s ongoing expenses while simultaneously advancing cash directly into LLC to keep it viable and functioning. As of the date hereof Omagine has incurred expenses totaling approximately $21.6 million to bring the Omagine Project and LLC to their present state (See: “Pre-Development Expenses / Post-DA Pre-Development Expenses”, below). It took an additional four years after the Shareholder Agreement to get the DA signed. But it did. Ninety-seven percent (97%) of the financing for that four year effort and 99.2% of all financing of pre-development expenses for the Omagine Project to date on behalf of LLC, was financed by Omagine.

Through all of this and as of the date hereof - and as contemplated by and agreed in the 2011 Shareholder Agreement - CCC and RCA have not made any cash advances to or further cash investment into LLC beyond their initial 2011 cash investments. This is completely and wholly in accord with the commitments made by CCC and RCA in the 2011 Shareholder Agreement and is most definitely therefore not a complaint; it is simply a fact. Concurrent with the execution of the CCC Contract and the first Financing Agreement, RCA and CCC will be obligated to make the Deferred Cash Investments into LLC in the aggregate amount of approximately $69 million. If the Qatari Bank Loan should close, then pursuant to the provisions of the Shareholder Agreement, the Qatari Loan Agreement will be the first Financing Agreement. Until such Qatari Loan Agreement is executed by the parties no assurance can be given that the Qatari Bank Loan will actually be made.

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LLC received a term sheet from the Qatari Bank on November 5, 2015 and the revised draft of the CCC Contract is being reviewed by LLC and CCC-Oman and management expects that it will be signed by them shortly (See: “The CCC Contract”, below).

LLC has booked the 276,666,667 Omani Rials value of the Land Rights as capital and as hard assets (inventory & land) on its financial statements and the Company has likewise booked the appropriate consolidating entries (based on a $2.5974 per 1 Omani Rial exchange rate) for the Land Rights on its consolidated balance sheet included in its quarterly report for the period ended September 30, 2015.

The Company is continuing to hold discussions with several potential investors with respect to equity sales at LLC and Omagine at equity valuations which management considers to be reasonable.

Investors and shareholders should be aware that the execution of the Omagine Project over the multi-year schedule contemplated by the Company will require significant amounts of project financing which is planned to be arranged in several tranches in parallel with the development cycle of the project and no assurance can be given that any or all of such required project financing, including the proposed Qatari Bank Loan, will be able to be obtained by LLC.

Forecasts, projections and assumptions contained and expressed herein were reasonably based on information available to the Company at the time so furnished and as of the date hereof. All such forecasts, projections and assumptions are subject to significant uncertainties and contingencies, many of which are beyond the Company's control, and no assurance can be given that such forecasts, projections or assumptions will be realized. No assurances can be given regarding the achievement of future results, as our actual results may differ materially from our projected future results as a result of the risks we face, and actual future events may differ from anticipated future events because of the assumptions underlying the statements that have been made regarding such anticipated events.

Rights Offering and Warrant Distribution

In 2012 Omagine conducted a Rights Offering and Warrant Distribution pursuant to which Omagine (i) sold 1,014,032 Common Shares for aggregate proceeds of $1,267,540 of which $731,639 was paid in cash and $535,901 was paid via the satisfaction of debt, and (ii) distributed 6,422,124 Strategic Warrants at no charge to its shareholders. (See: “Results of Operations – Fiscal Year ended December 31, 2014 vs. Fiscal Year ended December 31, 2013 - Liquidity and Capital Resources – Rights Offering and Warrant Distribution” below).

Critical Accounting Policies

Our financial statements attached hereto have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The policies discussed below are considered by management to be critical to an understanding of our financial statements because their application places the most significant demands on management's judgment, with financial reporting results relying on estimation about the effect of matters that are inherently uncertain. Actual results as determined at a later date could differ from those estimates. In recording 276,666,667 Omani Rials ($718,614,000 based on a $2.5974 per 1 Omani Rial exchange rate) in the Company’s consolidated financial statements as the non-cash value of Land Rights (as defined below) purchased by LLC from an LLC Shareholder in consideration for the issuance to such shareholder of 663,750 Omagine LLC shares (“LLC Shares”), management has relied to a great extent upon the written valuation reports of three expert land valuation firms engaged by LLC to value such Land Rights. Furthermore, in allocating such non-cash value to inventory and land under development, management has relied to a great extent upon the written report of an expert independent accounting firm engaged by LLC to advise it on the proper accounting to be used to record such non-cash value in LLC’s financial statements. Specific risks for these critical accounting policies are described in the following paragraphs. For all of these policies, management cautions that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

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Land Rights - The Company’s consolidated financial statement for the period ended September 30, 2015 reflects 276,666,667 Omani Rials ($718,614,000 based on a $2.5974 per 1 Omani Rial exchange rate) of land under development which the Company has allocated as follows: 188,963,334 Omani Rials ($490,813,363 based on a $2.5974 per 1 Omani Rial exchange rate) to inventory; and 87,703,333 Omani Rials ($227,800,637 based on a $2.5974 per 1 Omani Rial exchange rate) to property. This land under development was purchased by LLC on July 2, 2015 pursuant to the terms of the Shareholder Agreement whereby an LLC shareholder subscribed for 663,750 LLC Shares at a purchase price equal to that amount of Omani Rials determined to be the value of the usufruct rights over one million square meters of beachfront land (the “Land Rights”). The Land Rights are extensive and they include the right to sell such land on a freehold basis (See: Exhibit 10.24). Since the Land Rights represented a non-cash payment-in-kind for the LLC Shares, it was necessary to value the Land Rights.

Three expert real estate valuation companies were engaged by LLC to independently value the Land Rights in accordance with the professional standards specified by the Royal Institution of Chartered Surveyors (“RICS”) and International Financial Reporting Standards (“IFRS”). The average of the three Land Rights valuations was OMR 276,666,667. See: Exhibits 99.4, 99.5 and 99.6.

LLC engaged the services of an expert IFRS accounting consultant, PricewaterhouseCoopers LLP (“PwC”), to definitively determine the correct method of recording the OMR 276,666,667 average value of its Land Rights in its IFRS compliant financial statements. After receiving PwC’s written report, LLC then consulted with its independent auditor, Deloitte & Touche (M.E.) & Co. LLC (“Deloitte”) and received Deloitte’s written report agreeing with the PwC analysis. Both PwC and Deloitte have concluded that the Land Rights are to be recorded as capital, work-in-process (inventory) and land on LLC’s financial statements. The Company’s independent auditor in the U.S. has likewise concurred that with respect to the Company’s consolidated financial statements prepared pursuant to US GAAP, that the Land Rights should be recorded as capital, inventory and land.

In determining the proper amounts to be allocated to inventory and to land, LLC calculated the percentage (x) by dividing (y) the area of the land LLC presently plans definitively to sell, by (z) the total area of the Project Land, and then multiplying that percentage (x) by 276,666,667 Omani Rials to get the number (N) for inventory. The amount to be allocated to property was then calculated by subtracting N from 276,666,667 Omani Rials. Using its detailed internal financial model, management calculated (x) to be equal to 68.3%, thereby making the inventory number (N) equal to 188,963,334 Omani Rials ($490,813,363 based on based on a $2.5974 per 1 Omani Rial exchange rate) and the property number equal to 87,703,333 Omani Rials ($227,800,637 based on a $2.5974 per 1 Omani Rial exchange rate). In its consolidated financial statements therefore, the Company has allocated the value of the Land Rights between (i) land under development which is held for sale (inventory), and (ii) land under development which is held for investment (PP&E). As more precise land use percentages emerge during and after the masterplanning and construction of the Omagine Project, the percentage allocations for the value of the Land Rights may be reclassified to distinguish between the land underlying properties that we will own and operate and those which we will own and lease.

Inventory – Inventory is stated at cost (which is Fair Value) and consists of work-in-process consisting of land under development held for sale.

Property, Plant and Equipment – Property, plant and equipment (“PP&E”) are stated at cost. PP&E consists of land under development which is held for investment; furniture and fixtures; and office machinery and equipment. PP&E (including buildings and structures after they are completed and put into service) are depreciated on a straight-line basis over their respective useful service life.

Revenue Recognition - The method of revenue recognition at LLC will be determined by management when LLC begins generating revenue.

Valuation Allowance for Deferred U.S. Tax Assets - The carrying value of deferred U.S. tax assets assumed that Omagine would not be able to generate sufficient future taxable income to realize the deferred tax assets, based on management's prior estimates and assumptions. Now that LLC has signed the Development Agreement for the Omagine Project and has purchased the Land Rights, management expects to re-evaluate such estimates and assumptions within the Company’s next fiscal year.

Foreign Exchange Rates – The Omani Rial is pegged to the U.S. Dollar and as such its value relative to the U.S. Dollar normally exhibits very minimal fluctuation between approximately $2.597 and $2.60 U.S. Dollars to 1 Omani Rial. In its initial recording of the Land Rights in its September 30, 2015 consolidated financial statement, the Company utilized the exchange rate of $2.5974 U.S. Dollars to 1 Omani Rial which was based on the July 7, 2015 XE Currency Converter. For presentation purposes subsequent to September 30, 2015, the Company utilizes an exchange rate of $2.60 to 1 Omani Rial. Adjustments required, if any, will be reflected in the Company’s fiscal year-end audited financial statements.

The Company plans to continue its focus on real estate development, entertainment and hospitality ventures and on developing, building, owning and operating tourism and residential real estate development projects, primarily in the MENA Region. The Company presently concentrates the majority of its efforts on the tourism and real estate development business of LLC in Oman and in particular on the Omagine Project.

Results of Operations:

THREE MONTHS ENDED SEPTEMBER 30, 2015 vs.

THREE MONTHS ENDED SEPTEMBER 30, 2014

The Company did not generate any revenue or incur any cost of sales during the three month periods ended September 30, 2015 and 2014. The Company is relying on Omagine LLC’s operations for the Company’s future revenue generation. Management is presently examining other possible sources of revenue for the Company which may be added to the Company’s operations at a later date.

Total selling, marketing, general and administrative operating expenses (“SG&A Expenses”) were $3,689,287 during the three month period ended September 30, 2015 compared to $438,867 during the three month period ended September 30, 2014. This $3,250,420 (741%) increase in SG&A Expenses was attributable to the following expense categories: officers and directors’ compensation including stock based compensation ($1,803,813), consulting fees including stock based compensation ($1,318,868), travel ($101,443), other selling general and administrative costs ($45,592) and occupancy costs ($7,744) offset by decreases in professional fees ($27,040).

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The Company sustained a net loss of $3,695,678 for the three month period ended September 30, 2015 compared to a net loss of $456,351 for the three month period ended September 30, 2014. This $3,239,327 (710%) increase in the Company's net loss for the three month period ended September 30, 2015 compared to the prior period was principally attributable to the $3,250,420 increase in SG&A Expenses mentioned above, an increase in interest expense ($1,827), an increase in amortization of debt discount ($2,750), and the increase in net loss attributable to minority shareholders of LLC ($15,670).

NINE MONTHS ENDED SEPTEMBER 30, 2015 vs.

NINE MONTHS ENDED SEPTEMBER 30, 2014

The Company did not generate any revenue or incur any cost of sales for the nine month period ended September 30, 2015 and 2014.

Total SG&A Expenses were $4,963,778 during the nine month period ended September 30, 2015 compared to $1,591,211 during the nine month period ended September 30, 2014. This $3,372,567 (212%) increase in SG&A Expenses was attributable to the following expense categories: officers and directors’ compensation including stock based compensation ($1,617,241), consulting fees including stock based compensation ($1,417,032), travel ($350,396), other selling general and administrative costs ($118,662), professional fees ($9,745) and occupancy costs ($9,491) offset by a decrease in commitment fees paid for with Common Shares ($150,000).

The Company sustained a net loss of $4,935,261 for the nine month period ended September 30, 2015 compared to a net loss of $1,629,777 for the nine month period ended September 30, 2014. This $3,305,484 (203%) increase was principally attributable to the $3,372,567 increase in SG&A Expenses mentioned above, offset by decreases in interest expense ($1,679) and amortization of debt discount ($1,649) and the increase in net loss attributable to minority shareholders of LLC ($63,755).

Liquidity and Capital Resources

The Company incurred net losses of $4,935,261 and $1,629,777 during the nine month periods ended September 30, 2015 and 2014, respectively. During the nine month period ended September 30, 2015, the Company had a decrease in cash of $1,087,856 resulting from the negative cash flow of $1,687,178 from operating activities and $6,398 from purchase of equipment offset by a positive cash flow of $605,720 from financing activities. Financing activities for the nine months ended September 30, 2015 consisted of proceeds of $450,000 from a note payable to YA Global Master SPV, Ltd. (the 2015 YA Loan), sales of its Common Stock for proceeds of $259,700, proceeds from the exercise of Common Stock Warrants of $250,000 and exercise of stock options for proceeds of $1,020, offset by payment of five monthly installments totaling $225,000 for the 2014 YA Loan and three monthly installments totaling $130,000 for the 2015 YA Loan.

The Company had $6,398 in capital expenditures for the nine month period ended September 30, 2015.

At September 30, 2015, the Company had $36,793 in current assets, consisting of $25,823 of cash and $10,970 of prepaid expenses and other current assets. The Company's current liabilities at September 30, 2015 totaled $1,652,949 consisting of $390,997 of convertible notes payable and accrued interest, $339,708 of notes payable and accrued interest, $546,895 of accounts payable and accrued expenses and $375,349 of accrued officers’ payroll. At September 30, 2015, the Company had a working capital deficit of $1,616,156 compared to a working capital deficit of $520,738 at December 31, 2014. Thirty-nine percent (39%) of the $1,652,949 of current liabilities at September 30, 2015 ($646,513) is due and owing to officers and/or directors of Omagine.

The $1,095,418 increase in the Company's working capital deficit at September 30, 2015 compared to December 31, 2014 is attributable to the decrease in cash ($1,087,856) and the increase in current liabilities ($12,752), offset by an increase in prepaid expenses and other current assets ($5,190). The Company’s liabilities at September 30, 2015 increased compared to December 31, 2014 due to increases in notes payable and accrued interest ($124,930), accrued interest on convertible notes payable ($20,568), accounts payable and accrued expenses and other current liabilities ($129,827) offset by a decrease in accrued officers payroll ($262,573).

Warrants

As of the date hereof, Omagine has 6,771,521 Common Stock purchase warrants (“Warrants”) issued and outstanding, as follows:

1.	6,422,124 Warrants, 3,211,062 of which are exercisable for the purchase of one Common Share at a per Common Share exercise price of $5.00 and 3,211,062 of which are exercisable for the purchase of one Common Share at a per Common Share exercise price of $10.00 (collectively, the “Strategic Warrants”), and

2.	349,397 Warrants which are exercisable for the purchase of one restricted Common Share at a per Common Share exercise price equal to the greater of (a) $1.00 per Common Share, or (b) eighty percent (80%) of the closing sale price for a Common Share on the trading day immediately preceding the relevant exercise date (the “Tempest Warrants”).

Management is hopeful that the 6,422,124 outstanding Strategic Warrants will eventually become “in the money” and will be exercised. In accordance with their terms, the Tempest Warrants are by definition always “in the money”. On August 15, 2014, 240,000 Tempest Warrants were exercised at $1.40 per share, on October 2, 2014, a further 250,000 Tempest Warrants were exercised at $1.31 per share, on June 29, 2015 an additional 158,228 Tempest Warrants were exercised at $1.58 per share and on October 8, 2015 an additional 2,375 Tempest Warrants were exercised at $1.28 per share. No assurance can be given that any of the 349,397 remaining outstanding Tempest Warrants will be exercised.

Management is hopeful that the Warrants will provide a future source of additional financing for Omagine.

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Strategic Warrants

Of the 6,422,124 Strategic Warrants distributed, 3,211,062 are exercisable at $5 per Common Share and 3,211,062 are exercisable at $10 per Common Share. On February 11, 2015, Omagine filed a Post-Effective Amendment on Form S-1 (Commission File No. 333-183852) to update the previous registration of all 6,422,124 then issued and outstanding Strategic Warrants and the 6,422,124 Common Shares underlying such Strategic Warrants (the “Updated Warrant Registration”). The SEC declared the Updated Warrant Registration effective February 13, 2015. The effective status of the Updated Warrant Registration expired on November 10, 2015 and the Company plans to file another Post-Effective Amendment on Form S-1 to reinstate the effective status of the Updated Warrant Registration. Pursuant to a Board of Directors resolution dated August 12, 2015, all the expiration date of all Strategic Warrants was extended from December 31, 2015 to December 31, 2016. All other terms and conditions of the Strategic Warrants remained unchanged.

Tempest Warrants

On June 24, 2014, Omagine issued the 1,000,000 Tempest Warrants to an investor each of which are exercisable for the purchase of one restricted Common Share at a per Common Share exercise price equal to the greater of: (a) $1.00 per Common Share, or (b) 80% of the closing sale price for a Common Share on the Trading Day immediately preceding the relevant exercise date (See: Exhibit 4.4). On August 15, 2014, such investor transferred 240,000 Tempest Warrants to an affiliate and such affiliate exercised 240,000 Tempest Warrants on August 15, 2014 at $1.40 per share for the purchase of 240,000 restricted Common Shares. On October 2, 2014, such investor transferred an additional 250,000 Tempest Warrants to such affiliate and such affiliate exercised 250,000 Tempest Warrants on October 2, 2014 at $1.31 per share for the purchase of 250,000 restricted Common Shares. On June 29, 2015, the investor exercised 158,228 of the Tempest Warrants at an exercise price of $1.58 per Common Share for proceeds of $250,000. In conjunction with this June 29, 2015 exercise, Omagine agreed with the investor to file a registration statement with the SEC to register all the aforementioned Common Shares presently owned by the investor and his affiliate as well as the then remaining 351,772 Common Shares underlying the remaining 351,772 Tempest Warrants outstanding. Subsequently on October 8, 2015, such investor transferred an additional 2,375 Tempest Warrants to an affiliate and such affiliate exercised 2,375 Tempest Warrants on October 8, 2015 at $1.28 per share for the purchase of 2,375 restricted Common Shares. The Tempest Warrants expire on June 23, 2016 and are not redeemable by Omagine.

Standby Equity Distribution Agreements

Between 2009 and 2011, Omagine had a Stand-By Equity Distribution Agreement with an affiliate of YA (the “2009 SEDA”). Omagine and YA were parties to a second Stand-By Equity Distribution Agreement (the “2011 SEDA”) which was terminated on July 21, 2014. The 2009 SEDA and the 2011 SEDA are collectively referred to herein as the “Prior SEDAs”.

On April 22, 2014, Omagine and YA entered into a new Standby Equity Distribution Agreement which was amended on October 10, 2014 (the “2014 SEDA”). The 2014 SEDA is generally on the same terms as the 2011 SEDA.

Any use by Omagine of the 2014 SEDA will be guided by several factors, including but not limited to: (i) the availability and cost of alternative financing, (ii) our ability to rapidly access required financing, (iii) the liquidity and market price of our Common Stock, (iv) the exercise, if any, of Warrants, (v) the likelihood (or actuality) of the success of our present efforts to arrange (a) new equity investments into Omagine and (b) new debt and/or equity investments into LLC, (vi) the likelihood (or actuality) of LLC having the financial capacity to pay Omagine the $10 million Success Fee and the Pre-Development Expense Amount and Post-DA Pre-Development Expenses in excess of $21.3 million. (See: “Financial Advisor”, and –“The Shareholder Agreement”, “LLC Capital Structure”, “Pre-Development Expenses / Post-DA Pre-Development Expenses”, above), and (vii) our then current cash requirements.

Because the market for our Common Stock has historically exhibited low liquidity levels, we may not be able to take full advantage of the 2014 SEDA if such liquidity levels do not improve. If the market for our Common Shares is exhibiting low liquidity levels at the time we give YA an Advance Notice (a “Put”) and if YA sells Common Shares into the public market during the five Trading Day Pricing Period subsequent to our Put (as is YA’s customary practice), it is likely that the price of our Common Shares will decline. Any such price decline will immediately increase the number of Common Shares we would otherwise be required absent such price decline to deliver to YA subsequent to the Pricing Period in satisfaction of such Put. If this pattern continued to happen with subsequent Puts by us, it is likely that we would issue and sell to YA the maximum 3,000,000 shares available under the 2014 SEDA before reaching the aggregate sales price of $5 million available under the 2014 SEDA.

LLC is now obligated to design, develop and construct the $2.5 billion Omagine Project. Given the size and scope of the Omagine Project, it is expected that LLC will require a minimum of $300 million (possibly up to $500 million) of debt financing / project financing (including the Construction Financing) over various times during the next 4 to 5 years. This Construction Financing requirement will not be addressed by utilizing the 2014 SEDA. Notwithstanding that fact, the Company expects to have substantial and rapidly forthcoming working capital requirements other than the Construction Financing for a portion of which it plans to utilize the 2014 SEDA but no assurance can be given that the Company will be able to obtain the necessary working capital.

Given the considerable resources we will be required to bring to bear to execute the Omagine Project, we presently expect that we will fully utilize the entire $5 million amount available to us under the 2014 SEDA. Such use of the 2014 SEDA will of course be guided by the price, liquidity and volatility of our Common Stock as we move forward. We cannot presently predict what other future sources of financing might become available to us to cause us to utilize less than the full $5 million available under the 2014 SEDA and our present assessment is that, we will surely need the full $5 million available under the 2014 SEDA. The Prior SEDAs indisputably provided the Company the lifeline needed to achieve the DA signing and the 2014 SEDA will likely provide some of the supplementary working capital the Company will need going forward.

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Prior SEDAs

The 2009 SEDA expired in 2011. The 2011 SEDA was due to expire on September 1, 2014 but was terminated on July 21, 2014 by the mutual consent of the parties (See: Exhibit 10.11).

In connection with the 2011 SEDA, Omagine filed with the SEC a registration statement (the “2011 SEDA Registration Statement”) on Form S-1 (Commission File No. 333-175168) pursuant to which 3,244,216 Common Shares were registered (including 244,216 Common Shares issued to YA in May and June 2011 in satisfaction of the $300,000 commitment fees due under the 2011 SEDA). Between August 24, 2011 and May 6, 2014, YA purchased 561,690 Common Shares from Omagine under the 2011 SEDA for an aggregate Purchase Price of $835,000 and YA did not thereafter purchase any Common Shares from Omagine under the 2011 SEDA. On July 21, 2014 Omagine filed a post-effective amendment to the 2011 SEDA Registration Statement de-registering the previously registered 2,438,310 Common Shares which were not issued or sold to YA pursuant to the 2011 SEDA. Such post-effective amendment to the 2011 SEDA Registration Statement was declared effective by the SEC on July 25, 2014.

The 2014 SEDA

On April 22, 2014, Omagine and YA entered into a new Standby Equity Distribution Agreement which was amended on October 10, 2014 (the “2014 SEDA”). The 2014 SEDA is generally on the same terms as the 2011 SEDA. Unless earlier terminated in accordance with its terms, the 2014 SEDA shall automatically expire on the earlier of (i) the first day of the month next following the 24-month anniversary of the “Registration Effective Date” (as hereinafter defined), or (ii) the date on which YA shall have made payment of Advances pursuant to the 2014 SEDA in the aggregate amount of $5,000,000. In satisfaction of a $150,000 commitment fee due pursuant to the 2014 SEDA, Omagine issued 85,822 restricted Common Shares (the “Commitment Fee Shares”) to YA Global II SPV, LLC which is an affiliate of YA.

Pursuant to the terms of the 2014 SEDA, Omagine may in its sole discretion, and upon giving written notice to YA (an “Advance Notice”), periodically sell Common Shares to YA (“Shares”) at a per Share price (“Purchase Price”) equal to 95% of the lowest daily volume weighted average price (the “VWAP”) for a Common Share as quoted by Bloomberg, L.P. during the five (5) consecutive Trading Days (as such term is defined in the 2014 SEDA) immediately subsequent to the date of the relevant Advance Notice (the “Pricing Period”).

Omagine is not obligated to sell any Shares to YA but may, over the term of the 2014 SEDA and in its sole discretion, sell to YA that number of Shares valued at the Purchase Price from time to time in effect that equals up to five million dollars ($5,000,000) in the aggregate. YA is obligated under the 2014 SEDA to purchase such Shares from Omagine subject to certain conditions including (i) Omagine filing a registration statement with the SEC to register the resale by YA of the Shares sold to YA under the 2014 SEDA (“Registration Statement”), (ii) the SEC declaring such Registration Statement effective (the date of such declaration by the SEC being the “Registration Effective Date”), (iii) Omagine certifying to YA at the time of each Advance Notice that Omagine has performed all covenants and agreements to be performed and has complied with all obligations and conditions contained in the 2014 SEDA, (iv) periodic sales of Shares to YA must be separated by a time period of at least five Trading Days, and (v) the dollar value of any individual periodic sale of Shares designated by Omagine in any Advance Notice may not exceed the greater of (a) two hundred thousand dollars ($200,000), or (b) the average of the "Daily Value Traded" for each of the five (5) Trading Days immediately preceding the date of the relevant Advance Notice where Daily Value Traded is the product obtained by multiplying the number representing the daily trading volume of Common Shares for such Trading Day by the VWAP for Common Share on such Trading Day.

Pursuant to the 2014 SEDA in no event shall the number of Common Shares issuable to YA pursuant to an Advance cause the aggregate number of Common Shares beneficially owned (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended), by YA and its affiliates to exceed 9.99% of the then outstanding common stock of the Company. In addition this 9.99% ownership cap may not be waived by YA or Omagine and since such ownership cap includes all Common Shares owned by any YA affiliate, such cap cannot be avoided by transferring Common Shares to an affiliate of YA.

In connection with the 2014 SEDA, on October 15, 2014 Omagine filed the Registration Statement on Form S-1 to register the 3,085,822 Common Shares covered by the 2014 SEDA. On January 8, 2015, Omagine filed an amendment to that Registration Statement and such amendment to the 2014 SEDA Registration Statement was declared effective by the SEC on January 22, 2015. The effective status of the 2014 SEDA Registration Statement expired October 19, 2015 and the Company plans to file another Post-Effective Amendment on Form S-1 to maintain the effective status of the 2014 SEDA Registration Statement.

The foregoing summaries of the terms of the Prior SEDAs and of the 2014 SEDA do not purport to be complete and are qualified in their entirety by reference to the full texts of the Prior SEDAs and the 2014 SEDA, copies of which are attached hereto as Exhibits 10.6, 10.7 and 10.10.

Sales of Common Shares to YA pursuant to the Prior SEDAs totaled 561,690 Common Shares for an aggregate Purchase Price of $835,000. Management believes that it has been judicious and conservative in its use to date of the Prior SEDAs, but nonetheless our periodic sales of Common Shares to YA or its affiliate pursuant to the Prior SEDAs have been dilutive to all shareholders and the subsequent resales by YA of such Common Shares into the public market have from time to time inflicted downward pressure on our stock price. Omagine intends to utilize the 2014 SEDA to fund its ongoing operations as and if necessary and as of the date hereof, the Company has sold 17,696 shares of its Common Shares pursuant to the 2014 SEDA for proceeds of $25,000.

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The YA Loan Agreements

Omagine and YA, the investment fund which is a party with Omagine to the 2014 SEDA, entered into an unsecured loan agreement dated July 26, 2013 (the “2013 YA Loan Agreement”). Pursuant to the 2013 YA Loan Agreement, Omagine borrowed two hundred thousand dollars ($200,000) from YA (the “2013 YA Loan”) for a term of one year at an annual interest rate of 10%. The 2013 YA Loan Agreement called for a 10% monitoring and management fee equal to $20,000 to be escrowed and paid to Yorkville Advisors thereby making the net proceeds from the 2013 YA Loan to Omagine equal to $180,000. Such $180,000 of proceeds was received by Omagine on September 3, 2013. The 2013 YA Loan Agreement also extended the expiration date of the 2011 SEDA. The foregoing summary of the terms of the 2013 YA Loan does not purport to be complete and is qualified in its entirety by reference to the full text of the 2013 YA Loan Agreement attached hereto as Exhibit 10.12.

On April 22, 2014, Omagine and YA entered into a second unsecured loan agreement (the “2014 YA Loan Agreement”) whereby Omagine borrowed five hundred thousand dollars ($500,000) from YA (the “2014 YA Loan”) for a term of one year at an annual interest rate of 10%. Pursuant to the 2014 YA Loan Agreement, on April 22, 2014, through deduction from the $500,000 principal balance of the 2014 YA Loan, Omagine (i) paid the $110,680 balance then due under the 2013 YA Loan Agreement, (ii) paid a $39,000 commitment fee with respect to the 2014 YA Loan, and (iii) prepaid the $1,096 of interest due on the 2014 YA Loan for the period April 23, 2014 through April 30, 2014. The $349,224 net proceeds of the 2014 YA Loan was received by Omagine on April 23, 2014. The foregoing summary of the terms of the 2014 YA Loan does not purport to be complete and is qualified in its entirety by reference to the full text of the YA Note Purchase Agreement, the YA Note and the YA Closing Statement attached hereto as Exhibits 10.13; 10.14; and 10.15 respectively. Omagine repaid the 2014 YA Loan pursuant to its terms.

On May 20, 2015, the Company and YA entered into a third loan agreement (the “2015 YA Loan Agreement”). Pursuant to the 2015 YA Loan Agreement, the Company borrowed five hundred thousand dollars ($500,000) from YA (the “2015 YA Loan”) for a term of one year at an annual interest rate of 10%. Pursuant to the 2015 YA Loan Agreement the Company agreed to pay a $50,000 commitment fee with respect to the 2015 YA Loan to YA Global II SPV LLC, an affiliate of YA (the “Affiliate”). The $500,000 proceeds of the 2015 YA Loan was received by the Company on May 21, 2015 and the $50,000 commitment fee was paid to the Affiliate. The foregoing summary of the terms of the 2015 YA Loan does not purport to be complete and is qualified in its entirety by reference to the full text of the YA Note Purchase Agreement, the YA Note and the YA Closing Statement attached hereto as Exhibits 10.29; 10.30; and 10.31 respectively. Omagine presently anticipates that the 2015 YA Loan will be repaid from proceeds of sales of Common Shares made pursuant to (a) private placement transactions, (b) the exercise of Warrants, or (c) the 2014 SEDA, or a combination thereof.

There can be no assurance given that Omagine will be able to successfully utilize the Warrants or the 2014 SEDA to secure the significant amount of financing necessary for it to execute its business plan as presently conceived or that we will be able to repay the YA Loan.

Omagine LLC

Omagine invested the OMR 20,000 cash [$52,000] OMAG Initial Equity Investment into LLC upon its organization and pursuant to the Shareholder Agreement the following additional investments have been made to date into LLC:

i.	a further OMR 130,000 [$338,000] cash investment was made by the LLC Shareholders, and

ii.	a further OMR 210,000 [$546,000] cash investment was made by Omagine, and

iii.	a further OMR 276,666,667 [$719,333,334] non-cash investment was made by RCA.

LLC is presently capitalized at OMR 277,026,667 [$720,269,334]. Notwithstanding the foregoing, LLC presently has limited cash resources because expenses incurred to date have depleted LLC’s limited cash capital.

As of the date hereof Omagine has invested OMR 210,000 [$546,000] in advance of when Omagine was obligated to do so in order to maintain LLC’s liquidity and has satisfied in full its obligation pursuant to the Shareholder Agreement to make the OMAG Deferred Investment into LLC.

CCC and RCA are obligated to make their Deferred Cash Investments into LLC in the aggregate amount of OMR 26,628,125 [$69,233,125] promptly on or after the Financing Agreement Date occurs.

LLC is hoping to sign a Financing Agreement (the Qatari Loan Agreement) with the Qatari Bank in the next few weeks in which event that would be the Financing Agreement Date and therefore RCA and CCC will then be obligated pursuant to the Shareholder Agreement to invest the Deferred Cash Investments into LLC. If the Qatari Bank Loan should close, then pursuant to the provisions of the Shareholder Agreement, the Qatari Loan Agreement will be the first Financing Agreement. Until such Qatari Loan Agreement is executed by the parties no assurance can be given that the Qatari Bank Loan will actually be made. (See “Qatari Bank Loan” above).

The OMR 276,666,667 investment of the Land Rights into LLC by RCA was perfected on July 2, 2015 concurrent with the registration of the Usufruct Agreement with the Oman Ministry of Housing (See: “The Land Rights”, above).

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The continuation of LLC’s business to date has to a large extent been financed by Omagine.

Even if the Qatari Bank Loan closes, LLC will have to arrange a significant amount of additional project financing, including most probably Syndicated Bank Financing, in order to execute its plan to develop the Omagine Project. Until Financing Agreements with respect to such additional financing are actually executed by the parties however, no assurance can be given that they actually will be so executed or that such project financing will be available to LLC. (See “Financial Advisor”, above ). The Company is relying for revenue growth upon the future business of LLC.

Omagine Inc.

In order to generate the cash needed to sustain the Company’s ongoing operations, Omagine has over the past many years relied on the proceeds from the YA Loans and from sales of Common Shares made pursuant to the Prior SEDAs and the 2012 rights offering as well as from sales of restricted Common Shares made pursuant to private placements. Management is hopeful that the Warrants will provide a future source of additional financing.

In the absence of the closing of an Equity Sale, Debt Facility or the Qatari Bank Loan, and subject to the necessary financial resources being available to it, Omagine may make a secured loan to LLC in order to finance the First Phase. Such a loan from Omagine, if it were to be made, would be memorialized by a Financing Agreement and the date it was signed would then be the first Financing Agreement Date and therefore RCA and CCC would then be obligated pursuant to the Shareholder Agreement to invest the OMR 26,628,125 [$69,233,125] Deferred Cash Investments into LLC.

Investors and shareholders should be aware that we have had no revenue for the past several years and we do not expect to generate any revenue from real estate operations until after the development of the Omagine Project is well underway.

The failure to ultimately secure project financing will have a materially significant negative and adverse effect on the Company.

Capital Expenditures and Project Financing

The Company incurred $6,398 for capital expenditures in the first nine months of 2015. We expect, assuming we are able to close one or more of the debt facilities we are presently working on, that in the near term (i) the Company will incur significant expenses related to capital expenditures, and (ii) LLC will incur substantial debt associated with the Qatari Bank Loan, Debt Facilities and other project financing and Syndicated Bank Financing in the future.

We presently expect that such capital expenditures will be largely concentrated at LLC and will largely comprise the purchase by LLC and Omagine of the quantities of office equipment, furniture, vehicles, computer hardware and software and telecommunications equipment which will be necessary to service the expanded staff and offices required at both LLC and Omagine to manage the ramping up of our business operations in Oman and the U.S.

We presently expect that such capital expenditures will be financed:

i.	at Omagine via the proceeds from sales of Common Shares via the 2014 SEDA, the exercise of Warrants, private placement sales of restricted Common Shares, and the payments received from LLC with respect to the Success Fee, the Pre-Development Expense Amount and the Post-DA Pre-Development Expenses, and

ii.	at LLC through a combination of invested capital, Equity Sales, bank loans and project finance Debt Facilities (including possibly, the Qatari Bank Loan) (See: “The Shareholder Agreement” and “LLC Capital Structure”).

No assurance can be given that such financing will be available to the Company at either Omagine or LLC.

We presently expect that any future project financing requirements (including any Syndicated Bank Financing) for LLC will be placed with regional and international banks as arranged by LLC with the assistance of its Financial Adviser. LLC’s requirement for project financing is expected to be reduced by its ability to pre-sell residence and commercial units by entering into sales contracts with third party purchasers and receiving deposits and progress payments during the construction of such units. Recent trends in the Omani market subsequent to the recent worldwide financial crisis however have indicated a reduced consumer appetite for pre-sales of residence units as many more buyers are now demanding a finished product before entering into sales contracts with developers. . (See: “Financial Advisor” and “Market Conditions” and “Sales & Marketing”).

FISCAL YEAR ENDED DECEMBER 31, 2014 vs.

FISCAL YEAR ENDED DECEMBER 31, 2013

The Company did not generate any revenue or incur any cost of sales for the years ended December 31, 2014 and 2013. The Company is relying on Omagine LLC's operations for the Company's future revenue generation. Management is presently examining other possible sources of revenue for the Company which, subject to the Development Agreement being executed by Omagine LLC and the Government on October 2, 2014, may be added to the Company’s operations.

Total selling, marketing, general and administrative operating expenses (“SG&A Expenses”) were $5,113,240 during the year ended December 31, 2014 compared to $2,630,555 during the year ended December 31, 2013. This $2,482,685 (94%) increase in SG&A Expenses was attributable to the following expense categories: officers and directors’ compensation, including stock based compensation ($1,300,403), consulting fees including stock based compensation ($752,218), stock-based commitment fees ($150,000), travel ($136,296), other selling, general and administrative costs ($69,985), professional fees, including stock based compensation ($61,298), and occupancy costs ($12,485).

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The Company sustained a net loss of $5,160,960 for the year ended December 31, 2014 compared to a net loss of $2,640,590 for the year ended December 31, 2013. This $2,520,370 (95%) increase in the Company's net loss for the year ended December 31, 2014 compared to its net loss for the year ended December 31, 2013 was principally attributable to the $2,482,685 increase in SG&A Expenses mentioned above, a $24,951 increase in interest expense, $31,031 increase in amortization of debt discount and a $18,297 increase in net loss attributable to minority shareholders of Omagine LLC.

Liquidity and Capital Resources

The Company incurred net losses of $5,160,960 and $2,640,590 in the years ended December 31, 2014 and 2013, respectively. During the year ended December 31, 2014, the Company had net positive cash flow of $1,093,596 resulting from the positive cash flow of $2,471,600 from its financing activities being offset by the negative cash flow of $1,374,210 from its operating activities and $3,434 from investing activities. Financing activities during the year ended December 31, 2014 consisted of sales by Omagine, Inc. of shares of its Common Stock for proceeds of $1,797,100, proceeds from the exercise of Common Stock Purchase Warrants of $663,500 and proceeds from the issuance of a new note payable to YA Global Master SPV, Ltd. of $461,000, less an aggregate $450,000 repayment of notes payable to YA ($175,000 paid on the original $200,000 note and the first four monthly installments totaling $275,000 paid on the $500,000 note).

The Company had capital expenditures for the year ended December 30, 2014 of $3,434.

At December 31, 2014, the Company had $1,119,459 in current assets, consisting of $1,113,679 of cash and $5,780 of prepaid expenses. The Company's current liabilities at December 31, 2014 totaled $1,640,197 consisting of $370,429 of convertible notes payable and accrued interest, $214,778 of notes payable and accrued interest, $417,068 of accounts payable and accrued expenses and $637,922 in accrued officers’ payroll. At December 31, 2014, the Company had a working capital deficit of $520,738 compared to a working capital deficit of $1,572,905 at December 31, 2013. Fifty-three percent (53%) of the $1,640,197 of current liabilities at December 31, 2014 ($865,331) is due and owing to officers and/or directors.

The $1,052,167 decrease in the Company's working capital deficit at December 31, 2014 compared to December 31, 2013 is attributable to a $4,495 decrease in prepaid items, a $1,093,956 increase in cash, and a $37,294 increase in current liabilities. The Company’s liabilities at December 31, 2014 increased compared to December 31, 2013 due to increases of $52,838 in accounts payable and accrued expenses and other current liabilities, $51,652 increases in notes payable and accrued interest and $22,494 in accrued interest on convertible notes payable offset by decreases of $89,690 in accrued officers payroll.

As discussed in Note 2 to such consolidated financial statements, the Company's present financial condition raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts or classification of liabilities that might be necessary in the event the Company cannot continue in existence. The continued existence of the Company is dependent upon its ability to obtain additional financing, execute its business plan and attain profitable operations.

Rights Offering and Warrant Distribution

Omagine conducted a “Rights Offering and Warrant Distribution” in 2012 for the sole benefit of its shareholders at the time (the “Record Shareholders”) pursuant to which Omagine distributed “Rights” and Strategic Warrants to the Record Shareholders. The Rights, the Strategic Warrants and the Common Shares underlying the Rights and Strategic Warrants were registered in a registration statement filed by Omagine on Form S-1 (Commission File No. 333-179040), which was declared effective by the SEC on February 13, 2012 and in a separate registration statement filed by Omagine on Form S-1 (Commission File No. 333-183852), which was declared effective by the SEC on April 25, 2013 (the “Warrant Registration”).

A total of 1,014,032 Common Shares were subscribed for in the Rights Offering at a subscription price of $1.25 per Common Share. Total proceeds to Omagine from the Rights Offering was $1,267,540 of which $731,639 was paid in cash and $535,901 was paid via the satisfaction of debt owed by Omagine to Record Shareholders exercising such Rights. Of the 1,014,032 Common Shares issued pursuant to the Rights Offering, 585,311 were issued in exchange for $731,639 in cash and 428,721 were issued in satisfaction of $535,901 of debt constituting promissory notes for loans to Omagine and accrued but unpaid salaries and expenses. Of the $535,901 of debt which was satisfied in the Rights Offering, $506,750 represented unpaid salaries, expenses and loans which were due and owing by Omagine to Omagine officers and directors.

Of the 6,422,124 Strategic Warrants distributed, 3,211,062 are exercisable at $5 per Common Share and 3,211,062 are exercisable at $10 per Common Share. On August 13, 2013, Omagine filed a Post-Effective Amendment on Form S-1 to the Warrant Registration (Commission File No. 333-183852) to update the Warrant Registration to include all 6,422,124 then issued and outstanding Strategic Warrants and the 6,422,124 Common Shares underlying such Strategic Warrants (the “Updated Warrant Registration”). The SEC declared the Updated Warrant Registration to be effective as of August 26, 2013 and its effective status expired. Omagine filed Post-Effective Amendments No. 2 and 3 to the Warrant Registration in order to further update the Warrant Registration and to re-instate its effective status. The SEC declared the Warrant Registration effective February 13, 2015. All Strategic Warrants expire on December 31, 2016 unless redeemed earlier by Omagine.

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Standby Equity Distribution Agreements

Between 2009 and 2011, Omagine had a Stand-By Equity Distribution Agreement with an affiliate of YA (the “2009 SEDA”). Omagine and YA were parties to a second Stand-By Equity Distribution Agreement (the “2011 SEDA”) which was terminated on July 21, 2014. The 2009 SEDA and the 2011 SEDA are collectively referred to herein as the “Prior SEDAs”.

On April 22, 2014, Omagine and YA entered into a new Standby Equity Distribution Agreement which was amended on October 10, 2014 (the “2014 SEDA”). The 2014 SEDA is generally on the same terms as the 2011 SEDA.

Since the DA is now signed, any use by Omagine of the 2014 SEDA will be guided by several factors, including but not limited to: (i) the availability and cost of alternative financing, (ii) our ability to rapidly access required financing, (iii) the liquidity and market price of our Common Stock, (iv) the exercise, if any, of Warrants, (v) the likelihood (or actuality) of the success of our present efforts to arrange (a) new equity investments into Omagine and (b) new debt and/or equity investments into LLC, (vi) the likelihood (or actuality) of LLC having the financial capacity to pay Omagine the $10 million Success Fee and the Pre-Development Expense Amount in excess of $9 million. (See: “Rights Offering and Warrant Distribution, and Financial Advisor, and Business - The Shareholder Agreement / LLC Capital Structure - Pre-Development Expenses / Success Fee”, above), and (vii) our then current cash requirements.

Because the market for our Common Stock has historically exhibited low liquidity levels, we may not be able to take full advantage of the 2014 SEDA if such liquidity levels do not improve as a result of the recent DA signing. If the market for our Common Shares is exhibiting low liquidity levels at the time we give YA an Advance Notice (a “Put”) and if YA sells Common Shares into the public market during the five Trading Day Pricing Period subsequent to our Put (as is YA’s customary practice), it is likely that the price of our Common Shares will decline. Any such price decline will immediately increase the number of Common Shares we would otherwise be required absent such price decline to deliver to YA subsequent to the Pricing Period in satisfaction of such Put. If this pattern continued to happen with subsequent Puts by us, it is likely that we would issue and sell to YA the maximum 3,000,000 shares available under the 2014 SEDA before reaching the aggregate sales price of $5 million available under the 2014 SEDA.

LLC is now obligated to design, develop and construct the $2.5 billion Omagine Project. Given the size and scope of the Omagine Project, it is expected that LLC will require a minimum of $300 million (possibly up to $500 million) of debt financing - the Construction Financing - over various times during the next 4 to 5 years. This Construction Financing requirement will not be addressed by utilizing the 2014 SEDA (See: “Financial Advisor”, above). Notwithstanding that fact, the Company expects to have substantial and rapidly forthcoming working capital requirements other than the Construction Financing.

Given the considerable resources we will be required to bring to bear to execute the Omagine Project, we presently expect that we will fully utilize the entire $5 million amount available to us under the 2014 SEDA. Such post-DA use of the 2014 SEDA will of course be guided by the price, liquidity and volatility of our Common Stock as we move forward. We cannot presently predict what other future sources of financing might become available to us to cause us to utilize less than the full $5 million available under the 2014 SEDA and our present assessment is that, we will surely need and will ultimately receive the full $5 million available under the 2014 SEDA. The Prior SEDAs indisputably provided the Company the lifeline needed to achieve the DA signing and the 2014 SEDA will likely provide some of the supplementary working capital the Company will need going forward.

Prior SEDAs

The 2009 SEDA expired in 2011. The 2011 SEDA was due to expire on September 1, 2014 but was terminated on July 21, 2014 by the mutual consent of the parties (See: Exhibit 10.11).

In connection with the 2011 SEDA, Omagine filed with the SEC a registration statement (the “2011 SEDA Registration Statement”) on Form S-1 (Commission File No. 333-175168) pursuant to which 3,244,216 Common Shares were registered (including 244,216 Common Shares issued to YA in May and June 2011 in satisfaction of the $300,000 commitment fees due under the 2011 SEDA). Between August 24, 2011 and May 6, 2014, YA purchased 561,690 Common Shares from Omagine under the 2011 SEDA for an aggregate Purchase Price of $835,000 and YA did not thereafter purchase any Common Shares from Omagine under the 2011 SEDA. On July 21, 2014 Omagine filed a post-effective amendment to the 2011 SEDA Registration Statement de-registering the previously registered 2,438,310 Common Shares which were not issued or sold to YA pursuant to the 2011 SEDA. Such post-effective amendment to the 2011 SEDA Registration Statement was declared effective by the SEC on July 25, 2014.

The 2014 SEDA

On April 22, 2014, Omagine and YA entered into a new Standby Equity Distribution Agreement which was amended on October 10, 2014 (the “2014 SEDA”). The 2014 SEDA is generally on the same terms as the 2011 SEDA. Unless earlier terminated in accordance with its terms, the 2014 SEDA shall automatically expire on the earlier of (i) the first day of the month next following the 24-month anniversary of the “Registration Effective Date” (as hereinafter defined), or (ii) the date on which YA shall have made payment of Advances pursuant to the 2014 SEDA in the aggregate amount of $5,000,000. In satisfaction of a $150,000 commitment fee due pursuant to the 2014 SEDA, Omagine issued 85,822 restricted Common Shares to YA Global II SPV, LLC which is an affiliate of YA.

Pursuant to the terms of the 2014 SEDA, Omagine may in its sole discretion, and upon giving written notice to YA (an “Advance Notice”), periodically sell Common Shares to YA (“Shares”) at a per Share price (“Purchase Price”) equal to 95% of the lowest daily volume weighted average price (the “VWAP”) for a Common Share as quoted by Bloomberg, L.P. during the five (5) consecutive Trading Days (as such term is defined in the 2014 SEDA) immediately subsequent to the date of the relevant Advance Notice (the “Pricing Period”).

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Omagine is not obligated to sell any Shares to YA but may, over the term of the 2014 SEDA and in its sole discretion, sell to YA that number of Shares valued at the Purchase Price from time to time in effect that equals up to five million dollars ($5,000,000) in the aggregate. YA is obligated under the 2014 SEDA to purchase such Shares from Omagine subject to certain conditions including (i) Omagine filing a registration statement with the SEC to register the resale by YA of the Shares sold to YA under the 2014 SEDA (“Registration Statement”), (ii) the SEC declaring such Registration Statement effective (the date of such declaration by the SEC being the “Registration Effective Date”), (iii) Omagine certifying to YA at the time of each Advance Notice that Omagine has performed all covenants and agreements to be performed and has complied with all obligations and conditions contained in the 2014 SEDA, (iv) periodic sales of Shares to YA must be separated by a time period of at least five Trading Days, and (v) the dollar value of any individual periodic sale of Shares designated by Omagine in any Advance Notice may not exceed the greater of (a) two hundred thousand dollars ($200,000), or (b) the average of the "Daily Value Traded" for each of the five (5) Trading Days immediately preceding the date of the relevant Advance Notice where Daily Value Traded is the product obtained by multiplying the number representing the daily trading volume of Common Shares for such Trading Day by the VWAP for Common Share on such Trading Day.

Pursuant to the 2014 SEDA in no event shall the number of Common Shares issuable to YA pursuant to an Advance cause the aggregate number of Common Shares beneficially owned (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended), by YA and its affiliates to exceed 9.99% of the then outstanding common stock of the Company. In addition this 9.99% ownership cap may not be waived by YA or Omagine and since such ownership cap includes all Common Shares owned by any YA affiliate, such cap cannot be avoided by transferring Common Shares to an affiliate of YA.

In connection with the 2014 SEDA, on October 15, 2014 Omagine filed the Registration Statement on Form S-1 to register the 3,085,822 Common Shares covered by the 2014 SEDA. On January 8, 2015, Omagine filed an amendment to that Registration Statement and such amendment to the 2014 SEDA Registration Statement was declared effective by the SEC on January 22, 2015.

The foregoing summaries of the terms of the Prior SEDAs and of the 2014 SEDA do not purport to be complete and are qualified in their entirety by reference to the full texts of the Prior SEDAs and the 2014 SEDA, copies of which are attached hereto as Exhibits 10.6, 10.7, and 10.10.

Sales of Common Shares to YA pursuant to the Prior SEDAs totaled 561,690 Common Shares for an aggregate Purchase Price of $835,000. Management believes that it has been judicious and conservative in its use to date of the Prior SEDAs, but nonetheless our periodic sales of Common Shares to YA or its affiliate pursuant to the Prior SEDAs have been dilutive to all shareholders and the subsequent resales by YA of such Common Shares into the public market have from time to time inflicted downward pressure on our stock price. Omagine intends to utilize the 2014 SEDA to fund its ongoing operations as and if necessary.

The YA Loan Agreements

Omagine and YA, the investment fund which is a party with Omagine to the 2014 SEDA, entered into an unsecured loan agreement dated July 26, 2013 (the “2013 YA Loan Agreement”). Pursuant to the 2013 YA Loan Agreement, Omagine borrowed two hundred thousand dollars ($200,000) from YA (the “2013 YA Loan”) for a term of one year at an annual interest rate of 10%. The 2013 YA Loan Agreement called for a 10% monitoring and management fee equal to $20,000 to be escrowed and paid to Yorkville Advisors thereby making the net proceeds from the 2013 YA Loan to Omagine equal to $180,000. Such $180,000 of proceeds was received by Omagine on September 3, 2013. The 2013 YA Loan Agreement also extended the expiration date of the 2011 SEDA. The foregoing summary of the terms of the 2013 YA Loan does not purport to be complete and is qualified in its entirety by reference to the full text of the 2013 YA Loan Agreement attached hereto as Exhibit 10.12.

On April 22, 2014, Omagine and YA entered into another unsecured loan agreement (the “2014 YA Loan Agreement”) whereby Omagine borrowed five hundred thousand dollars ($500,000) from YA (the “2014 YA Loan”) for a term of one year at an annual interest rate of 10%. Pursuant to the 2014 YA Loan Agreement, on April 22, 2014, through deduction from the $500,000 principal balance of the 2014 YA Loan, Omagine (i) paid the $110,680 balance then due under the 2013 YA Loan Agreement, (ii) paid a $39,000 commitment fee with respect to the 2014 YA Loan, and (iii) prepaid the $1,096 of interest due on the 2014 YA Loan for the period April 23, 2014 through April 30, 2014. The $349,224 net proceeds of the 2014 YA Loan was received by Omagine on April 23, 2014. The foregoing summary of the terms of the 2014 YA Loan does not purport to be complete and is qualified in its entirety by reference to the full text of the YA Note Purchase Agreement, the YA Note and the YA Closing Statement attached hereto as Exhibits 10.13; 10.14; and 10.15 respectively.

Omagine presently anticipates that the 2014 YA Loan will be repaid from proceeds of sales of Common Shares made pursuant to (a) private placement transactions, (b) the exercise of Warrants, or (c) the 2014 SEDA, or a combination thereof.

There can be no assurance given that Omagine will be able to successfully utilize the Warrants or the 2014 SEDA to secure the significant amount of financing necessary for it to execute its business plan as presently conceived.

Capital Expenditures and Construction Financing

We presently expect that such capital expenditures will be financed:

i.	at Omagine via the proceeds from sales of Common Shares via the 2014 SEDA, the exercise of Warrants, private placement sales of restricted Common Shares, possible private placement sales of LLC Shares and the payments received from LLC with respect to the Success Fee and the Pre-Development Expense Amount, and

ii.	at LLC through a combination of invested capital, Pre-Design Phase Financing, syndicated bank financing, loans from Omagine and the sale or sales of additional LLC equity or debt instruments (See: “Business - The Shareholder Agreement / LLC Capital Structure” and “Financing/Pre-Design Phase Activities / The Financing Agreement Date”).

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No assurance can be given that such financing will be available to the Company at either Omagine or LLC.

We presently expect that LLC's Construction Financing requirements will be financed via Syndicated Financing Agreements with several regional and international banks as arranged by LLC and its Financial Adviser. LLC’s requirement for Construction Financing is expected to be reduced by its ability to pre-sell residence and commercial units by entering into sales contracts with third party purchasers and receiving deposits and progress payments during the construction of such units. Recent trends in the Omani market subsequent to the recent worldwide financial crisis however have indicated a reduced consumer appetite for pre-sales of residence units as many more buyers are now demanding a finished product before entering into sales contracts with developers. .. (See: “Business - Financial Advisor” and “Market Conditions” and “Sales & Marketing”).

Off-Balance Sheet Arrangements

We have never entered into and have no present intention of entering into any off-balance sheet financing arrangements. We have not formed and have no present intention of forming any special purpose entities.

Impact of Inflation

The level of inflation in the U.S. has been relatively low during the last several fiscal years and has not had a significant impact on Omagine. Although inflation in Oman has also been relatively low during the last several fiscal years, the Oman economy has recently been experiencing volatility in its inflation rate (including in the prices of construction materials and labor) which volatility may have an impact on LLC's proposed future operations in Oman.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Information required under this caption is not required for Omagine since it is a smaller reporting company.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our directors are elected at the annual meeting of shareholders to hold office until the annual meeting of shareholders for the ensuing year or until their successors have been duly elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors. The directors and executive officers of the Registrant as of the date hereof are as follows:

Name	Age	Current Position
Frank J. Drohan	70	Chairman of the Board, President, Chief Executive and Financial Officer and Director
Charles P. Kuczynski	62	Vice President, Secretary and Director
Louis J. Lombardo (1) (2)	72	Director
Jack A. Smith (1) (2)	80	Director
Alan M. Matus (1) (2)	70	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

Directors

Frank J. Drohan has served as a director, Chairman of the Board of Directors, President and CEO of the Registrant since 1991. Mr. Drohan is also the Managing Director and Chief Executive Officer of LLC and he serves as a director and the chairman of JOL. He was chairman of the board of directors, president and sole shareholder of Rif International Corp., a privately held company active in the construction and real estate development business and which had extensive overseas activities in the MENA Region between 1977 and 1986 and which was acquired by Omagine in 1997. Mr. Drohan holds a Bachelor of Science degree in Economics and Political Science from Manhattan College in New York City. He has over 35 years of experience doing business across most of the MENA Region, has many long-standing business and personal relationships in the region and is familiar with the region’s cultural and business environment.

Charles P. Kuczynski has served as a director, Secretary and a Vice-President of the Registrant since 1996 and previously served as a director and Secretary of the Registrant from 1988 to 1993. Mr. Kuczynski is a director and the secretary of JOL. Prior to joining Omagine, Mr. Kuczynski was a sales executive with Hillenbrand Industries. Mr. Kuczynski holds a Bachelor of Arts degree from Merrimack College in Massachusetts. Mr. Kuczynski has over 30 years of diverse business experience in marketing, sales, public relations and administration.

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Louis J. Lombardo has served as a non-employee independent director (“Independent Director”) of the Registrant since 2005. Mr. Lombardo retired after 35 years at American Express Company where he was Executive Vice President - Travel Related Services. In this capacity he led an organization of worldwide operating centers employing over 14,000 people and managed a $1.3 billion operating budget and a $600 million capital budget. Mr. Lombardo holds an MBA degree from New York University. Mr. Lombardo’s years of experience as a senior executive of American Express Company brings a unique perspective and added value to his role as an Independent Director on our Board of Directors. He lives in New York City where he owns and operates two privately held businesses and a consulting company.

Jack A. Smith has served as a non-employee Independent Director of Omagine since September 1, 2015. Mr. Smith founded and was the chief executive officer of a NYSE company - The Sports Authority, Inc. ("TSA") - a national sporting goods chain. He was the Chairman of TSA until it was sold in 1999. Previously Mr. Smith served in executive management positions at W.R. Grace & Co. and with other major companies including Herman's Sporting Goods, Sears & Roebuck and Montgomery Ward. In 2006 Mr. Smith joined the board of I-Trax, an AMEX listed health care provider and Carrols, Inc., a NASDAQ listed firm in the restaurant industry, whose public company spinoff, Fiesta, Inc., appointed him in 2012 as Non-Executive Chairman of the Board. Mr. Smith recently rotated off the Board of NYSE-listed Darden Restaurants after 15 years of service, last serving as chairman of the audit committee. Mr. Smith is a globally recognized and respected corporate and community leader. His lifetime experience in both financial and management roles for publicly traded companies and his experience in financing early stage companies (TSA was financed by Bain & Co., among others) will provide a wealth of knowledge, business acumen and public company experience to the Board's deliberations.

Alan M. Matus has served as a non-employee Independent Director of Omagine since September 1, 2015. Mr. Matus has five decades of residential, hospitality and commercial real estate development experience. He is a seasoned real estate industry executive and owner who has personally directed the development, planning, architectural design, financing, construction and marketing of many public and private developments both internationally and in the U.S. Mr. Matus graduated as a Chartered Accountant (a CPA equivalency) from the University of Witwatersrand, Johannesburg, South Africa. Mr. Matus is an owner and operator of Acqualina Residences and Resort, a beachfront luxury resort near Miami, Florida which he developed and opened in 2006. Mr. Matus joined Williams Island as its President and CEO in the 1980’s to conceive, develop, build and manage this two billion dollar landmark residential and resort community in Aventura, Florida. This renowned 80-acre community has been heralded worldwide. Mr. Matus brings a highly diverse skill set to the Board and to our business with his development, ownership and operational expertise, finance experience and other relevant real estate development skills.

Directors are elected to serve for one-year terms or until their successors are duly elected and qualified. The Board of Directors is authorized to fill Board vacancies by appointment for a term lasting until Omagine’s next annual meeting of shareholders or until such appointed person’s successor has been duly elected and qualified. Directors who are Company employees receive no fees for acting as such. Independent Directors receive stock options, an annual cash stipend and are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in attending such meetings.

The Board of Directors filled the prior two board vacancies effective September 1, 2015 with the appointments of Jack A. Smith and Alan M. Matus as Independent Directors bringing the number of independent directors to a majority on the Board of Directors. As of the date hereof, Omagine has an Audit Committee and a Compensation Committee (which also recommends grants of stock options to officers, directors and consultants) each designated by the Board of Directors. There is no nominating committee but future nominations and related nomination activities will be made by a majority vote of the Independent Directors of the Board. The committees of the Board may, in their sole discretion, retain professional outside independent search and/or advisory firms if deemed advisable.

The Audit Committee has 3 members who are independent directors and is chaired by Mr. Matus who is the audit committee financial expert. The Compensation Committee which also has 3 members who are independent directors is chaired by Mr. Smith.

Officers

Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors. Mr. Drohan and Mr. Kuczynski are both officers of Omagine as described above. William Hanley has served as the Controller and Principal Accounting Officer of the Registrant since January 2008. Mr. Hanley served as the controller of Mittal Steel from 1986 to 2007 and as the Controller and Chief Financial Officer of Rif International Corp. from 1980 to 1986. From 1973 to 1980 he served as the controller at two Wall Street brokerage firms and from 1968 to 1972 as a senior accountant at the public accounting firm Main LaFrentz & Company. Mr. Hanley holds a Bachelor of Business Administration degree in Accounting from St. Francis College in New York.

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Code of Ethics

Omagine has adopted and its Board of Directors has approved a Code of Ethics and Business Conduct ("Code"). The Code applies to all directors, officers and employees of Omagine. Omagine believes that the policies and procedures contained in the Code are consistent with the requirements for a Code of Ethics as required by the SEC. A copy of the Code is attached hereto as Exhibit 14 and is available on Omagine's website, www.omagine.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and changes in ownership of the Company’s Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Other than as disclosed below, and based solely on a review of the reports furnished to us or written representations from reporting persons that all reportable transaction were reported, we believe that our officers, directors and greater than ten percent stockholders timely filed all reports they were required to file under Section 16(a), other than as disclosed below.

William Hanley, our Controller, filed three late Form 4s: one reporting one transaction in 2013, another reporting one transaction in 2013 and one transaction in 2014, and another reporting one other 2014 transaction.

Louis J. Lombardo, an independent director, filed three late Form 4s: one reporting one transaction in 2013, another reporting two transactions in 2014, and another reporting one other 2014 transaction.

Charles P. Kuczynski, our Vice President and Secretary, filed three late Form 4s: one reporting one transaction in 2013, another reporting two transactions in 2014, and another reporting one other 2014 transaction.

Frank J. Drohan, our President and CEO, filed two late Form 4s: one reporting two transactions in 2014, and another reporting one other 2014 transaction.

EXECUTIVE COMPENSATION

Officer Compensation

The following table sets forth information relating to the aggregate compensation received by the then current executive officers of the Company for services in all capacities during the Company’s three fiscal years indicated for (i) Omagine’s Chief Executive and Financial Officer, and (ii) each then current executive officer of Omagine and/or LLC whose total compensation exceeded $100,000 (the foregoing (i) and (ii) being collectively, the “Named Executive Officers”).

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (1)	Option Awards (2)	All Other Comp.	Total
		($)	($)	($)	($)	($)	($)

Frank J. Drohan,	2015	$125,000	$0	$31,976	$1,401,817	$0	$1,558,793
Chief Executive and Financial Officer	2014	$125,000	$0	$33,443	$1,495,595	$0	$1,654,038
	2013	$125,000	$0	$33,889	$566,727	$0	$725,616

Charles P. Kuczynski,	2015	$100,000	$0	$33,205	$227,428	$0	$360,633
Vice-President and Secretary	2014	$100,000	$0	$34,781	$375,277	$0	$510,058
	2013	$100,000	$0	$35,301	$194,805	$0	$330,106

William Hanley,	2015	$80,000	$0	$8,609	$73,496	$0	$162,105
Controller and Principal Accounting Officer	2014	$80,000	$0	$8,026	$146,937	$0	$234,963
	2013	$80,000	$0	$7,060	$42,508	$0	$129,568

Sam Hamdan,	2015	$0	$0	$2,460	$1,259,392	$0	$1,261,852
Deputy Managing Director, Omagine LLC (3)	2014	$0	$0	$0	$1,159,445	$0	$1,159,445
	2013	$0	$0	$0	$644,479	$0	$644,479

1.	Amounts included under Column (e) represent contributions of the Registrant’s Common Stock made in the year indicated to the 401(k) Plan account of the Named Executive Officer, valued at the closing market price of the Common Stock on the dates of such contributions.

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2.	Amounts included under Column (f) represent the dollar amount recognized as compensation expense for financial statement reporting purposes for the year indicated under ASC 718 and not an amount paid to or realized by the Named Executive Officers. There can be no assurance that the amounts determined by ASC 718 will ever be realized. In December 2012, the Company extended the expiration date of all January 2012 Options from December 31, 2012 to December 31, 2013, in December 2013 the Company again extended the expiration date of such January 2012 Options to December 31, 2014 and in December 2014 the Company extended the expiration date of such January 2012 Options for a third time to December 31, 2015. Assumptions used in the calculation of the amounts specified in Column (f) for 2013 and 2014 are included in Note 1- STOCK-BASED COMPENSATION and Note 7 – STOCK OPTIONS to the Company's audited financial statements for the fiscal year ended December 31, 2014. Assumptions used in the calculation of the amounts specified in Column (f) for 2015 are not audited. (Also see: “Equity Compensation Plan Information” below).

3.	In addition to the 750,000 January 2012 Stock Options exercisable at $1.70 per share awarded to Mr. Hamdan in 2012 and 250,000 Stock Options exercisable at $2.55 awarded to him in 2014, Mr. Hamdan also holds 160,000 Stock Options exercisable at $1.25 per share which were awarded to him in March 2007.

Management has concluded that the aggregate amount of personal benefits does not exceed 10% of the total compensation reported in column (h) of the foregoing table for the year indicated as to any Named Executive Officer named in the above table. On August 12, 2015, Omagine again extended that expiration date of all Strategic Options from December 31, 2015 to December 31, 2016.

Table of Accrued Unpaid Salary Used to Purchase Common Shares

The following table indicates the amounts of previously accrued but unpaid salary payable utilized in the year indicated by the Named Executive Officer to purchase Common Shares via a direct purchase from Omagine, an exercise of Stock Options or an exercise of Rights in the Rights Offering.

Name	2015	2014	2013	2012
Frank J. Drohan (1)	$120,000	$0	$0	$155,921
Charles P. Kuczynski (2)	$0	$0	$0	$11,591
William Hanley (3)	$0	$0	$0	$31,250

(1)	On May 16, 2015, $120,000 of unpaid salary owed to Mr. Drohan was offset and utilized by him for the purchase of 100,000 restricted Common Shares at the market price of $1.20 per share. During the year ended December 31, 2012, $155,921 of unpaid salary owed to Mr. Drohan and $247,492 of principal and interest owed by Omagine to Mr. Drohan pursuant to a promissory note was offset and utilized by him for the exercise of 322,730 Rights to purchase 322,730 Common Shares at $1.25 per Common Share. At September 30, 2015, December 31, 2014, 2013 and 2012, unpaid salary payable due to Mr. Drohan was $113,502; $310,464; $398,154; and $273,154 respectively.

(2)	During the year ended December 31, 2012, $11,591 of unpaid salary owed to Mr. Kuczynski and $51,497 of principal and interest owed by Omagine to Mr. Kuczynski pursuant to a promissory note was offset and utilized by him for the exercise of 50,470 Rights to purchase 50,470 Common Shares at $1.25 per Common Share. At September 30, 2015, December 31, 2014, 2013 and 2012, unpaid salary payable due to Mr. Kuczynski was 149,075; $171,575; $163,575; and $145,658 respectively.

(3)	During the year ended December 31, 2012, $31,250 of unpaid salary owed to Mr. Hanley was offset and utilized by him for the exercise of 25,000 Rights to purchase 25,000 Common Shares at $1.25 per Common Share. At September 30, 2015, December 31, 2014, 2013, and 2012, unpaid accrued officer’s compensation due to Mr. Hanley was $140,883; $155,883; $165,883; and $102,550 respectively.

Director Compensation

Directors of Omagine who are employees of the Company do not receive additional compensation for their services as directors. Independent Directors are compensated for their services as directors of Omagine. The following table sets forth information relating to the aggregate compensation received by Independent Directors of the Registrant for services in all capacities during the Registrant's fiscal year ended December 31, 2014.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1)(2)($)	All Other Compensation ($)	Total ($)
Estate of Salvatore Bucchere (3)	$0	$0	$54,886	$0	$54,886
Kevin Green (3)	$0	$0	$0	$0	$0
Louis Lombardo	$1,250	$0	$102,885	$0	$104,135

(1)	Column (d) represents the dollar amount recognized as compensation expense for financial statement reporting purposes for the year indicated under ASC 718, and not an amount paid to or realized by the named director. There can be no assurance that the amounts determined by ASC 718 will ever be realized by the named director. Assumptions used in the calculation of the amounts specified in Column (d) are included in Note 1 – STOCK BASED COMPENSATION and Note 7 – STOCK OPTIONS to the Company’s audited financial statements for the fiscal year ended December 31, 2014.

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(2)	All Strategic Options presently expire on December 31, 2016. As of December 31, 2014, (a) Mr. Lombardo had 75,000 fully vested Strategic Options, the estate of Mr. Bucchere had 50,000 fully vested Strategic Options and Mr. Green had no Strategic Options. In addition as of December 31, 2014, Mr. Lombardo held Stock Options that are not Strategic Options as follows: (i) 2,000 fully vested Stock Options exercisable at $0. 85 per Common Share, (ii) 2,000 fully vested Stock Options exercisable at $1.38 per Common Share, and (iii) 2,000 fully vested Stock Options exercisable at $1.70 per Common Share; and Mr. Green held Stock Options that are not Strategic Options as follows: (i) 2,000 fully vested Stock Options exercisable at $0.85 per Common Share and (ii) 2,000 fully vested Stock Options exercisable at $0.51 per Common Share. On June 30, 2015, Mr. Green exercised 2,000 Stock Options at $0.51 per Common Share. (See: “Equity Compensation Plan Information” - “Stock Options Granted to Independent Directors” below).

(3)	Mr. Green resigned in January 2012 and Mr. Bucchere died in April 2012.

During the Company’s fiscal year ended December 31, 2014, Independent Directors were compensated for their services as directors as shown in the chart below:

Schedule of Independent Director Fees - December 31, 2014

Compensation Item	Amount

Annual Retainer	$0
Attendance at Annual Meeting	500
Per Board Meeting Fee (attendance in person)	500
Per Board Meeting Fee (attendance by teleconference)	250
Per Committee Meeting Fee (in person or by teleconference)	0
Appointment Fee Upon Election to Board of Directors	0
Non-qualified stock options	(1)(2)

(1)	On the date of appointment to the Board of Directors, new Independent Directors were entitled to a one-time grant of 6,000 non-qualified Stock Options exercisable at the closing price for a Common Share on the date of grant, vesting 2,000 on the date of grant and 2,000 on the first business day of January in each of the two years next following the date of grant.

(2)	For Independent Directors that have served on the Board for at least 3 years, 2,000 Stock Options (or such other number of Stock Options as determined by the Board of Directors in its discretion) were granted on the first business day of January in each fiscal year next following such 3 year period, at the closing price for a Common Share on the date of such grant, and vesting immediately upon grant. (See: “Stock Options Granted to Independent Directors” below).

Effective September 1, 2015, two additional Independent Directors, Mr. Jack Smith and Mr. Alan Matus, were appointed to the Board of Directors. Mr. Smith and Mr. Matus were each issued 25,000 restricted Common Shares in compensation for their services as directors for the period beginning September 1, 2015 and ending December 31, 2015.

Pursuant to a resolution of the Board of Directors, effective January 1, 2016 Independent Directors will be reimbursed for their travel expenses associated with attendance at Board, Committee and Annual meetings and will be compensated on an annual basis for their services as directors as shown in the chart below:

Independent Director Annual Compensation and Fees

(Effective for annual periods beginning on January 1, 2016)

Compensation Item	Amount
Annual Retainer (1/2 cash - 1/2 Common Shares):
(i) Cash (1)	$50,000
(ii) Restricted Common Shares (2)	$50,000

Attendance Fees:
Annual Meeting in person	$750
Per Board Meeting (in person or via teleconference)	$500
Per Committee Meeting (in person or via teleconference)	$500

(1)	Payable quarterly; $12,500 on the first business day of each fiscal quarter.

(2)	Issued on the first business day of each fiscal year and valued at the last sale price of the Common Stock on the final trading day of the fiscal year immediately preceding issuance.

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Compensation Discussion and Analysis

Now that the DA has been signed and ratified by the Government and the UA has been signed by and registered with the Government, the Company plans, as previously disclosed, to institute a formal compensation plan for performance based compensation for all its executives and senior staff. This compensation plan will be designed to align executive compensation with the achievement by the Company of its long-term goals and objectives. Prior to the date hereof, the Company has attempted to strategically incentivize certain executives deemed critical to its ongoing operations (the “Company Executives”) on an ad hoc basis via the issuance to them and others of stock options (the “Strategic Options”). Pursuant to a Board of Directors resolution dated August 12, 2015, the expiration date of all such Strategic Options was extended to December 31, 2016.

To retain key executives, directors and consultants in order to successfully implement its business plan, the Board has determined that it is now advisable and desirable, as previously disclosed in the Company’s SEC Reports, to contract with a recognized executive compensation consulting firm (the “Compensation Consultant”) for the purpose of creating and implementing a compensation plan for the Company and the Company Executives.

As previously disclosed, the Board of Directors (the “Board”) determined in 2012 to award a one-time cash bonus (a “DA Success Bonus”) to each of the Company Executives in compensation for the extraordinary efforts and personal and professional risks, both financial and otherwise, that they undertook for many years in order to pursue the Company’s then primary strategic objective of signing the DA with the Government.

The Board recognizes the recent extraordinary advances made in the Company’s prospects but at the same time is aware that the Company’s shareholders have not yet seen the benefit of any significant share price appreciation. In light of this, the Directors have examined alternative ways to align the award of the DA Success Bonus payments more directly with the financial interests of its shareholders.

Such DA Success Bonuses were contemplated to be cash bonuses awarded to the Company Executives for their extraordinary efforts expended in order to get the DA signed with the Government and were only to be awarded if the DA was signed. The Board is of the opinion that the DA Success Bonuses are well deserved. The Board has contemplated various alternative plans to align such DA Success Bonus awards not only with the Company Executives efforts through the DA signing date but also with the actual results of such efforts. The Board views the price of the Company’s publicly traded Common Shares as the most accurate indicator of such results. Moreover, the Directors believe that continuing efforts by such Company Executives are required to attain a share price that more closely aligns with the Board’s expectations.

The Board explored methodologies to structure such DA Success Bonus payments in a manner more closely aligned with our shareholders’ interests so that the financial benefits from events at the Company are experienced not only by the Company Executives but by all our shareholders as well. Accordingly, pursuant to a resolution of the Board on August 31, 2015 a DA Success Bonus was granted to six Company Executives, not as fixed cash payments as previously contemplated, but in the form of stock appreciation rights (“Stock Appreciation Rights” or “SARs”) as outlined in the following grant schedule:

Stock Appreciation Rights (SARs)
Name	Number of SARs	Grant Price	Date of Grant	Expiration Date
Frank Drohan	675,000	$2.00	8/31/2015	12/31/2017
Charles Kuczynski	60,000	$2.00	8/31/2015	12/31/2017
Louis Lombardo	15,000	$2.00	8/31/2015	12/31/2017
William Hanley	15,000	$2.00	8/31/2015	12/31/2017
Agron Telaku	15,000	$2.00	8/31/2015	12/31/2017
Sam Hamdan	675,000	$2.00	8/31/2015	12/31/2017

SARs provide for financial gain derived from the potential appreciation in the price of the Company’s Common Stock from the date that SARs are granted until the date that SARs are exercised. All 1,455,000 SARs granted to six Company Executives in the above table (i) vested on the date of grant, (ii) holders are not required to be employees of or consultants to the Company at the time if exercise, (iii) have an exercise price of $2.00 per SAR (which was $0.40 greater than the closing stock price on the date of grant) and (iv) upon exercise SAR’s are payable only in the Company’s Common Shares. No cash settlement is permissible for these 1,455,000 SARs. SARs holders are not required to pay an exercise price. Upon exercise the holder receives an amount of Common Shares equivalent to the increase in the stock price of the Common Shares.

SARs may be exercised at any time prior to 5 P.M. Eastern Time in the United States on December 31, 2017 in whole or in part by the holder thereof by delivery of a written notice to Omagine (the “Notice of Exercise”) of such holder’s election to exercise such SARs, which Notice of Exercise shall:

1)	i. specify the number of SARs (in whole SARs only) to be exercised and the Grant Price,

ii. include the surrender of the relevant certificate representing such SARs (or an indemnification undertaking with respect to such SARs in the case of the loss, theft or destruction of such certificate).

Such documentation shall be delivered by such holder to a common carrier for overnight delivery to Omagine as soon as practicable following the date of such Notice of Exercise, but in no vent later than December 30, 2017.

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2)	By delivering a Notice of Exercise the holder is not required to pay any exercise price for the SARs and upon exercise will receive the “Net Number” of Common Shares determined according to the following formula:

Net Number of Common Shares = C * [(A-B)/A]

For purposes of the foregoing formula:

A = market price of Common Shares at exercise date

B = the Grant Price of $2.00

C = the number of SARs exercised at any one time

N = the number of Common Shares issuable upon any one exercise

Equity Compensation Plan Information

The 2003 Plan and the 2014 Plan

Omagine’s shareholders approved the reservation by Omagine of 2,500,000 Common Shares for issuance under the 2003 Omagine Inc. Stock Option Plan (the ”2003 Plan”). The 2003 Plan expired on August 31, 2013. (See: Exhibit 10.19).

On March 6, 2014, the Board of Directors approved the adoption of the 2014 Omagine Inc. Stock Option Plan (the “2014 Plan”). Pursuant to the 2014 Plan, 3,000,000 Common Shares were reserved for issuance (See: Exhibit 10.20). The 2014 Plan was amended to increase the reservation of 3,000,000 Common Shares for issuance to 5,000,000 Common Shares and to permit issuance of stock appreciation rights (“SARs”). The Amended Omagine, Inc. 2014 Stock Option Plan (“Amended 2014 Plan”) is attached as Exhibit 10.32. Omagine intends to seek its shareholders’ ratification of the adoption by Omagine of the Amended 2014 Plan.

Omagine has registered for resale the 2.5 million Common Shares reserved for issuance under the 2003 Plan by filing a registration statement with the SEC on Form S-8 (the “S-8 Registration”) and on September 12, 2012, Omagine filed a post-effective amendment to the S-8 Registration.

At September 30, 2015 there were 2,283,000 unexpired Stock Options issued and unexercised under the 2003 Plan and all such Stock Options remain valid until the earlier of their exercise or expiration date. Under the Amended 2014 Plan, there were 990,000 Stock Options of which 950,000 are Strategic Options and 1,455,000 SARs issued, outstanding and unexercised at September 30, 2015.

A total of 3,273,000 Stock Options were issued, outstanding and unexercised as of September 30, 2015 and the date hereof of which 2,915,000 are Strategic Options. A total of 1,455,000 SARs were issued and outstanding at September 30, 2015 and as of the date hereof.

The Strategic Options

On January 2, 2012, pursuant to the 2003 Plan and a resolution of the Board of Directors, thirteen individuals who were either employees, directors or consultants to Omagine at such time and whose continued service was deemed by the Board of Directors to be particularly crucial to attaining LLC’s then primary strategic goal of signing the DA with the Government of Oman were granted an aggregate of 1,994,000 Strategic Options each of which is exercisable at $1.70 per Common Share.

On January 31, 2012, an Independent Director resigned and the 50,000 Strategic Options previously granted to him were cancelled in accordance with their terms. On April 13, 2012 pursuant to a resolution of the Board of Directors, an aggregate of 21,000 additional Strategic Options, (intended to be granted on January 2, 2012 but not available under the 2003 Plan at such time), each of which is exercisable at $1.70 per Common Share, were granted to two individuals.

Also on December 29, 2014, pursuant to the 2014 Plan and a resolution of the Board of Directors, six of the aforementioned thirteen individuals were granted an aggregate of 950,000 additional Strategic Options each of which is exercisable at $2.55 per Common Share.

1,965,000 Strategic Options are exercisable at $1.70 per Common Share and 950,000 Strategic Options are exercisable at $2.55 per Common Share (such exercise prices are collectively referred to herein as the “Exercise Price”). Of the 2,915,000 Strategic Options issued and outstanding as of the date hereof, an aggregate of 2,685,000 have been granted to Omagine and LLC officers and 125,000 have been granted to Omagine independent directors.

To maintain the incentive for the retention and sustained service to the Company of its mission-critical employees and consultants in the face of the then continued MOT Delays, the Board of Directors authorized the First Extension of the expiration date of all Strategic Options to December 31, 2013, the Second Extension of such expiration date to December 31, 2014 and subsequently, on December 29, 2014, the Third Extension of such expiration date to December 31, 2015. On August 12, 2015, the expiration date of the 1,965,000 fully vested Strategic Options issued in January 2012 was extended from December 31, 2015 to December 31, 2016 (the “Fourth Extension”). Also on August 12, 2015, the expiration date of the 950,000 fully vested Strategic Options issued in December 2014 was extended from December 31, 2015 to December 31, 2016.

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All Strategic Options are fully vested, provide for a cashless exercise feature, expire on December 31, 2016 and (except with respect to Strategic Options held by the estate of a deceased former director) require the holder thereof to be an employee of or a consultant to the Company at the time of exercise.

Strategic Options may be exercised at any time prior to 5 P.M. Eastern Time in the United States on December 31, 2016 by either: (1) paying the Exercise Price in cash to Omagine, or (2) electing to pay the Exercise Price via the cashless exercise feature of the Strategic Options, as follows:

1)	Strategic Options may be exercised in whole or in part by the holder thereof by delivery of a written notice to Omagine (the “Exercise Notice”), of such holder’s election to exercise such Strategic Options, which Exercise Notice shall:

i.	specify the number of Common Shares (“Option Shares”) to be purchased,

ii.	be accompanied by payment to Omagine of an amount equal to the Exercise Price multiplied by the number of Option Shares for which the Strategic Options are being exercised (the “Aggregate Option Exercise Price”) in cash or wire transfer of immediately available funds, and

iii.	include the surrender of the relevant certificate representing such Strategic Options (or an indemnification undertaking with respect to such Strategic Options in the case of the loss, theft or destruction of such certificate).

Such documentation and payment shall be delivered by such holder to a common carrier for overnight delivery to Omagine as soon as practicable following the date of such Exercise Notice, but in no event later than December 30, 2016 (“Cash Basis”),

or

2)	by delivering an Exercise Notice and in lieu of making payment of the Aggregate Option Exercise Price in cash or wire transfer, elect instead to receive upon such exercise the “Net Number” of Common Shares determined according to the following formula (the “Cashless Exercise”):

Net Number =	(A x B) – (A x C)
B

For purposes of the foregoing formula:

A =	the total number of Option Shares with respect to which the relevant Strategic Options are then being exercised.

B =	the closing bid price of a Common Share on the date of exercise of the relevant Strategic Options.

C =	the Exercise Price in United States currency.

Stock Options Other Than Strategic Options

On January 15, 2013 pursuant to the 2003 Plan, an Omagine independent director was granted 2,000 Stock Options exercisable at $1.38 per Common Share and expiring on January 14, 2018.

On April 8, 2013, the estate of a former Omagine director exercised 4,000 Stock Options; 2,000 at $0.51 per Common Share and 2,000 at $0.85 per Common Share.

On March 28, 2014 pursuant to the 2014 Plan, four persons were granted an aggregate of 40,000 Stock Options exercisable at $1.80 per Common Share and expiring on March 27, 2019. One such person is an Omagine independent director and one is an Omagine officer.

On June 30, 2015, a former Omagine director exercised 2,000 Stock Options at $0.51 per Common Share.

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Stock Options Granted to the Named Executive Officers

The following table shows the number of Common Shares covered by exercisable and un-exercisable Stock Options issued pursuant to the 2003 Plan and held by the Named Executive Officers on September 30, 2015 and as of the date hereof. There can be no assurance that the Grant Date Fair Value of Stock Option awards will ever be realized by such Named Executive Officers.

(a)	(b)	(c)	(d)	(e)
Name	Number of Common Shares Underlying Unexercised Options (#) Exercisable	Number of Common Shares Underlying Unexercised Options (#) Un-exercisable	Option Exercise Price	Option Expiration Date
Frank Drohan (1)	750,000	0	$1.70	December 31, 2016
	100,000	0	$2.60	September 22, 2018

Charles Kuczynski (2)	250,000	0	$1.70	December 31, 2016
	50,000	0	$2.60	September 22, 2018

William Hanley (3)	60,000	0	$1.70	December 31, 2016

Sam Hamdan (4)	750,000	0	$1.70	December 31, 2016
	160,000	0	$1.25	March 30, 2017

(1)	In September 2008, 100,000 Stock Options, vesting ratably over five years, expiring after ten years and exercisable at $2.60 per Common Share, were granted to Omagine's President & Chief Executive Officer. In January and April of 2012, an aggregate of 750,000 Strategic Options, vesting 50% upon grant and 50% on July 1, 2012, now expiring on December 31, 2016 and exercisable at $1.70 per Common Share were granted to Omagine's President & Chief Executive Officer. On December 30, 2014, 500,000 Strategic Options, vesting upon grant, now expiring on December 31, 2016 and exercisable at $2.55 per Common Share were granted to Omagine's President & Chief Executive Officer.

(2)	In September 2008, 50,000 Stock Options, vesting ratably over five years, expiring after ten years and exercisable at $2.60 per Common Share, were granted to Omagine's Vice-President & Secretary. In January 2012, 250,000 Strategic Options, vesting 50% upon grant and 50% on July 1, 2012, now expiring on December 31, 2016 and exercisable at $1.70 per Common Share were granted to Omagine's Vice-President & Secretary. On December 30, 2014, 75,000 Strategic Options, vesting upon grant, now expiring on December 31, 2016 and exercisable at $2.55 per Common Share were granted to Omagine's Vice-President & Secretary.

(3)	In January 2012, 60,000 Strategic Options, vesting 50% upon grant and 50% on July 1, 2012, now expiring on December 31, 2016 and exercisable at $1.70 per Common Share were granted to Omagine's Controller & Principal Accounting Officer. On March 28, 2014, 10,000 Stock Options, vesting upon grant, expiring on March 27, 2019 and exercisable at $1.80 per Common Share, were granted to Omagine's Controller & Principal Accounting Officer. On December 30, 2014, 50,000 Strategic Options, vesting upon grant, now expiring on December 31, 2016 and exercisable at $2.55 per Common Share were granted to Omagine's Controller & Principal Accounting Officer.

(4)	In March 2007, 160,000 Stock Options, vesting ratably over five years, expiring after ten years and exercisable at $1.25 per Common Share, were granted to a consultant to Omagine who is also the Deputy Managing Director of LLC. In January 2012, 750,000 Strategic Options, vesting 50% upon grant and 50% on July 1, 2012, now expiring on December 31, 2016 and exercisable at $1.70 per Common Share were granted to the Deputy Managing Director of LLC. On December 30, 2014, 250,000 Strategic Options, vesting upon grant, now expiring on December 31, 2016 and exercisable at $2.55 per Common Share were granted to the Deputy Managing Director of LLC.

The following table shows the number of Common Shares covered by unexpired non-qualified Stock Options issued to the Named Executive Officers under the 2003 Plan and the Amended 2014 Amended Plan and unexercised on September 30, 2015 and as of the date hereof.

Name	Number of Options	Exercise Price	Date of Grant	Expiration Date

Frank Drohan	100,000	$2.60	9/23/2008	9/22/2018
Frank Drohan	739,000	$1.70	1/2/2012	12/31/2016
Frank Drohan	11,000	$1.70	4/13/2012	12/31/2016
Frank Drohan	500,000	$2.55	12/29/2014	12/31/2016

Charles Kuczynski	50,000	$2.60	9/23/2008	9/22/2018
Charles Kuczynski	250,000	$1.70	1/2/2012	12/31/2016
Charles Kuczynski	75,000	$2.55	12/30/2014	12/31/2016

William Hanley	60,000	$1.70	1/2/2012	12/31/2016
William Hanley	10,000	$1.80	3/28/2014	3/27/2019
William Hanley	50,000	$2.55	12/30/2014	12/31/2016

Sam Hamdan	160,000	$1.25	3/19/2007	3/31/2017
Sam Hamdan	750,000	$1.70	1/2/2012	12/31/2016
Sam Hamdan	250,000	$2.55	12/30/2014	12/31/2016

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Stock Options Granted to Independent Directors

The following table shows the number of Common Shares covered by unexpired non-qualified Stock Options issued to Independent Directors of Omagine under the 2003 Plan and the Amended 2014 Plan and unexercised as of September 30, 2015 and as of the date hereof.

Name	Number of Options	Exercise Price	Date of Grant	Expiration Date

Louis Lombardo	2,000	$0.85	5/17/2011	5/16/2016
Louis Lombardo	50,000	$1.70	1/2/2012	12/31/2016
Louis Lombardo	2,000	$1.70	4/13/2012	4/12/2017
Louis Lombardo	2,000	$1.38	1/15/2013	1/14/2018
Louis Lombardo	10,000	$1.80	3/28/2014	3/27/2019
Louis Lombardo	25,000	$2.55	12/30/2014	12/31/2016

Salvatore Bucchere	50,000	$1.70	1/2/2012	12/31/2016

Kevin Green	2,000	$0.85	5/17/2011	5/16/2016

On December 30, 2014, 25,000 Strategic Options, vesting upon grant, now expiring on December 31, 2016 and exercisable at $2.55 per Common Share were granted to Louis Lombardo.

Mr. Lombardo presently holds 91,000 fully vested Stock Options (2,000 exercisable at $0.85 expiring on May 16, 2016; 2,000 exercisable at $1.70 expiring on April 12, 2017; 2,000 exercisable at $1.38 expiring on January 14, 2018; 10,000 exercisable at $1.80 expiring on March 27, 2019; 50,000 Strategic Options exercisable at $1.70 expiring on December 31, 2016 and 25,000 Strategic Options exercisable at $2.55 expiring on December 31, 2016). Mr. Lombardo’s 75,000 Strategic Options require him to be an Independent Director of Omagine at the time of the exercise of any Strategic Options.

Mr. Bucchere was an Independent Director at the time of his death on April 9, 2012. Pursuant to the 2003 Plan, all Stock Options then held by Mr. Bucchere immediately vested and were assigned an expiration date of April 8, 2013. Subsequently pursuant to resolutions of the Board of Directors, the expiration date for all Strategic Options (including the 50,000 Strategic Options held by the estate of Mr. Bucchere) was extended to December 31, 2016. On April 8, 2013, the estate of Salvatore J. Bucchere exercised 4,000 Stock Options to purchase 4,000 Common Shares. 2,000 of such Stock Options were exercised at $0.51 per Common Share and the other 2,000 were exercised at $0.85 per Common Share. Mr. Bucchere’s estate presently holds 50,000 fully vested Strategic Options exercisable at $1.70 per Common Share and expiring on December 31, 2016.

Mr. Green was an Independent Director until his resignation on January 31, 2012. Pursuant to their terms, Mr. Green’s 50,000 Strategic Options were cancelled concurrently with his resignation. Mr. Green presently holds 2,000 fully vested Stock Options (2,000 exercisable at $0.85 per Common Share expiring on May 16, 2016).

Report on the Re-pricing of Any Options or Stock Appreciation Rights

There was no re-pricing of any Stock Options or Stock Appreciation Rights during fiscal year 2014 or during any subsequent period through the date hereof. In December 2013, Omagine extended the expiration date of all Strategic Options from December 31, 2013 to December 31, 2014. (See: “Equity Compensation Plan Information – The Strategic Options” above and “Note 7 – Stock Options” to Omagine's audited financial statements for the fiscal year ended December 31, 2014). In December 2014, Omagine extended the expiration date of all Strategic Options from December 31, 2014 to December 31, 2015 and again on August 12, 2015, Omagine extended the expiration date of all Strategic Options from December 31, 2015 to December 31, 2016.

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Employment Agreements

The Company presently has no employment agreements with any person.

Pursuant to a prior employment agreement with Omagine (the “Drohan Agreement”), Omagine was obligated to employ its President and Chief Executive Officer, Mr. Frank J. Drohan, at an annual base salary of $125,000 plus an additional amount based on a combination of Omagine’s net sales and earnings before taxes. The Drohan Agreement also provided for an option to purchase 100,000 Common Shares at $1.25 per Common Share (the “Drohan Options”) and payment by Omagine of certain life and disability insurance premiums on Mr. Drohan's behalf. The Drohan Options were exercised by Mr. Drohan in August 2011. By mutual agreement between Omagine and Mr. Drohan, the Drohan Agreement was modified to provide that Omagine could from time to time suspend salary payments to Mr. Drohan and Mr. Drohan would continue to provide services to Omagine pursuant to the Drohan Agreement and Omagine would accrue Mr. Drohan’s unpaid salary. From 2007 through the date hereof, Omagine has from time to time fully or partially suspended salary payments to Mr. Drohan and Omagine has accrued Mr. Drohan’s unpaid salary which was not paid to him in a timely manner in accordance with Omagine’s normal payroll practices. For the years ended December 31, 2014 and 2013, Omagine had continued to accrue salary payable to its President on the basis of an annual salary of $125,000. On April 24, 2014, Omagine paid $187,691 of unpaid salary payable to Mr. Drohan. At September 30, 2015, December 31, 2014 and December 31, 2013, unpaid accrued officer’s compensation due to Mr. Drohan was $113,502, $310,464 and $399,329 respectively. During 2015, $120,000 of accrued but unpaid officer’s compensation due to Mr. Drohan by Omagine was offset and utilized by Mr. Drohan for the purchase of 100,000 restricted Common Shares at the then market price of $1.20 per Common Share. During 2012, an aggregate of $403,413 ($155,921 of accrued but unpaid officer’s compensation due to Mr. Drohan and $247,492 of principal and interest owed by Omagine to Mr. Drohan pursuant to a promissory note) was offset and utilized by Mr. Drohan for the exercise of 322,730 Rights to purchase 322,730 Common Shares at $1.25 per Common Share. Omagine has agreed to pay any remaining unpaid and accrued salary to Mr. Drohan without interest when and if Omagine has the financial resources to do so. On September 23, 2008 the Board of Directors granted 100,000 non-qualified Stock Options to Mr. Drohan which vested ratably over the five years after the grant date and which are exercisable at $2.60 per Common Share. All 100,000 of such Stock Options are fully vested as of the date hereof. Expiration of all such Stock Options is ten years from the date of grant. The Board of Directors had determined in January 2012 to grant Mr. Drohan 750,000 Strategic Options exercisable at $1.70 per Common Share. Because a sufficient number of options were not available under the 2003 Plan at the time however, pursuant to a resolution of the Board of Directors, Omagine granted 739,000 Strategic Options exercisable at $1.70 per Common Share to Mr. Drohan on January 2, 2012. On April 13, 2012 pursuant to a further resolution of the Board of Directors, Omagine granted Mr. Drohan an additional 11,000 Strategic Options exercisable at $1.70 per Common Share. On December 30, 2014 pursuant to a resolution of the Board of Directors, Omagine granted Mr. Drohan an additional 500,000 Strategic Options exercisable at $2.55 per Common Share. Mr. Drohan’s Strategic Options are fully vested as of the date hereof and require him to be an employee of Omagine at the time of the exercise of any Strategic Options. All Strategic Options have a cashless exercise feature and may be exercised in whole or in part at any time before their expiry date of December 31, 2016. All unexercised Strategic Options will expire on December 31, 2016. The Board of Directors determined in 2012 that when and if the Development Agreement for the Omagine Project was signed by LLC and the Government, Omagine would award a substantial DA Success Bonus to Mr. Drohan. The Development Agreement for the Omagine Project was signed by LLC and the Government on October 2, 2014 and the Board of Directors, in a resolution dated August 31, 2015, granted Mr. Drohan 675,000 Stock Appreciation Rights (“SARs”) at a grant price of $2.00 and all such SARs were fully vested as of the grant date. All SARs expire on December 31, 2017 and there is no requirement for Mr. Drohan to be an employee of Omagine at the time of exercise of any SARs, Omagine presently plans to enter into a new employment agreement with Mr. Drohan although the terms of such employment agreement have not yet been determined.

Pursuant to a prior employment agreement with Omagine (the “Kuczynski Agreement”), Omagine was obligated to employ its Vice-President & Secretary, Mr. Charles P. Kuczynski, at an annual base salary of $75,000, plus an additional bonus based on a combination of Omagine’s net sales and earnings before taxes. The Kuczynski Agreement provided for an option to purchase 50,000 Common Shares at $1.25 per Common Share (the “Kuczynski Options”). By mutual agreement between Omagine and Mr. Kuczynski, the Kuczynski Agreement was ended but the Kuczynski Options were maintained in effect and the Kuczynski Options were thereafter exercised by Mr. Kuczynski in August 2011. Mr. Kuczynski is presently employed by Omagine at an annual salary of $100,000 and from 2007 through December 31, 2014, Omagine has from time to time fully or partially suspended salary payments to Mr. Kuczynski and Mr. Kuczynski has continued to provide services to Omagine and Omagine has accrued Mr. Kuczynski’s unpaid salary which was not paid to him in a timely manner in accordance with Omagine’s normal payroll practices. For the years ended December 31, 2014 and 2013, Omagine partially paid and partially accrued officer’s compensation of $100,000 due in each such year to Mr. Kuczynski. At September 30, 2015, December 31, 2014 and 2013, unpaid accrued officer’s compensation due to Mr. Kuczynski was $149,075, $171,575 and $163,575 respectively. During the year ended December 31, 2012, an aggregate of $63,088 ($11,591 of accrued but unpaid officer’s compensation due to Mr. Kuczynski and $51,497 of principal and interest owed by Omagine to Mr. Kuczynski pursuant to a promissory note) was offset and utilized by Mr. Kuczynski for the exercise of 50,470 Rights to purchase 50,470 Common Shares at $1.25 per Common Share. Omagine has agreed to pay any remaining unpaid and accrued salary to Mr. Kuczynski without interest when and if Omagine has the financial resources to do so. On September 23, 2008 the Board of Directors granted 50,000 non-qualified Stock Options to Mr. Kuczynski which vested ratably over the five years after the grant date and which are exercisable at $2.60 per Common Share. All 50,000 of such Stock Options are fully vested as of the date hereof. Expiration of all such Stock Options is ten years from the date of grant. Pursuant to a resolution of the Board of Directors, Omagine granted 250,000 Strategic Options exercisable at $1.70 per Common Share to Mr. Kuczynski. On December 30, 2014 pursuant to a resolution of the Board of Directors, Omagine granted Mr. Kuczynski an additional 75,000 Strategic Options exercisable at $2.55 per Common Share. Mr. Kuczynski’s Strategic Options are fully vested as of the date hereof and require him to be an employee of Omagine at the time of the exercise of any Strategic Options. All Strategic Options have a cashless exercise feature and may be exercised in whole or in part at any time before their expiry date of December 31, 2016. All unexercised Strategic Options will expire on December 31, 2016. The Board of Directors determined in 2012 that when and if the Development Agreement for the Omagine Project was signed by LLC and the Government, Omagine would award a substantial DA Success Bonus to Mr. Kuczynski. The Development Agreement for the Omagine Project was signed by LLC and the Government on October 2, 2014 and the Board of Directors, in a resolution dated August 31, 2015, granted Mr. Kuczynski 60,000 SARs at a grant price of $2.00 and all such SARs were fully vested as of the grant date. All SARs expire on December 31, 2017 and there is no requirement for Mr. Kuczynski to be an employee of Omagine at the time of exercise of any SARs. Omagine presently plans to enter into a new employment agreement with Mr. Kuczynski although the terms of such employment agreement have not yet been determined.

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Employment Benefits

Omagine sponsors a 401(k) retirement plan for all eligible employees and provides and pays for group medical insurance for all employees choosing to participate in its group medical insurance plan.

The Registrant adopted the Omagine 401(k) Plan DTD 10-01-2008 (the "401(k) Plan") which is qualified under Section 401(k) of the Internal Revenue Code as a pre-tax plan for eligible employees of Omagine. Omagine does not presently match any employee contributions made to the 401(k) Plan. The Registrant made the maximum allowable discretionary contribution to all eligible employees participating in the 401(k) Plan in 2012, 2013, 2014 and 2015 in the form of 50,834, 55,253, 73,315 and 36,483 Common Shares respectively. Future discretionary contributions and/or matching of employee contributions by the Registrant, if any, will be made pursuant to the recommendation of Omagine's Board of Directors.

Effective March 19, 2007 Omagine entered into a consulting agreement with Mr. Sam Hamdan originally set to expire on December 31, 2007 but which expired on December 31, 2015 (the “Hamdan Agreement”). Pursuant to the Hamdan Agreement: (i) Mr. Hamdan provides consulting services to Omagine, (ii) under certain circumstances and conditions precedent, Mr. Hamdan may become the President of Omagine, and (iii) Omagine issued Mr. Hamdan Stock Options to purchase up to 160,000 Common Shares at $1.25 per Common Share (the “Hamdan Options”). The Hamdan Options vested ratably over the 5 year period beginning on April 1, 2007 and they expire on March 30, 2017. The Hamdan Options are exercisable only if at the time of such exercise: (i) the Hamdan Agreement is in effect, or (ii) Mr. Hamdan is an employee of the Company. The Hamdan Agreement was annually renewed four times without further compensation to Mr. Hamdan. Upon the fifth annual renewal of the Hamdan Agreement for 2012 and pursuant to a resolution of the Board of Directors, Mr. Hamdan was granted 750,000 Strategic Options (See: Exhibit 10.3). Upon the eighth annual renewal of the Hamdan Agreement for 2015 and pursuant to a resolution of the Board of Directors, Mr. Hamdan was granted an additional 250,000 Strategic Options (See: Exhibit 10.26). Mr. Hamdan’s Strategic Options are fully vested and require him to be an employee of or a consultant to the Company at the time of the exercise of any of his Strategic Options. All unexercised Strategic Options will expire on December 31, 2016. Mr. Hamdan also serves without compensation as the Deputy Managing Director of our 60% owned subsidiary, LLC. The Board of Directors determined in 2012 that when and if the Development Agreement for the Omagine Project was signed by LLC and the Government, Omagine would award a substantial DA Success Bonus to Mr. Hamdan. The Development Agreement for the Omagine Project was signed by LLC and the Government on October 2, 2014 and the Board of Directors, in a resolution dated August 31, 2015, granted Mr. Hamdan 675,000 SARs at a grant price of $2.00 and all such SARs were fully vested as of the grant date. All SARs expire on December 31, 2017 and there is no requirement for Mr. Hamdan to be an employee or consultant of Omagine at the time of exercise of any SARs. Other than the payment of $22,000 and $72,000 of consulting fees to Mr. Hamdan during 2014 and 2015, respectively, and the issuance of the aforementioned Strategic Options and SARs, the Hamdan Agreement has continuously been renewed annually since 2007 without further compensation to Mr. Hamdan. The Hamdan Agreement expired on December 31, 2015 and the Company intends to again renew the Hamdan Agreement for expiration on December 31, 2016 (See: Exhibit 10.4).

In determining its compensation policies and decisions subsequent hereto, Omagine shall seek a shareholder advisory vote on its executive compensation policy (including DA Success Bonus awards) as required by section 14A of the Exchange Act.

Compensation Committee Interlocks and Insider Participation

No person who was a member of the compensation committee during 2014 and through the date hereof was an officer or employee of the Registrant or a former officer or employee of the Registrant. Other than the $150,000 loan to Omagine made by Mr. Lombardo, no person who was a member of the compensation committee during 2014 and through the date hereof is a party to any related party transaction with the Registrant (See: “Certain Relationships and Related Transactions and Director Independence”).

During the fiscal year ended December 31, 2014 and through the date hereof, no executive officer of the Registrant served as a:

i.	member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee or board of directors of the Registrant, or

ii.	director of another entity, one of whose executive officers served on the compensation committee of the Registrant, or

iii.	member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Registrant.

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The Board of Directors resolved on March 15, 2013 to temporarily suspend the activities of the compensation committee and to have responsibility for all such activities assumed by the full Board of Directors. (See: “Compensation Discussion and Analysis” above). On September 1, 2015, the Board of Directors appointed Jack A. Smith and Alan M. Matus as Independent Directors. The current members of the Compensation Committee - Louis J. Lombardo, Alan M. Matus and Jack A. Smith – are all Independent Directors. Mr. Smith chairs the Compensation Committee.

Board leadership structure and role in risk oversight.

The Board of Directors filled board vacancies effective September 1, 2015 with the appointments of Jack A. Smith and Alan M. Matus as Independent Directors. Three of the five members of the Board are now independent directors. Mr. Smith is the lead Independent Director who serves as the non-exclusive intermediary between independent directors and management. Mr. Smith is the Chairman of the Compensation Committee and a member of the Audit Committee. Mr. Matus is the Chairman of the Audit Committee and an audit committee financial expert. Mr. Kuczynski, an employee, director and Vice-President of Omagine, facilitates the internal communications between the Company’s President and CEO (who is often located overseas in Oman) and the three Independent Directors to keep them informed of current Company issues, events and risks. The Board continues as in the past to exercise its oversight function, including its risk oversight, on both a formal and informal basis between and among its directors. Omagine’s Board of Directors has determined that this board structure is appropriate and effective in carrying out its oversight tasks relevant to the Company’s activities and the risks it faces.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of January 4, 2016: (i) the number of Common Shares beneficially owned by (a) owners of more than five percent of outstanding Common Shares who are known to Omagine, (b) the officers of Omagine and LLC individually, (c) the directors of Omagine individually, (d) the officers and directors of Omagine and LLC as a group, and (ii) the percentage ownership of the outstanding Common Shares represented by the foregoing.

(a)	(b)	(c)
	Beneficial
	Ownership	Percent
Name and Address	(1)(11)	(1)
Frank J. Drohan (2)(4)	3,990,436	19.3%
Charles P. Kuczynski (2)(5)	1,014,484	5.3%
Louis J. Lombardo (2)(6)	266,495	1.4%
Jack A. Smith (2)	25,000	0.1%
Alan M. Matus (2)	25,000	0.1%
Mohammed K. Al-Sada (3)(7)	1,669,754	8.7%
William Hanley (3)(8)	300,153	1.6%
Sam Hamdan (3)(9)	1,161,177	5.8%
Roger Tempest (10)	1,362,308	7.1%

All officers and Directors as a Group of 7 Persons	6,782,745	29.8%

(1)	Applicable percentage ownership in column (c) is based on 18,728,313 Common Shares outstanding as of January 4, 2016 and on Common Shares owned by the named individual including Common Shares underlying Stock Options, Warrants, SARs and convertible notes owned by the named individual that are exercisable for Common Shares within 60 days of January 4, 2016. Beneficial ownership and Common Shares outstanding are determined in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Act”). Common Shares underlying Stock Options, Warrants or convertible notes that are currently exercisable or convertible or exercisable or convertible within 60 days of January 4, 2016 are deemed to be outstanding and beneficially owned by the person holding such Stock Options, Warrants, SARs or convertible notes for the purpose of computing the percentage of outstanding Common Shares owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of outstanding Common Shares owned by any other person.

(2)	The address for each of these individuals is c/o Omagine and each is a director of Omagine. Mr. Drohan and Mr. Kuczynski are officers of Omagine.

(3)	The address for each of these individuals is c/o Omagine. Mr. Hanley is an officer of Omagine and Mr. Hamdan is an officer of LLC.

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(4)	Amount in column (b) for Mr. Drohan includes 1,994,976 Common Shares owned of record as of January 4, 2016 by Mr. Drohan plus 1,995,460 Common Shares with respect to which Mr. Drohan has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Act and are unissued Common Shares underlying (i) 100,000 Stock Options exercisable at $2.60 per Common Share, (ii) 750,000 Strategic Options exercisable at $1.70 per Common Share, (iii) 500,000 Strategic Options exercisable at $2.55 per Common Share, (iv) 322,730 Strategic Warrants exercisable at $5.00 per Common Share, (v) 322,730 Strategic Warrants exercisable at $10.00 per Common Share, and (vi) excludes 675,000 Common Shares issuable upon exercise of SARs because all such SARs exercisable at $2.00 per Common Share are out-of-the-money based on the Company's closing stock price as of January 4, 2016.

(5)	Amount in column (b) for Mr. Kuczynski includes 538,544 Common Shares owned of record as of January 4, 2016 by Mr. Kuczynski plus 475,940 Common Shares with respect to which Mr. Kuczynski has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Act and are unissued Common Shares underlying (i) 50,000 Stock Options exercisable at $2.60 per Common Share, (ii) 250,000 Strategic Options exercisable at $1.70 per Common Share, (iii) 75,000 Strategic Options exercisable at $2.55 per Common Share, (iv) 50,470 Strategic Warrants exercisable at $5.00 per Common Share, (v) 50,470 Strategic Warrants exercisable at $10.00 per Common Share, and (vi) excludes 60,000 Common Shares issuable upon exercise of SARs because all such SARs exercisable at $2.00 per Common Share are out-of-the-money based on the Company's closing stock price as of January 4, 2016.

(6)	Amount in column (b) for Mr. Lombardo includes 59,057 Common Shares owned of record as of January 4, 2016 by Mr. Lombardo plus 207,438 Common Shares with respect to which Mr. Lombardo has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Act and are unissued Common Shares underlying (i) 2,000 Stock Options exercisable at $0.85 per Common Share, (ii) 2,000 Stock Options exercisable at $1.70 per Common Share, (iii) 2,000 Stock Options exercisable at $1.38 per Common Share, (iv) 10,000 Stock Options exercisable at $1.80 per Common Share, (v) 50,000 Strategic Options exercisable at $1.70 per Common Share, (vi) 25,000 Strategic Options exercisable at $2.55 per Common Share, (vii) 13,230 Strategic Warrants exercisable at $5.00 per Common Share, (viii) 13,230 Strategic Warrants exercisable at $10.00 per Common Share, and (ix) a convertible promissory note in the principal amount of $150,000 which together with $74,946 of accrued interest thereon (as of September 30, 2015) which is convertible at $2.50 per share into 89,978 Common Shares, and (x) excludes 15,000 Common Shares issuable upon exercise of SARs because all such SARs exercisable at $2.00 per Common Share are out-of-the-money based on the Company's closing stock price as of January 4, 2016.

(7)	Amount in column (b) for Mr. Al-Sada includes 1,228,634 Common Shares owned of record as of December 4, 2015 by Mr. Al-Sada plus 441,120 Common Shares with respect to which Mr. Al-Sada has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Act and are unissued Common Shares underlying (i) 220,560 Strategic Warrants exercisable at $5.00 per Common Share, and (ii) 220,560 Strategic Warrants exercisable at $10.00 per Common Share.

(8)	Amount in column (b) for Mr. Hanley includes 130,153 Common Shares owned of record as of January 4, 2016 by Mr. Hanley plus 170,000 Common Shares with respect to which Mr. Hanley has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Act and are unissued Common Shares underlying (i) 10,000 Stock Options exercisable at $1.80 per Common Share, (ii) 60,000 Strategic Options exercisable at $1.70 per Common Share, (iii) 50,000 Strategic Options exercisable at $2.55 per Common Share, (iv) 25,000 Strategic Warrants exercisable at $5.00 per Common Share, (v) 25,000 Strategic Warrants exercisable at $10.00 per Common Share, and (vi) excludes 15,000 Common Shares issuable upon exercise of SARs because all such SARs exercisable at $2.00 per Common Share are out-of-the-money based on the Company's closing stock price as of January 4, 2016.

(9)	Amount in column (b) for Mr. Hamdan includes 1,177 Common Shares owned of record as of January 4, 2016 by Mr. Hamdan plus 1,160,000 Common Shares with respect to which Mr. Hamdan has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Act and are unissued Common Shares underlying (i) 160,000 Stock Options exercisable at $1.25 per Common Share, (ii) 750,000 Strategic Options exercisable at $1.70 per Common Share, (iii) 250,000 Strategic Options exercisable at $2.55 per Common Share, and (iv) excludes 675,000 Common Shares issuable upon exercise of SARs because all such SARs exercisable at $2.00 per Common Share are out-of-the-money based on the Company's closing stock price as of January 4, 2016.

(10)	Amount in column (b) for Mr. Tempest includes 1,012,911 Common Shares owned of record or beneficially as of January 4, 2016 by Mr. Tempest (of which 492,375 shares are owned of record by two affiliates of Mr. Tempest and deemed to be beneficially owned by Mr. Tempest) plus 349,397 Common Shares with respect to which Mr. Tempest has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Act and are unissued Common Shares underlying 349,397 Tempest Warrants exercisable at an exercise price equal to the greater of (a) $1.00 per Common Share, or (b) eighty percent (80%) of the closing price for a Common Share on the Trading Day immediately preceding the relevant exercise date.

(11)	Subject to community property laws where applicable, each beneficial owner named in column (a) has sole voting and investment power over the Common Shares beneficially owned by him listed in column (b).

Change in Control Arrangements

No change in control arrangements existed at December 31, 2014 or as of the date hereof.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with related persons

There were no transactions during the Registrant's 2014, 2013 or 2012 fiscal years or the period of 2015 through the date hereof, nor is there any currently proposed transaction, in which the Registrant or any of its subsidiaries was or is to be a participant and in which any related person had or will have a direct or indirect material interest, except as follows:

LLC plans to engage one of its shareholders, CCC-Oman, as the general contractor for the Omagine Project.

During 2012 Omagine engaged the son of Omagine’s President to perform website design services and paid him $1,000 plus 5,000 Strategic Options for services rendered. During 2014 Omagine paid him $7,200 for similar technology consulting services rendered and effective January 1, 2015 he was hired as a full time Company employee.

The Company incurred a marketing and promotional expense of $30,220 during 2012 for a sponsorship fee related to the World Conference on Innovation & Entrepreneurship (“WSIE”) which was held in Boston, Massachusetts in December 2012. The WSIE conference is owned by Tranzishen, LLC which is an entity owned by Mr. Sam Hamdan who is the Deputy Managing Director of our 60% owned subsidiary LLC and a consultant to Omagine.

Mr. Hamdan and Mr. Drohan intend to form a new corporation to be owned by them (“Newco”) which will not compete with Omagine.

Related Party Payables

At September 30, 2015 and at December 31, 2014, 2013, 2012 and 2011 Omagine has included $644,514, $863,831, $933,837, $707,088 and $1,024,802 respectively, of related party payables in its balance sheet. These amounts consisted of convertible notes payable (“Notes”) and accrued interest in the aggregate amounts of $224,946, 213,726, $198,726, $183,726 and $463,096 respectively, and unpaid salary and unreimbursed expenses due to Omagine officers and directors in the aggregate amount of $419,568, $650,105, $735,111, $523,362 and $561,706 respectively. The Notes are attached hereto as Exhibits 10.17, 10.18, 10.22 and 10.23.

Such $644,514, $863,831, $707,088 and $1,024,802 of related party payables at September 30, 2015 and at December 31, 2014, 2013, 2012 and 2011, respectively, are due and owing as follows:

Notes and accrued interest payable to officers and directors of Omagine:

	Sept. 30,	December 31,
	2015	2014	2013	2012	2011
Due to Frank J. Drohan, a director and the president of Omagine, interest at 8%, due on demand, convertible into common stock at a conversion price of $2.00 per share:

Principal	$0	$0	$0	$0	$192,054
Accrued interest	$0	$0	$0	$0	$51,649

Due to Charles P. Kuczynski, a director and the secretary of Omagine, interest at 8%, due on demand, convertible into common stock at a conversion price of $2.00 per share:

Principal	$0	$0	$0	$0	$39,961
Accrued interest	$0	$0	$0	$0	$10,747

Due to Louis J. Lombardo, a director of Omagine, interest at 10%, due on demand, convertible into common stock at a conversion price of $2.50 per share:

Principal	$150,000	$150,000	$150,000	$150,000	$150,000
Accrued interest	$74,946	$63,726	$48,726	$33,726	$18,685
Totals	$224,946	$213,726	$198,726	$183,726	$463,096

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Unpaid salary and unreimbursed expenses due to officers and directors of Omagine:

	Sept. 30,	December 31,
Name	2015	2014	2013	2012	2011
Due to Frank J. Drohan, a director and the president of Omagine	$113,502	$315,133	$399,329	$273,154	$298,114

Due to Charles P. Kuczynski, a director and the secretary of Omagine	$149,075	$171,575	$163,575	$145,658	$139,250

Due to William Hanley, the controller of Omagine	$148,241	$158,147	$168,207	$102,550	$110,592

Due to Louis J. Lombardo, a director of Omagine	$8,750	$5,250	$4,000	$1,500	$4,750

Due to Kevin O'C. Green, a director of Omagine	$0	$0	$0	$0	$8,500

Due to Salvatore J. Bucchere, a director of Omagine	$0	$0	$0	$500	$500

Totals	$419,568	$650,105	$735,111	$523,362	$561,706

Director Independence

Omagine complies with the standards of "independence" under the NASDAQ Marketplace Rules. Accordingly, a director will only qualify as an "independent director" if, in the opinion of our Board of Directors, that person does not have a material relationship with our Company which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director who is, or at any time during the past three years, was employed by Omagine or by any parent or subsidiary of Omagine, shall not be considered independent. Accordingly Louis J. Lombardo, Jack Smith and Alan Matus meet the definition of an "independent director" under NASDAQ Marketplace Rule 5605(a)(2). As of the date hereof three of the Registrant’s five directors, Mr. Lombardo, Mr. Smith and Mr. Matus are independent.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Certificate of Incorporation, our directors will not be personally liable to us or to our shareholders for monetary damages for any breach of their fiduciary duty as a director, except liability for the following:

●	Any breach of their duty of loyalty to our Company or to our stockholders.

●	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

●	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

●	Any transaction from which the director derived an improper personal benefit.

We believe that these limitation of liability provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability provisions in our Certificate of Incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are filing with the SEC a Post-Effective Amendment No. 1 Registration Statement on Form S-1 under the Securities Act, of which this Prospectus is a part, covering the securities being offered. As permitted by the SEC, this Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this Prospectus, please see the Registration Statement and the exhibits filed with the Registration Statement. A copy of the Registration Statement and the exhibits filed with the Registration Statement may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about the operation of the public reference room. The SEC also maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. Such periodic reports, proxy statements and other information are also available for inspection and copying at our Company website. The address of our website is www.omagine.com.

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January 13, 2016

OMAGINE, INC.

3,085,822 Shares of Common Stock

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this Prospectus or to make representations as to matters not stated in this Prospectus. You must not rely on unauthorized information. This Prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this Prospectus nor any sales made hereunder after the date of this Prospectus shall create an implication that the information contained herein or the affairs of Omagine have not changed since the date of this Prospectus.